     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 9, 1999
                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                            NABORS INDUSTRIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                               1381                              93-0711613
  (State or Other Jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer Identification
    Incorporation or Organization)       Classification Code Number)                    Number)

                             ---------------------

                        515 WEST GREENS ROAD, SUITE 1200
                              HOUSTON, TEXAS 77067
                                 (281) 874-0035
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------

                              ANTHONY G. PETRELLO
                     PRESIDENT AND CHIEF OPERATING OFFICER
                            NABORS INDUSTRIES, INC.
                        515 WEST GREENS ROAD, SUITE 1200
                              HOUSTON, TEXAS 77067
                                 (281) 874-0035
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ---------------------

                                With copies to:

                  MICHAEL P. ROGAN                                     EDGAR J. MARSTON III
      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                     BRACEWELL & PATTERSON, L.L.P.
              1440 NEW YORK AVENUE, NW                              SOUTH TOWER PENNZOIL PLACE
               WASHINGTON, D.C. 20005                            711 LOUISIANA STREET, SUITE 2900
                                                                     HOUSTON, TEXAS 77002-2781
                   (202) 371-7000                                         (713) 223-2900

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and at consummation of the merger contemplated by the Agreement and Plan of Merger dated as of January 10, 1999, as amended, attached as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities in an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM        PROPOSED MAXIMUM
       TITLE OF EACH CLASS             AMOUNT TO BE          OFFERING PRICE            AGGREGATE              AMOUNT OF
  OF SECURITIES TO BE REGISTERED        REGISTERED              PER UNIT             OFFERING PRICE       REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value, of
  Nabors Industries, Inc..........     21,010,486(1)           $21.164(2)           $444,666,974(3)          $123,618(4)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of Nabors common stock issuable upon consummation of the merger described in the Proxy Statement/Prospectus included in this Registration Statement, assuming exercise of all options to purchase shares of common stock of Pool Energy Services Co.

(2) Estimated solely for the purposes of computing the amount of the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933 on the basis of the average of the high and low prices per share of the outstanding shares of Pool Energy Services Co. Common Stock on August 3, 1999 ($21.164 per share), as reported on the Nasdaq National Market.

(3) Determined by multiplying the Proposed Maximum Offering Price Per Unit by the 20,498,035 outstanding shares of common stock of Pool Energy Services Co. (assuming exercise of all options to purchase shares of common stock of Pool Energy Services Co.).

(4) Pursuant to Rule 457(b), the amount of the registration fee has been reduced by the $80,298 paid on May 27, 1999 and the $20,383 paid on July 14, 1999 in connection with Pool's filing of a preliminary proxy statement/prospectus pursuant to Rule 14a-6 under the Securities Exchange Act of 1934. Accordingly, a registration fee of $22,937 has been paid in connection with the filing of this Registration Statement.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[Pool Energy                          POOL ENERGY SERVICES CO.
Services Co. Logo]     10375 RICHMOND AVENUE - HOUSTON, TEXAS - (713) 954-3000

                                 August 9, 1999

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of Pool Energy Services Co. to be held on September 28, 1999 at 10:00 a.m., local time, at 10375 Richmond Avenue, Houston, Texas 77042.

     At the Pool Special Meeting you will be considering and voting upon a matter of great importance to Pool: the merger of Pool and a wholly-owned subsidiary of Nabors Industries, Inc. If the transaction is approved by the Pool shareholders, and is completed, each outstanding Pool share, other than shares held by Nabors and an affiliate of Nabors, will be converted into 1.025 shares of common stock of Nabors in a tax-free exchange. A cash payment will be made instead of any fractional share.

     The Pool Board believes that the larger, financially strong combined company will benefit from significant synergies while affording investors enhanced investment liquidity and diversification of risk.

     The attached Joint Proxy Statement/Prospectus provides you with detailed information regarding the transaction and I urge you to read it carefully. A copy of the merger agreement is attached to that document as Appendix A.

     Your Board of Directors has unanimously approved the merger and has determined that it is in the best interest of, and fair to, the Pool shareholders, and recommends that all Pool shareholders vote FOR the approval of the merger.

WHETHER OR NOT YOU ARE PERSONALLY ABLE TO ATTEND THE POOL SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. IT IS IMPORTANT THAT YOUR POOL SHARES BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD BECAUSE THE HOLDERS OF
66 2/3% OF THE OUTSTANDING POOL SHARES MUST APPROVE THE MERGER. SHARES HELD BY YOU AND NOT VOTED WILL HAVE THE EFFECT OF A VOTE AGAINST THE TRANSACTION.

                                               Very truly yours,
                                               /s/ J.T. JONGEBLOED

                                                        J.T. Jongebloed
                                                    Chairman, President and
                                                    Chief Executive Officer

                            POOL ENERGY SERVICES CO.
                             10375 RICHMOND AVENUE
                              HOUSTON, TEXAS 77042

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 28, 1999

TO THE SHAREHOLDERS OF
POOL ENERGY SERVICES CO.:                                         August 9, 1999

     A Special Meeting of the Shareholders of Pool Energy Services Co. will be held at 10375 Richmond Avenue, Houston, Texas 77042, on September 28, 1999, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 10, 1999, as amended, among Pool, Nabors Industries, Inc., a Delaware corporation, and a recently formed wholly-owned subsidiary of Nabors, pursuant to which, among other things:
     (i) the new Nabors subsidiary will be merged with and into Pool, resulting in Pool becoming a subsidiary of Nabors, and (ii) each issued and outstanding share of common stock of Pool (other than shares held by Pool and its subsidiaries, which will be canceled, and shares held by Nabors and an affiliate of Nabors which will remain outstanding as shares in the surviving corporation) will be converted into the right to receive 1.025 fully paid, nonassessable shares of Nabors common stock (with a cash payment in lieu of any fractional share); and

          2. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on August 6, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All shareholders are cordially invited to attend the meeting.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER PROPOSAL.

                                          By Order of the Board of Directors,
                                          /s/ GEOFFREY ARMS
                                          Geoffrey Arms
                                          Corporate Secretary

                                                      [Pool Energy Services Co.]
[Nabors Industries, Inc. Logo]

PROSPECTUS                                                       PROXY STATEMENT

                             ---------------------

     Nabors Industries, Inc. and Pool Energy Services Co. have entered into a merger agreement which provides that Nabors will acquire Pool through a merger. Before we can complete this merger, the agreement must be approved by Pool's shareholders. We are sending you, the Pool shareholders, this document to ask you to vote in favor of the merger at a special shareholder meeting to be held for this purpose.

     Upon completion of the merger, for each share of Pool common stock you own just before the merger you will receive 1.025 shares of Nabors common stock, with a cash payment instead of any fractional share. After the merger, Nabors and its affiliate will own all the outstanding common stock of Pool. Former Pool shareholders, other than Nabors and an affiliate of Nabors whose shares of Pool common stock owned prior to the merger will remain outstanding as shares in the surviving corporation, will own approximately 14% of Nabors' then outstanding common stock. Nabors common stock trades on the American Stock Exchange under the symbol "NBR."

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger. If you do not return your card, the effect will be a vote against the merger.

     The date, time and place of the shareholder meeting is:

                               September 28, 1999
                             10:00 a.m., local time
                             10375 Richmond Avenue
                              Houston, Texas 77042

     AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF POOL HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF, AND FAIR TO, THE POOL SHAREHOLDERS, HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AT THE SPECIAL SHAREHOLDER MEETING.

     This document provides you with detailed information about the proposed merger. We encourage you to read it carefully. You can also get information about Pool and Nabors from documents that have been filed with the Securities and Exchange Commission.

     THIS TRANSACTION INVOLVES VARIOUS RISKS AND UNCERTAINTIES, INCLUDING THOSE DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 11.

--------------------------------------------------------------------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF NABORS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

     This document provides detailed information about Pool, Nabors and the proposed merger. You should read this entire document carefully. This document is dated August 9, 1999, and is first being mailed to Pool shareholders on or about August 11, 1999.

                               TABLE OF CONTENTS

SUMMARY.....................................................    1
  The Companies.............................................    1
  The Merger................................................    2
  The Special Meeting.......................................    6
  Risk Factors..............................................    6
  Comparison of Rights of Pool Shareholders and Nabors
     Stockholders...........................................    6
  Other Recent Developments.................................    7
  Forward-Looking Statements................................    7
  Summary Selected Historical and Unaudited Pro Forma
     Combined Financial Data................................    8
RISK FACTORS................................................   11
  Risks Relating to the Transaction.........................   11
     Changes in the relationship between the Pool common
      stock trading price and the Nabors common stock
      trading price may cause the value of the merger
      consideration to decrease.............................   11
     If Nabors breaches the merger agreement, its payments
      to Pool may not cover Pool's losses...................   11
     The termination fee may deter potentially more
      favorable competing offers; if Pool must pay the
      termination fee, the payment will reduce its cash and
      could reduce the trading price for its common stock...   11
  Risks Relating to Nabors and its Business.................   12
     Decreased oil and gas prices could adversely affect
      drilling and workover activity and Nabors' revenues,
      cash flows and profitability..........................   12
     Nabors operates in a highly competitive industry with
      excess capacity, which may adversely affect Nabors'
      results of operations.................................   12
     The nature of Nabors' operations presents inherent
      risks of loss that, if not insured or indemnified
      against, could adversely affect its results of
      operations............................................   13
     The profitability of Nabors' international operations
      could be adversely affected by war, civil disturbance
      or economic turmoil...................................   13
     Exposure to environmental liabilities could adversely
      affect Nabors' results of operations..................   13
     Nabors could be adversely affected if it loses the
      services of Mr. Isenberg, Mr. Petrello or Mr.
      Stratton..............................................   14
     Nabors, as a holding company, depends on its
      subsidiaries to meet its financial obligations........   14
     Under existing dividend policy Nabors does not pay
      dividends.............................................   14
     As Nabors and its shareholders have a considerable
      number of shares of common stock available for
      issuance and resale, significant issuances or resales
      in the future may adversely affect the market price of
      Nabors common stock...................................   14
     Provisions of Nabors' organizational documents may
      deter a change of control transaction and decrease the
      likelihood of a stockholder receiving a change of
      control premium.......................................   14
     Year 2000 issues present risks to Nabors' business
      operations in several ways............................   14
WHERE YOU CAN FIND MORE INFORMATION.........................   15
COMPARATIVE MARKET PRICE DATA...............................   17
THE SPECIAL MEETING.........................................   18
  Notice of Meeting.........................................   18
  Record Date; Shares Entitled to Vote......................   18
  Quorum....................................................   18
  Vote Required.............................................   18
  Effect of Abstentions and Broker Non-Votes................   18
  Voting of Proxies.........................................   19
  Revocation of Proxies.....................................   19
  Solicitation of Proxies; Expenses.........................   19
  Shares Held by Pool Management and Others.................   19

THE MERGER...................................................................................................         20
  General....................................................................................................         20
  Background of the Merger...................................................................................         20
  Reasons for the Merger; Recommendation of the Pool Board...................................................         23
  Opinion of Pool's Financial Advisor........................................................................         25
  Effective Time.............................................................................................         30
  Exchange of Certificates...................................................................................         30
  Federal Securities Laws Consequences.......................................................................         30
  American Stock Exchange Listing of Nabors Common Stock.....................................................         31
  Certain Effects of the Merger..............................................................................         31
  Interests of Certain Persons in the Merger.................................................................         31
  Regulatory Matters.........................................................................................         33
  Source and Amount of Funds.................................................................................         33
  Management of Nabors Following the Merger..................................................................         34
  Absence of Rights of Dissenting Shareholders...............................................................         34
  Certain United States Federal Income Tax Consequences of the Merger........................................         34
  Accounting Treatment.......................................................................................         35
THE MERGER AGREEMENT.........................................................................................         36
  The Merger.................................................................................................         36
  Conversion of Securities...................................................................................         36
  Representations and Warranties.............................................................................         38
  Covenants..................................................................................................         39
  Closing Conditions.........................................................................................         42
  Termination................................................................................................         43
  Fees, Expenses and Other Payments..........................................................................         44
  Amendment; Waiver..........................................................................................         44
  Amendment of Pool Rights Agreement.........................................................................         44
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS..................................................         46
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS.........................................         51
PRINCIPAL SHAREHOLDERS OF POOL...............................................................................         55
COMPARISON OF SECURITYHOLDER RIGHTS..........................................................................         56
  Pool Rights Agreement......................................................................................         61
LEGAL OPINIONS...............................................................................................         62
EXPERTS......................................................................................................         62
SHAREHOLDER PROPOSALS........................................................................................         62
OTHER MATTERS................................................................................................         63

APPENDIX A -- Agreement and Plan of Merger
APPENDIX B -- Opinion of Morgan Stanley & Co. Incorporated

                                    SUMMARY

     This summary is qualified by, and should be read along with, the more detailed information contained in the rest of this document, including the attached appendices and the financial statements and related notes included or incorporated by reference into this document. We urge you to read all of these materials carefully.

                                 THE COMPANIES

POOL ENERGY SERVICES CO.

     Pool is a diversified energy services company principally engaged in providing well-servicing, workover and drilling rig services and related transportation services on land and offshore in the United States and selected international markets. As of June 30, 1999, Pool's worldwide rig fleet included 783 land well-servicing/workover rigs, 29 land drilling rigs and 27 offshore rigs (14 platform workover rigs, six platform drilling rigs and seven jack-up rigs). In the United States, Pool operates in several oil and natural gas producing states, with specific concentration onshore in Texas, California, Alaska, Oklahoma, New Mexico and North Dakota, and offshore in the Gulf of Mexico. As of June 30, 1999, Pool also owned or leased and operated 294 fluid hauling trucks, 971 fluid storage tanks, 16 salt water disposal wells and other auxiliary equipment used in its domestic onshore operations and 27 offshore support vessels in the Gulf of Mexico. Internationally, Pool has a substantial presence in Saudi Arabia, where it is one of the largest providers of drilling and workover services and has been providing such services for over 20 years. Other international markets where Pool has an established presence include Argentina, Australia, Ecuador, Guatemala, Malaysia, Oman and Pakistan. Pool's principal executive offices are located at 10375 Richmond Avenue, Houston, Texas 77042, and its telephone number is (713) 954-3000.

NABORS INDUSTRIES, INC.

     Nabors is the largest land drilling contractor in the world, with over 470 actively marketed land drilling rigs as of July 31, 1999. Nabors conducts oil and gas land drilling operations in North America, including the lower 48 United States, Alaska and Canada, and internationally, primarily in South America and the Middle East. Offshore, Nabors markets 25 platform, six jack-up and two barge drilling rigs in the Gulf of Mexico and several international markets. To supplement its primary businesses, Nabors offers a number of ancillary well-site services, including oilfield management, engineering, transportation, construction, maintenance, well logging and other support services, in selected domestic and international markets. In addition, Nabors manufactures and leases or sells top drives for a broad range of drilling rig applications and Nabors manufactures and leases or sells rig instrumentation equipment and rig reporting software. Nabors' principal executive offices are located at 515 West Greens Road, Suite 1200, Houston, Texas 77067, and its telephone number is (281) 874-0035.

                                   THE MERGER

GENERAL

     Nabors will acquire Pool in the merger. Pool will continue in existence immediately after the merger as a subsidiary of Nabors.

TREATMENT OF POOL COMMON STOCK

     In the merger, each issued and outstanding share of Pool common stock (other than shares held by Pool and its subsidiaries which will be canceled, and shares held by Nabors and an affiliate of Nabors which will remain outstanding as shares in the surviving corporation) will be converted into the right to receive 1.025 shares of Nabors common stock. See "The Merger
Agreement -- Conversion of Securities."

OPINION OF POOL'S FINANCIAL ADVISOR

     In deciding to approve the merger, the Pool Board considered the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, that, as of the date of the opinion, the exchange ratio of 1.025 shares of Nabors common stock for each share of Pool common stock was fair to the shareholders of Pool (other than Nabors and its subsidiaries) from a financial point of view. We have attached as Appendix B the written opinion of Morgan Stanley dated January 10, 1999. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Morgan Stanley in providing its opinion. See "The Merger -- Opinion of Pool's Financial Advisor."

RECOMMENDATION OF THE POOL BOARD

     The Pool Board unanimously approved the merger agreement, believes that the merger is in the best interests of, and fair to, the Pool shareholders and unanimously recommends that you vote to approve the merger agreement at the Pool special shareholders meeting.

     After weighing both the positive and negative aspects of the merger with Nabors, the Pool Board based its determination and recommendation principally on the following grounds:

     - the conclusion that, after exploring other alternatives, a merger with Nabors on the terms set forth in the merger agreement offered Pool shareholders value superior to the value expected to be generated through the pursuit of Pool's own growth strategies;

     - the conclusion that the increased size of the combined company could have certain benefits, including:

      - the potential for an enhanced ability to weather the current downturn in the oil business and related oil service industries;

      - the potential for enhanced purchasing economies;

      - a financial and strategic position to pursue additional consolidation opportunities;

      - an enhanced credit standing;

      - a higher profile with investors; and

      - substantially greater liquidity for shareholders;

     - the expectation that the merger will be a tax-free transaction to Pool and its shareholders; and

     - the fact that the 1.025 exchange ratio represents a significant premium over the average exchange ratio of the Pool shares and the Nabors shares during the three years preceding the date of the merger agreement.

NO DISSENTERS' RIGHTS FOR SHAREHOLDERS

     Under Texas law, shareholders of Pool will not be entitled to exercise any rights to dissent from the merger.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     It is a condition to the consummation of the merger that Pool receive an opinion from its special tax counsel, Bracewell & Patterson, L.L.P., and that Nabors receive an opinion from its special tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, to the effect that, based upon certain facts, representations and assumptions, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The issuance of such opinions is conditioned on, among other things, such tax counsel's receipt of representation letters from each of Pool, Nabors and Nabors' acquisition subsidiary, in each case, in form and substance reasonably satisfactory to each such tax counsel. No ruling has been (or will be) sought from the Internal Revenue Service with respect to the merger. Assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, no gain or loss will be recognized for United States federal income tax purposes by holders of Pool common stock who exchange their common stock for Nabors common stock pursuant to the merger (except with respect to cash received by holders of Pool common stock instead of fractional shares of Nabors common stock). See "The Merger -- Certain United States Federal Income Tax Consequences of the Merger." Holders of Pool common stock are urged to consult their tax advisors as to the specific tax consequences to them of the merger.

PROHIBITION ON SOLICITATION OF COMPETING TRANSACTIONS

     So long as the merger agreement is in effect, Pool is prohibited from initiating, soliciting or encouraging the submission of any proposal by, or entering into any discussions or negotiations with, a third party relating to a competing acquisition transaction. A competing acquisition transaction includes any of the following:

     - a merger or consolidation of Pool or its subsidiaries;

     - the sale or other disposition of all or substantially all of the properties and assets of Pool or any other material properties and assets; or

     - a tender or exchange offer for more than 15% of the outstanding shares of Pool common stock.

     If the Pool Board, after consulting with legal counsel, determines in good faith that it must do so in order to comply with its fiduciary duties, then Pool may, in response to an unsolicited competing acquisition proposal meeting specified criteria, participate in discussions and negotiations regarding that proposal. See "The Merger Agreement -- Covenants -- No Solicitation."

CONDITIONS TO THE MERGER

     The conditions to the obligations of all parties to consummate the merger include:

     - the adoption of the merger agreement by the shareholders of Pool;

     - the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

     - the absence of any injunction or other legal restraint prohibiting the merger.

     The conditions to the obligations of each party to consummate the merger include:

     - that the other party not have suffered a material adverse effect in its business or operations since the date of the merger agreement;

     - that the representations and warranties of the other party in the merger agreement be true, except where the failure to be true would not have a material adverse effect on the other party; and

     - that the other party has complied in all material respects with its covenants in the merger agreement.

     The conditions to the obligations of Nabors to consummate the merger include:

     - the amendment of the agreements governing Pool's activities in Saudi Arabia in a manner satisfactory to Nabors so that the merger will not adversely affect in a material way the operations of Pool and Nabors in that country and that the merger will not result in a change of control of Pool's subsidiary operating in Saudi Arabia; and

     - the absence of (a) any required divestiture of assets by Pool or Nabors as a condition to the expiration of the waiting period under the Hart-Scott-Rodino Act that Nabors does not wish to accept or (b) any other conditions, restrictions or limitations imposed by federal antitrust authorities affecting Nabors' ownership of Pool's assets that Nabors does not wish to accept.

     See "The Merger Agreement -- Closing Conditions."

TERMINATION; FEES AND EXPENSES

     The merger agreement may be terminated if any of the following occurs:

     - the merger agreement is not adopted by Pool's shareholders;

     - either Pool or Nabors breaches any of its covenants or agreements contained in the merger agreement, unless the breaching party is exercising its reasonable best efforts to cure the breach;

     - the representations and warranties of Pool or Nabors contained in the merger agreement are or become untrue, except where the failure to be true and correct would not have a material adverse effect on the party whose representations or warranties are or become untrue;

     - the merger is not consummated on or before October 1, 1999 or within the specified extension period;

     - the Pool Board withdraws its recommendation of the merger agreement or recommends that a competing acquisition proposal be adopted by the shareholders of Pool;

     - the Pool Board determines that proceeding with the merger would be inconsistent with its fiduciary duties because of the existence of a competing acquisition proposal; or

     - federal antitrust authorities require divestiture of assets by Pool or Nabors as a condition to permitting the waiting period under the Hart-Scott-Rodino Act to expire or these authorities impose conditions, restrictions or limitations on Nabors' ownership of Pool's assets and Nabors does not wish to comply with such requirement, conditions, restrictions or limitations.

     If the merger agreement is terminated under specified circumstances, then either Pool or Nabors may become obligated to make a payment to the other party. In particular, if the merger agreement is terminated because a party breaches a covenant, agreement, representation or warranty, then the breaching party must make a payment to the other party in the amount of $15 million in cash, plus all actual, documented third party costs. If the merger agreement is terminated for specified reasons involving a competing acquisition proposal, Pool must make a payment to Nabors in the amount of $15 million, plus all actual, documented third party costs. See "The Merger Agreement -- Termination" and "-- Fees, Expenses and Other Payments."

CLOSING

     Pool and Nabors expect to consummate the merger promptly after the conditions to closing set forth in the merger agreement are fulfilled or waived. It is anticipated that the last of the conditions to be fulfilled will be either the amendment of the agreements governing Pool's activities in Saudi Arabia in a manner satisfactory to Nabors or the adoption of the merger agreement by the Pool shareholders. Pool and Nabors are working towards completing the merger as quickly as possible and expect to consummate the transaction on October 1, 1999 or as soon thereafter as is practicable. See "The Merger -- Effective Time."

SURRENDER OF SHARE CERTIFICATES; PAYMENT FOR SHARES

     Promptly after the merger is consummated, Nabors will mail a transmittal form to each record holder of shares of Pool common stock, other than Nabors and an affiliate of Nabors, describing the procedure for surrendering Pool share certificates. SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM. Shareholders who submit their certificates and a completed transmittal form will receive:

     - certificates for the whole number of shares of Nabors common stock which the holder has the right to receive; and

     - cash instead of fractional shares of Nabors common stock.

No interest will be paid on any cash payable upon surrender of certificates. See "The Merger -- Exchange of Certificates" and "The Merger Agreement -- Conversion of Securities."

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOURS

     In considering the recommendation of the Pool Board regarding the merger, you should be aware of the interests which certain executive officers and directors of Pool have in the merger that are different from your interests and their interests as shareholders.

     J. T. Jongebloed, Chairman, President and Chief Executive Officer, E. J. Spillard, Senior Vice President, Finance, R. G. Hale, Group Vice
President -- International Operations, G. G. Arms, Vice President and General Counsel and Corporate Secretary, L. E. Dupre, Vice President -- Human Resources and eleven other officers and employees have entered into change in control agreements with Pool. These agreements provide for compensation to these persons in order to ensure that management of Pool remains intact and focused on Pool's business matters while the merger is pending. When the merger occurs, long-term incentive plan awards and stock options held by these persons will become fully vested. Upon termination of employment within three years after the merger, such persons receive, among other things, a cash payment equal to three times their base salary at the time of termination and target bonus for the preceding year plus an additional cash payment sufficient to pay all applicable excise taxes. If all holders of change in control agreements were terminated immediately following the completion of the merger, Messrs. Jongebloed, Spillard, Hale, Arms, Dupre and all others as a group would receive cash payments estimated at $4,233,000, $1,713,000, $2,148,00, $1,053,000, $1,245,000 and $8,325,000,
respectively, assuming a market price of $23.00 per share of Nabors common stock on the day before the merger.

     Effective upon completion of the merger, stock options to purchase an aggregate of 535,773 shares of Pool common stock will become vested, including stock options to purchase 286,610 shares of Pool common stock held by directors and executive officers of Pool. The equity appreciation in the options may be converted into cash or the options exchanged for options of varying terms issued by Nabors, all at the election of the holders. It is expected that the Pool Board will vote to exempt from Section 16(b) of the Securities Exchange Act of 1934 the dispositions in connection with the merger of shares of Pool common stock held by directors and executive officers of Pool.

     At the closing of the merger, long-term incentive plan awards covering an aggregate of 141,229 shares of Pool common stock will become payable, including incentive awards covering 102,253 shares payable to executive officers of Pool. Additionally, the forfeiture restrictions will be lifted on an aggregate of 88,468 shares of Pool common stock held by directors and executive officers that have been paid previously as incentive awards.

     Nabors has agreed to continue in effect indemnification provisions applicable to the surviving corporation immediately following the merger for Pool's directors and officers and to maintain directors' and officers' liability insurance covering Pool's directors and officers for a period of six years.

     See "The Merger -- Interests of Certain Persons in the Merger."

                              THE SPECIAL MEETING

     At the special shareholder meeting, the holders of Pool common stock will be asked to approve the merger agreement. You may vote at the special shareholder meeting if you were the record owner of Pool common stock at the close of business on August 6, 1999. You will have one vote for each share of Pool common stock you own. On that date, there were 21,286,031 shares of Pool common stock outstanding.

     The vote of 66 2/3% of the outstanding shares of Pool common stock entitled to vote is required to approve the merger agreement.

     On the record date, Nabors and an affiliate of Nabors owned 2,209,500 shares of Pool common stock (approximately 10.4% of the shares then outstanding), and the directors and executive officers of Pool owned an additional 157,964 shares of Pool common stock (approximately 0.7% of the shares then outstanding). We expect that all of these shares will be voted to approve the merger agreement at the Pool special meeting. The Pool Board also has the right to vote an additional 769,231 shares of Pool common stock (approximately 3.6% of the shares of Pool common stock outstanding on the record date) pursuant to an agreement with the former owner of an acquired company. The merger agreement provides that Pool, through the Pool Board, will vote all of these shares in favor of approval of the merger agreement and the merger.

     See "The Special Meeting."

                                  RISK FACTORS

     In determining whether to vote to adopt the merger agreement, shareholders should carefully consider the matters set forth under "Risk Factors," among others.

       COMPARISON OF RIGHTS OF POOL SHAREHOLDERS AND NABORS STOCKHOLDERS

     As a result of different governing laws and organizational documents, Pool shareholders will have different rights as holders of Nabors common stock than they currently have as holders of Pool common stock. See "Comparison of Securityholders' Rights."

                           OTHER RECENT DEVELOPMENTS

     On April 7, 1999, an acquisition subsidiary of Nabors merged with and into Bayard Drilling Technologies Inc. As a result of that merger, Bayard became a wholly-owned subsidiary of Nabors. Nabors issued approximately 6.2 million shares of its common stock and paid $5.5 million in cash to the former shareholders of Bayard in exchange for all of the outstanding capital stock of Bayard. All obligations of Bayard prior to its merger with Nabors' acquisition subsidiary, including its debt, remained the obligations of Bayard after the merger.

     Nabors held its annual meeting of stockholders on June 8, 1999. The sole matter voted upon at the annual meeting was the election of three Class II directors. At the annual meeting Anthony G. Petrello, Myron M. Sheinfeld and Martin J. Whitman were re-elected to the Nabors Board to serve three-year terms expiring in 2002.

     On June 30, 1999, Nabors announced the redemption of all of its outstanding 5% convertible Subordinated Notes due 2006 on July 15, 1999. The 5% notes were redeemable at $1,035 per $1,000 principal amount plus accrued interest from May 15, 1999 to the redemption date. Instead of redemption, holders of 5% notes could elect to convert each $1,000 principal amount held into 55.172 shares of Nabors common stock at a conversion price of $18.125 per share. Of the $172,498,000 principal amount outstanding on July 15, 1999, $163,000 was redeemed and the remainder was converted into 9,508,158 shares of Nabors common stock.

     On July 6, 1999, Nabors commenced a tender offer and consent solicitation with respect to the $100 million aggregate principal amount of 11% Senior Notes due 2005 of Bayard. The offer expired on August 3, 1999, and Nabors purchased all $100 million principal amount of the Bayard notes for aggregate consideration of approximately $111.5 million.

                           FORWARD-LOOKING STATEMENTS

     The statements in this document and the documents incorporated by reference that relate to matters that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. When used in this document, words such as "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may," "predict" and similar expressions are intended to identify forward-looking statements. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include the following:

     - fluctuations in worldwide prices and demand for oil and gas;

     - fluctuations in levels of oil and gas exploration and development activities;

     - fluctuations in the demand for contract drilling and oilfield services;

     - the existence of competitors, technological changes and developments in the industry;

     - the existence of operating risks inherent in the contract drilling and oilfield services industries;

     - the existence of regulatory uncertainties, the possibility of political instability in any of the countries in which Pool and Nabors do business; and

     - year 2000 issues and general economic conditions, in addition to the other matters discussed under "Risk Factors."

     In addition, actual benefits resulting from the merger may be less than those anticipated by the two companies as a result of unanticipated events that may occur in the integration of the business of Pool into the business of Nabors.

  SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following tables present selected historical financial data of Nabors, Bayard and Pool and unaudited selected pro forma combined financial data after giving effect to the acquisition of all of the outstanding capital stock of Bayard and Pool by Nabors under the purchase method of accounting and the completion by Nabors of three separate debt transactions. The data for Nabors was derived for each of the four fiscal years ended September 30, 1997 and the fiscal year ended December 31, 1998 from audited financial statements filed in Nabors' Annual Reports on Form 10-K. The data for Bayard and its predecessors and for Pool was derived for each of the five years ended December 31, 1998 from audited financial statements filed in each company's Annual Reports on Form 10-K. The data for the three months ended March 31, 1999 and 1998 was derived from unaudited financial statements filed in the Quarterly Report on Form 10-Q filed by each of Nabors, Bayard and Pool for the quarter ended March 31, 1999. In the opinion of management of each of Nabors, Bayard and Pool, such unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations of such interim periods.

     The historical financial data for Bayard for the year ended December 31, 1997 includes the results of Bayard's consolidated subsidiaries as follows:
Trend Drilling Co., beginning May 1, 1997; Ward Drilling Company, Inc., beginning May 30, 1997; and Bonray Drilling Corporation, beginning October 16, 1997. The historical financial data for Bayard for the three years ended December 31, 1996 relate to the operations of Anadarko Drilling Company, the predecessor of Bayard, and generally include the financial results of the operation of eight rigs. The historical financial data for Pool for the year ended December 31, 1998 includes the results of Sea Mar, Inc. beginning March 31, 1998. The selected historical financial data for each entity coincides with its respective historical annual reporting period. Nabors changed its fiscal year end from September 30 to December 31, effective for the fiscal year beginning January 1, 1998. A three-month transition period from October 1, 1997 through December 31, 1997 preceded the start of Nabors' new fiscal year. Nabors has recast its financial data to conform to the presentation of the twelve months ended December 31, 1997 by adjusting its audited results for the year ended September 30, 1997 to exclude the unaudited results for the quarter ended December 31, 1996 and to include the audited results for the quarter ended December 31, 1997. Upon consummation of the merger, the fiscal year of the combined company will end on December 31.

     The companies derived or prepared the unaudited selected pro forma combined financial data consistently with the unaudited pro forma combined condensed financial statements included in this document. The unaudited selected pro forma combined financial data does not indicate what the combined results of operations of Nabors, Bayard and Pool would have been had the merger occurred as of the dates indicated or the results of operation that the combined company may obtain in the future. The unaudited selected pro forma combined financial data does not reflect the anticipated cost savings resulting from integration of the operations of Nabors, Bayard and Pool.

     Shareholders should read the following selected historical and unaudited pro forma combined financial data in conjunction with the historical and pro forma combined financial statements and notes incorporated by reference or included in this document.

                   SUMMARY SELECTED HISTORICAL FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                        UNAUDITED
                                                                                          TWELVE
                                                                        THREE MONTHS      MONTHS
                                   YEAR ENDED SEPTEMBER 30,                ENDED          ENDED        YEAR ENDED
                          -------------------------------------------   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                            1994       1995       1996        1997          1997           1997           1998
                          --------   --------   --------   ----------   ------------   ------------   ------------
NABORS -- HISTORICAL
Revenues................  $484,268   $572,788   $719,743   $1,029,303    $  302,806     $1,115,032     $  968,463
Net income from
 continuing
 operations.............     1,350     51,104     70,500      114,808        41,327        136,020        124,988
Comprehensive income....        --     50,191     73,852      130,542        31,227        138,242        107,335
Earnings per diluted
 share from continuing
 operations.............       .02        .57        .75         1.08           .37           1.24           1.16
Dividends per common
 share..................        --         --         --           --            --             --             --
Book value per common
 share at end of
 period.................        --         --         --           --            --             --           8.61
Total assets............   490,273    593,272    871,274    1,234,232     1,281,306      1,281,306      1,450,242
Long-term obligations...    61,879     51,478    229,504      229,507       226,299        226,299        217,034
Stockholders' equity....   317,424    368,750    457,822      727,843       767,340        767,340        867,469


                                 UNAUDITED
                            THREE MONTHS ENDED
                                 MARCH 31,
                          -----------------------
                             1998         1999
                          ----------   ----------
NABORS -- HISTORICAL
Revenues................  $  286,880   $  149,692
Net income from
 continuing
 operations.............      39,692       11,964
Comprehensive income....      39,941       18,172
Earnings per diluted
 share from continuing
 operations.............         .36          .12
Dividends per common
 share..................          --           --
Book value per common
 share at end of
 period.................          --         8.79
Total assets............   1,309,718    1,700,096
Long-term obligations...     222,268      537,967
Stockholders' equity....     818,114      885,922



                                    YEAR ENDED DECEMBER 31,                                            YEAR ENDED
                          -------------------------------------------                                 DECEMBER 31,
                            1994       1995       1996        1997                                        1998
                          --------   --------   --------   ----------                                 ------------
BAYARD -- HISTORICAL
Revenues................  $  9,910   $  7,708   $  9,853   $   55,747                                  $   79,072
Net (loss) income from
 continuing
 operations.............      (657)      (222)       267        1,916                                      (5,244)
Earnings (loss) per
 diluted share from
 continuing
 operations.............        --         --         --          .17                                        (.29)
Dividends per common
 share..................        --         --         --           --                                          --
Book value per common
 share at end of
 period.................        --         --         --           --                                        9.51
Total assets............     6,149      8,054     34,673      240,488                                     319,340
Long-term obligations...        --         --      6,053       25,160                                     111,683
Stockholders' (deficit)
 equity.................       (54)      (276)    26,251      178,462                                     173,005

                                 UNAUDITED
                            THREE MONTHS ENDED
                                 MARCH 31,
                          -----------------------
                             1998         1999
                          ----------   ----------
BAYARD -- HISTORICAL
Revenues................  $   23,962   $   10,976
Net (loss) income from
 continuing
 operations.............       1,757       (7,258)
Earnings (loss) per
 diluted share from
 continuing
 operations.............         .10         (.40)
Dividends per common
 share..................          --           --
Book value per common
 share at end of
 period.................          --         9.09
Total assets............     246,594      305,834
Long-term obligations...      23,248      110,166
Stockholders' (deficit)
 equity.................     180,232      165,976




                                    YEAR ENDED DECEMBER 31,                                            YEAR ENDED
                          -------------------------------------------                                 DECEMBER 31,
                            1994       1995       1996        1997                                        1998
                          --------   --------   --------   ----------                                 ------------
POOL -- HISTORICAL
Revenues................  $229,175   $277,305   $348,558   $  451,922                                  $  455,741
Net (loss) income from
 continuing
 operations.............   (12,729)     3,132      9,640       26,678                                      21,808
(Loss) earnings per
 diluted share from
 continuing
 operations.............      (.94)       .23        .58         1.36                                        1.05
Dividends per common
 share..................        --         --         --           --                                          --
Book value per common
 share at end of
 period.................        --         --         --           --                                       13.85
Total assets............   209,818    248,443    341,217      479,195                                     664,139
Long-term obligations...       369     15,784     23,068       79,322                                     172,847
Stockholders' equity....   128,639    136,027    197,123      233,738                                     291,448

                                 UNAUDITED
                            THREE MONTHS ENDED
                                 MARCH 31,
                          -----------------------
                             1998         1999
                          ----------   ----------
POOL -- HISTORICAL
Revenues................  $  117,712   $   81,027
Net (loss) income from
 continuing
 operations.............       7,453          535
(Loss) earnings per
 diluted share from
 continuing
 operations.............         .38          .03
Dividends per common
 share..................          --           --
Book value per common
 share at end of
 period.................          --        13.86
Total assets............     675,597      662,207
Long-term obligations...     168,522      187,847
Stockholders' equity....     276,314      294,061

          UNAUDITED SUMMARY SELECTED PRO FORMA COMBINED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               UNAUDITED         UNAUDITED
                                                               YEAR ENDED    THREE MONTHS ENDED
                                                              DECEMBER 31,       MARCH 31,
                                                                  1998              1999
                                                              ------------   ------------------
PRO FORMA COMBINED
  Revenues..................................................   $1,516,809        $  241,695
  Net income from continuing operations.....................      156,047             8,255
  Earnings per diluted share from continuing operations.....         1.13               .06
  Dividends per common share................................           --                --
  Book value per common share at end of period..............        10.32             10.43
  Total assets..............................................                      2,386,097
  Long-term obligations.....................................                        523,482
  Stockholders' equity......................................                      1,418,925
Pool equivalents:
  Earnings per diluted share from continuing operations.....         1.16               .06
  Dividends per common share................................           --                --
  Book value per common share at end of period..............        10.58             10.69

                                  RISK FACTORS

     In addition to other information contained or incorporated by reference in this document, shareholders should carefully consider these risk factors before submitting a proxy card or voting at the special meeting.

RISKS RELATING TO THE TRANSACTION

     Changes in the relationship between the Pool common stock trading price and the Nabors common stock trading price may cause the value of the merger consideration to decrease. The merger agreement does not provide Pool shareholders with any protection against adverse changes in the relative prices of Nabors common stock and Pool common stock. The merger consideration of 1.025 shares of Nabors common stock per share of Pool common stock is fixed by the merger agreement. As a result, the number of shares of Nabors common stock to be issued in exchange for each share of Pool common stock will not be adjusted. The trading prices of Nabors common stock and Pool common stock at the time that the merger is consummated may vary from their prices at the date of this document. If the trading price of the Nabors common stock decreases relative to the trading price of the Pool common stock or the trading price of the Pool common stock increases relative to the trading price of the Nabors common stock, the value of the merger consideration may be less than would be expected based on current prices. Nevertheless, there will be no adjustment to the merger consideration in either circumstance. We encourage you to obtain current market quotations for shares of Pool common stock and Nabors common stock.

     If Nabors breaches the merger agreement, its payments to Pool may not cover Pool's losses. The merger agreement provides Pool with limited monetary remedies in the event that the merger agreement is terminated because of a breach by Nabors. Under certain circumstances, the limited monetary remedies could be significantly less than Pool's actual damages arising out of the breach. Furthermore, if the merger agreement is terminated, Pool may be unable to procure another bidder that will offer Pool's shareholders consideration of equivalent value to the merger consideration. The merger agreement provides that if the agreement is terminated by Pool because:

     - Nabors breaches any covenant or agreement set forth in the merger agreement, unless Nabors is exercising its reasonable best efforts to cure the breach; or

     - any representation or warranty of Nabors in the merger agreement is or becomes untrue, unless there is no material adverse effect on Nabors;

then Pool's sole remedy will be to receive payment in the amount of $15 million plus all actual, documented third party costs. See "The Merger
Agreement -- Termination" and "-- Fees, Expenses and Other Payments."

     The termination fee may deter potentially more favorable competing offers; if Pool must pay the termination fee, the payment will reduce its cash and could reduce the trading price for its common stock. If the merger agreement is terminated under certain specified circumstances, Pool will be obligated to pay Nabors a termination fee of $15 million, plus all of Nabors' actual, documented third party expenses. The requirement that this fee be paid may deter third parties from making offers to acquire Pool in a competing acquisition transaction. Furthermore, the payment of such a fee would reduce Pool's cash and could result in a lower trading price for the Pool common stock. The principal circumstances under which Pool would be required to pay the termination fee include if:

     - Pool's shareholders fail to adopt the merger agreement at the special meeting and within 18 months Pool enters into an agreement concerning a competing acquisition proposal;

     - Pool breaches any covenant or agreement set forth in the merger agreement, unless Pool is exercising its reasonable best efforts to cure the breach;

     - any material representation or warranty of Pool in the merger agreement is or becomes untrue, unless there is no material adverse effect on Pool;

     - the Pool Board withdraws or adversely amends its recommendation that the Pool shareholders vote to adopt the merger agreement;

     - the Pool Board recommends that the shareholders vote for, fails to recommend that the shareholders vote against, or takes no position with respect to, a competing acquisition proposal; or

     - Pool takes action under its shareholder rights plan to allow a person other than Nabors to acquire beneficial ownership of at least 15% of Pool's common stock without triggering the provisions of such plan.

     See "The Merger Agreement -- Termination" and "-- Fees, Expenses and Other Payments."

RISKS RELATING TO NABORS AND ITS BUSINESS

     If the merger agreement is adopted by the shareholders of Pool and the merger is consummated, the shareholders of Pool, other than Nabors and an affiliate of Nabors, will receive shares of Nabors common stock. Ownership of Nabors common stock involves risks and uncertainties. In determining whether to adopt the merger agreement, Pool shareholders should consider the following risks associated with an investment in Nabors common stock. The existence of these risks may materially and adversely affect Nabors' business, results of operations and financial condition.

     Decreased oil and gas prices could adversely affect drilling and workover activity and Nabors' revenues, cash flows and profitability. Nabors' operations are materially dependent upon the level of activity in oil and gas exploration and production. Both short-term and long-term trends in oil and gas prices affect the level of such activity. Oil and gas prices and, therefore, the level of drilling, exploration and production activity can be volatile. Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries, affect both the demand for, and the supply of, oil and gas. Fluctuations during the last year in the demand and supply of oil and gas have contributed to, and are likely to continue to contribute to, price volatility. Nabors believes that any prolonged reduction in oil and gas prices would depress the level of exploration and production activity. This would likely result in a corresponding decline in the demand for Nabors' services and could have a material adverse effect on Nabors' revenues, cash flows and profitability. There can be no assurances as to the future level of demand for Nabors' services or future conditions in the drilling industry. Beginning in early 1998, domestic land drillers, including Nabors, experienced a significant downturn in demand for their drilling rigs. The downturn has since impacted offshore and international drilling and workover activity. Nabors believes the downturn is attributable in large part to sharp drops in oil prices that began in late 1997 and continued through 1998 and into 1999. The decline in crude oil prices negatively impacted the revenues of oil companies, who have responded by reducing exploration and development activity. Decreased demand has adversely affected Nabors by lowering utilization of Nabors' rigs and reducing the dayrates Nabors can charge for its rigs. Although oil and gas prices have improved recently, drilling activity continues to lag behind. There can be no assurance as to when rig use will increase or when dayrates for rigs will improve.

     Nabors operates in a highly competitive industry with excess capacity, which may adversely affect Nabors' results of operations. The drilling and workover industry in which Nabors operates is very competitive. Contract drilling companies compete primarily on a regional basis, and competition may vary significantly from region to region at any particular time. Many drilling rigs can be readily moved from one region to another in response to changes in levels of activity, which may result in an oversupply of rigs in such area. In many markets in which Nabors operates, the number of rigs available for use exceeds the demand for rigs, resulting in price competition. Most drilling and workover contracts are awarded on the basis of competitive bids, which also results in price competition. The land drilling market generally is more competitive than the offshore drilling market because there are a larger number of rigs and competitors.

     In all of the markets in which Nabors operates, price and the availability and condition of equipment are the most significant factors in determining which drilling contractor is awarded a job. Other factors include the availability of trained personnel possessing the required specialized skills, the overall quality of service and safety record and the ability to offer ancillary services. In international markets, experience in operating in certain environments and customer alliances also have been factors in the selection of Nabors.

     Certain competitors are present in more than one of Nabors' regions, although no one competitor operates in all of these areas. In the U.S. Lower 48 there are several hundred competitors with smaller national, regional or local rig operations. In the Alaska market, Nabors has five major competitors. In Canada and offshore, Nabors competes with several firms of varying size, many of which have more significant operations in those areas than Nabors. Internationally, Nabors competes directly with various competitors at each location where it operates. Nabors believes that the market for land drilling contracts will continue to be competitive for the foreseeable future. Although Nabors believes it has a strong competitive position in the domestic land market, certain of its competitors internationally and offshore may be better positioned in these markets and have newer and more desirable equipment, allowing them to compete more effectively.

     The nature of Nabors' operations presents inherent risks of loss that, if not insured or indemnified against, could adversely affect its results of operations. Nabors' operations are subject to many hazards inherent in the drilling, workover and well-servicing industries, including blowouts, cratering, explosions, fires, loss of well control, loss of hole, damaged or lost drilling equipment and damage or loss from inclement weather, any of which could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental damage and damage to the property of others. Nabors' offshore operations are also subject to the hazards of marine operations including capsizing, grounding, collision, damage from heavy weather or sea conditions and unsound bottom conditions. In addition, Nabors' international operations are subject to risks of war, civil disturbances or other political events. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and Nabors seeks to obtain indemnification from its customers by contract for certain of these risks. To the extent that Nabors is unable to transfer such risks to customers by contract or indemnification agreements, Nabors seeks protection through insurance which its management considers to be adequate. However, there is no assurance that such insurance or indemnification agreements will adequately protect Nabors against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, or the failure of a customer to meet its indemnification obligations, could result in substantial losses to Nabors. In addition, there can be no assurance that insurance will be available to cover any or all of these risks, or, even if available, that it will be adequate or that insurance premiums or other costs will not rise significantly in the future, so as to make such insurance prohibitive.

     The profitability of Nabors' international operations could be adversely affected by war, civil disturbance or economic turmoil. Nabors derives a significant portion of its business from international markets, including major operations in Canada, the Middle East, the Commonwealth of Independent States and South America. These operations are subject to various risks, including the risk of war, civil disturbances and governmental activities, that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. In certain countries, Nabors' operations may be subject to the additional risk of fluctuating currency values and exchange controls. In the international markets in which Nabors operates, it is subject to various laws and regulations that govern the operation and taxation of its business and the import and export of its equipment from country to country, the imposition, application and interpretation of which can prove to be uncertain.

     Exposure to environmental liabilities could adversely affect Nabors' results of operations. The drilling of oil and gas wells is subject to various federal, state, local and foreign laws, rules and regulations. The cost to Nabors of compliance with these laws and regulations may be substantial. For example, federal law imposes specific design and operational standards on rigs and platforms. Failure to comply with these requirements could subject Nabors to substantial civil and criminal penalties as well as potential court injunctions. In addition, federal law imposes a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages from such spills. Nabors, as an owner and operator of onshore and offshore rigs, may be deemed to be a responsible party under federal law. Federal law assigns liability to a responsible party for oil removal costs and subjects a responsible party to a variety of public and private damages. In some circumstances, federal law imposes liability without regard to negligence or fault, resulting in substantial costs to the party upon whom such liability is imposed. Nabors generally tries to require its customers to contractually assume responsibility for compliance with environmental regulations. However, Nabors is not always successful in shifting all of these risks.

     Nabors could be adversely affected if it loses the services of Mr. Isenberg, Mr. Petrello or Mr. Stratton. Nabors' business is dependent to a significant extent upon the performance of certain key individuals, including Eugene M. Isenberg, Anthony G. Petrello and Richard A. Stratton. Each of these individuals has entered into an employment agreement with Nabors. The loss of the services of Mr. Isenberg, Mr. Petrello or Mr. Stratton could have a material adverse effect on Nabors.

     Nabors, as a holding company, depends on its subsidiaries to meet its financial obligations. Nabors is a holding company with no significant assets other than the stock of our subsidiaries. In order to meet its financial needs, Nabors relies exclusively on repayments of interest and principal on intercompany loans made by Nabors to its operating subsidiaries and income from dividends and other cash flow from such subsidiaries. There can be no assurance that Nabors' operating subsidiaries will generate sufficient net income to pay upstream dividends or cash flow to make payments of interest and principal to Nabors in respect of its intercompany loans.

     Under existing dividend policy, Nabors does not pay dividends. As part of Nabors' policy, Nabors has not paid any dividends on any common stock since 1982. Nabors does not anticipate that it will pay any dividends on the Nabors common stock in the foreseeable future.

     As Nabors and its shareholders have a considerable number of shares of common stock available for issuance and resale, significant issuances or resales in the future may adversely affect the market price of Nabors common stock. As of July 31, 1999, there were 116,594,367 shares of Nabors common stock outstanding, 31,686,705 shares of Nabors common stock were reserved for issuance pursuant to option and employee benefit plans and 333,998 shares of Nabors common stock were reserved for issuance upon the exercise of outstanding warrants. The exercise price of many of these options is substantially lower than the trading prices of Nabors common stock on that date. In addition, the exercise of these options may cause Nabors to issue to the exercising holders additional options to purchase shares of common stock at an exercise price equal to the fair market value of Nabors common stock on the date of issuance and Nabors may issue additional options in the future under stock option plans or otherwise. Certain of the shares to be issued pursuant to the exercise of options may be "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act. The sale, or availability for sale, of substantial amounts of Nabors common stock in the public market due to the exercise of options (and, where applicable, sales pursuant to Rule 144) could adversely affect the prevailing market price of Nabors common stock and could impair our ability to raise additional capital through the sale of equity securities.

     Provisions of Nabors' organizational documents may deter a change of control transaction and decrease the likelihood of a stockholder receiving a change of control premium. Nabors' board of directors is divided into three classes of directors, with each class serving a staggered three-year term. In addition, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights (including voting rights), conversion ratios, preferences and privileges of that stock without further vote or action by the holders of the common stock. Although Nabors has no present plans to issue shares of preferred stock, the classified board and the Nabors Board's ability to issue additional shares of preferred stock may discourage, delay or prevent changes in control of Nabors that are not approved by the Nabors Board, thereby possibly preventing certain Nabors' stockholders from realizing a possible premium on their shares.

     Year 2000 issues present risks to Nabors' business operations in several ways. The year 2000 issue refers to the potential inability of computer systems and technologies to properly recognize and process dates beyond December 31, 1999. In such case Nabors' computer systems and those of its customers and suppliers may not work properly and adversely affect Nabors' business. For information on these issues and

Nabors plans to respond to these risks, please see Nabors Form 10-Q for the quarter ended March 31, 1999 under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters -- Year 2000 Issue and Compliance Program" which is specifically incorporated into this document by reference. See "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     Nabors and Pool file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information filed by Nabors should also be available for inspection at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     Nabors has filed a registration statement on Form S-4 with the Commission relating to the shares of Nabors common stock that Nabors will issue in the merger. This document does not contain all the information appearing in Nabors' registration statement. You may obtain the additional information in the registration statement from the Commission in any of the ways noted in the first paragraph. Descriptions of the contents of contracts or other documents found in this document are not necessarily complete and such descriptions are qualified by reference to the copy of the contract or other document filed as an exhibit to Nabors' registration statement. If you would like more information, please read the copies of the contracts and documents filed as exhibits to the registration statement.

     You should rely only on the information contained or incorporated by reference into this document. Pool has supplied the information relating to it and Nabors has supplied the information relating to it. Neither Pool nor Nabors has authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than such date as this document indicates.

     The Commission allows Nabors and Pool to "incorporate by reference" information into this document which means that Nabors and Pool can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered part of this document except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference into this document.

     This document incorporates by reference the documents set forth below that Nabors and Pool have previously filed with the Commission. These documents contain important information about Nabors and Pool and their finances and should be reviewed carefully and fully.

                                     NABORS

                                                                       PERIOD OR
COMMISSION FILINGS (FILE NO. 001-9245)                                 DATE FILED
--------------------------------------                                 ----------
Annual Report on Form 10-K..................................  Year ended December 31, 1998
Quarterly Report on Form 10-Q...............................  Quarter ended March 31, 1999
Current Report on Form 8-K..................................  January 11, 1999
Current Report on Form 8-K..................................  February 3, 1999
Current Report on Form 8-K..................................  March 1, 1999
Current Report on Form 8-K..................................  April 22, 1999
Amendment to Current Report on Form 8-K/A...................  June 21, 1999
Current Report on Form 8-K..................................  June 30, 1999
Current Report on Form 8-K..................................  July 6, 1999
Amendment No. 1 to Registration Statement on Form 8-A
  containing a description of Nabors common stock...........  May 20, 1992

                                      POOL

                                                                       PERIOD OR
COMMISSION FILINGS (FILE NO. 0-18437)                                  DATE FILED
-------------------------------------                                  ----------
Annual Report on Form 10-K..................................  Year ended December 31, 1998
Quarterly Report on Form 10-Q...............................  Quarter ended March 31, 1999
Current Report on Form 8-K..................................  January 11, 1999

     All documents filed by Nabors and Pool under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and before the date of the special meeting of Pool shareholders will be deemed to be incorporated by reference into this document.

     THE DOCUMENTS OF NABORS THAT ARE INCORPORATED BY REFERENCE ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST TO DANIEL MCLACHLIN, CORPORATE SECRETARY, NABORS INDUSTRIES, INC., 515 WEST GREENS ROAD, SUITE 1200, HOUSTON, TEXAS 77067-4525; TELEPHONE NUMBER (281) 874-0035. EXHIBITS TO SUCH DOCUMENTS ARE NOT AVAILABLE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THIS DOCUMENT. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE POOL SPECIAL MEETING, YOU SHOULD MAKE A REQUEST BY SEPTEMBER 15, 1999.

     THE DOCUMENTS OF POOL THAT ARE INCORPORATED BY REFERENCE ARE AVAILABLE, WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST TO GEOFFREY ARMS, CORPORATE SECRETARY, POOL ENERGY SERVICES CO., 10375 RICHMOND AVENUE, HOUSTON, TEXAS 77042; TELEPHONE NUMBER (713) 954-3000. EXHIBITS TO SUCH DOCUMENTS ARE NOT AVAILABLE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THIS DOCUMENT. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE POOL SPECIAL MEETING, YOU SHOULD MAKE A REQUEST BY SEPTEMBER 15, 1999.

                         COMPARATIVE MARKET PRICE DATA

     The following table sets forth the range of high and low sales prices for Nabors common stock and Pool common stock for the periods indicated, as reported on the AMEX for Nabors and the Nasdaq National Market for Pool. Pool common stock trades on the Nasdaq National Market under the symbol "PESC."

                                                                          NABORS                         POOL
                                                                --------------------------    --------------------------
                                                                   HIGH            LOW           HIGH            LOW
                                                                   ----            ---           ----            ---
TWELVE MONTHS ENDED DECEMBER 31, 1996
  Quarter ended March 31, 1996..............................        $15 1/4        $10 1/4        $11 5/8        $ 8 5/8
  Quarter ended June 30, 1996...............................         16 5/8         13 7/8         14 5/8         11
  Quarter ended September 30, 1996..........................         17 3/8         13             13 1/2         10 1/8
  Quarter ended December 31, 1996...........................         21 1/2         13 3/8         16 5/8         12 1/2
TWELVE MONTHS ENDED DECEMBER 31, 1997
  Quarter ended March 31, 1997..............................        $22            $14 3/4        $18 3/4        $12 5/8
  Quarter ended June 30, 1997...............................         25 1/16        17 3/4         18 1/2         12
  Quarter ended September 30, 1997..........................         40 7/8         24 7/8         39 1/8         18 1/4
  Quarter ended December 31, 1997...........................         46 13/16       26             41 1/2         19 1/2
TWELVE MONTHS ENDED DECEMBER 31, 1998
  Quarter ended March 31, 1998..............................        $31 9/16       $19 15/16      $25 1/2        $15
  Quarter ended June 30, 1998...............................         27 3/8         19 3/4         28 5/16        13 7/8
  Quarter ended September 30, 1998..........................         21 7/16        11 3/4         15 1/2          6 3/4
  Quarter ended December 31, 1998...........................         20 11/16       12 1/16        14 7/8          6 3/16
QUARTER ENDED MARCH 31, 1999................................        $19            $10 3/4        $16 5/8        $ 9 1/2
QUARTER ENDED JUNE 30, 1999.................................        $25 5/16       $15 1/2        $21 5/16       $13 3/8
QUARTER ENDING SEPTEMBER 30, 1999 (THROUGH AUGUST 6,
  1999).....................................................        $25 1/2        $21 9/16       $24 3/8        $18 7/16

     The following table sets forth the closing sales prices for Nabors common stock and Pool common stock as of (a) October 9, 1998, the last trading day before Nabors' initial proposal to acquire Pool, (b) January 8, 1999, the last day of trading prior to the public announcement of the merger and (c) August 6, 1999, the last trading day before the date of this document.

                                                                  NABORS          POOL
                                                                  ------          ----
October 9, 1998.............................................        $13 1/4        $ 7 1/16
January 8, 1999.............................................         16 1/16        13 5/8
August 6, 1999..............................................         25 1/8         23 7/8

                              THE SPECIAL MEETING

     This document is being furnished to shareholders of Pool in connection with the solicitation of proxies on behalf of the Pool Board for use at the special meeting of Pool shareholders to be held on September 28, 1999 at the time and place specified in the following section, and at any reconvened meeting after any adjournment or postponement of the special meeting.

NOTICE OF MEETING

     The special meeting will be held on September 28, 1999 at 10:00 a.m., local time, at the offices of Pool, located at 10375 Richmond Avenue, Houston, Texas 77042, to consider and vote upon:

     - a proposal to approve the Agreement and Plan of Merger, dated as of January 10, 1999, as amended, by and among Nabors, Starry Acquisition Corp., a wholly-owned subsidiary of Nabors formed for purposes of the acquisition, and Pool, which provides for the merger of Starry Acquisition Corp. with and into Pool; and

     - such other business as may properly come before the special meeting or any adjournment or postponement of such meeting.

     The notice is being given to holders of record of Pool common stock at the close of business on the record date. A complete list of such shareholders will be available for examination by any shareholder for any purpose germane to the special meeting at Pool's principal place of business, located at 10375 Richmond Avenue, Houston, Texas 77042, for a period of at least ten days before the meeting.

     THE POOL BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE IN THE BEST INTERESTS OF, AND ARE FAIR TO, THE SHAREHOLDERS OF POOL AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. ACCORDINGLY, THE POOL BOARD UNANIMOUSLY RECOMMENDS THAT ALL POOL SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE; SHARES ENTITLED TO VOTE

     The Pool Board has fixed the close of business on August 6, 1999 as the record date for determining the Pool shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, 21,286,031 shares of Pool common stock were outstanding and held of record by approximately 2,052 holders. Each outstanding share of Pool common stock is entitled to one vote on all matters coming before the special meeting. Pool also has outstanding stock options, but the holders of these options have no voting rights with respect to the merger agreement.

QUORUM

     A quorum is necessary in order for a vote to be taken on the proposals presented at the special meeting. The presence, either in person or by proxy, of the holders of 10,643,016 shares, representing a majority of the issued and outstanding shares of Pool common stock on the record date, is necessary to constitute a quorum for the transaction of business at the special meeting.

VOTE REQUIRED

     Under Texas law, the affirmative vote of the holders of at least 14,190,687 shares, representing two-thirds of the outstanding shares of Pool common stock, is required to adopt the merger agreement. This requirement makes the vote of every Pool shareholder important.

EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

     Shares of Pool common stock represented by properly executed proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the special meeting and for purposes of determining the outcome of any question submitted to shareholders for a vote. "Broker non-votes" will be counted as shares that are present and entitled to vote for purposes of establishing a quorum. "Broker non-votes" are shares held by brokers that are represented at a meeting but with respect to which the broker has not received instructions from the customer or otherwise does not have discretionary authority to vote. For purposes of determining the outcome of any question as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that question, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other questions. Abstentions and broker non-votes will have the same effect as votes against the approval of the merger agreement.

VOTING OF PROXIES

     Shares of Pool common stock represented by properly executed proxies received at or before the special meeting, and which have not been revoked, will be voted at the special meeting, or any reconvened meeting after any adjournment or postponement of the special meeting, in accordance with the instructions of such proxies. If a proxy is properly executed and returned by a shareholder of Pool without indicating any voting instructions, the shares of Pool common stock represented by such proxy will be voted at the special meeting FOR the approval of the merger agreement.

     If any other matters are properly presented for consideration at the special meeting, including, among other things, consideration of a motion to adjourn or postpone the special meeting to another time or place, then James T. Jongebloed, Joseph R. Musolino and James L. Payne, the persons named on the enclosed proxy card as the proxies for Pool common stock, will have discretion to vote on these matters in accordance with their best judgment.

REVOCATION OF PROXIES

     A shareholder executing and returning a proxy has the power to revoke it at any time before it is exercised either by executing and delivering a later-dated proxy to the Corporate Secretary of Pool, by delivering a duly executed written revocation of such proxy to the Corporate Secretary of Pool, or by voting in person at the special meeting. Attendance at the special meeting will not in and of itself revoke a proxy.

SOLICITATION OF PROXIES; EXPENSES

     In connection with the special meeting, proxies are being solicited by, and on behalf of, the Pool Board. Pool will bear the cost of the solicitation of proxies from its shareholders; however, Nabors has agreed in the merger agreement to bear one-half of the costs of filing, printing and mailing this document. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of Pool and Nabors may solicit proxies from shareholders personally or by telephone, facsimile or other means of communication. Such directors, officers and employees will not receive extra compensation for such solicitation but may be reimbursed for out-of-pocket expenses related to the solicitation. In addition, Pool has engaged MacKenzie Partners, Inc. for a fee of $7,500, plus expenses, to aid in the solicitation of proxies and to verify certain records related to the solicitation. Arrangements will also be made with brokerage houses, banks, fiduciaries and other custodians for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Pool will reimburse such persons for their reasonable out-of-pocket expenses in connection with the solicitation.

     SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARD.

SHARES HELD BY POOL MANAGEMENT AND OTHERS

     As of the record date, the directors and executive officers of Pool as a group owned beneficially an aggregate of 157,964 outstanding shares of Pool common stock. This amount excludes shares purchasable upon the exercise of outstanding options and represents approximately 0.7% of the total shares outstanding as of the record date. The directors and executive officers of Pool have indicated that they intend to vote shares beneficially owned by them in favor of the proposal to approve the merger agreement.

     Pursuant to an escrow agreement with A. A. Gonsoulin, Jr., the Pool Board has the power to vote 769,231 shares of Pool common stock owned by Mr. Gonsoulin (representing approximately 3.6% of the total shares outstanding as of the record date) at the special meeting. The Pool Board has agreed to vote all such shares in favor of the proposal to approve the merger agreement.

     Nabors has indicated that it intends to vote the 2,209,500 shares of Pool common stock owned by its affiliate (representing approximately 10.4% of the total shares outstanding as of the record date) in favor of the proposal to approve the merger agreement.

                                   THE MERGER

GENERAL

     Pool, Nabors and Nabors' acquisition subsidiary have entered into the merger agreement, which provides that Nabors will acquire Pool, and each outstanding share of Pool common stock, other than shares held by Pool and its subsidiaries which will be canceled and shares held by Nabors and an affiliate of Nabors which will remain outstanding as shares in the surviving corporation, will be converted into the right to receive 1.025 shares of Nabors common stock. Pool will be the surviving corporation in the merger and will become a subsidiary of Nabors.

BACKGROUND OF THE MERGER

     In late 1993, Nabors began acquiring shares of Pool common stock. In September 1993, Eugene M. Isenberg, Chairman and Chief Executive Officer of Nabors, and two other directors of Nabors had dinner with James T. Jongebloed and Ernest J. Spillard, both executive officers of Pool. Nabors' representatives expressed an interest in pursuing joint purchasing or other arrangements that could be of mutual benefit. No specific proposals were discussed and no specific further actions resulted from that meeting.

     In early 1994, Pool developed a strategic plan designed to further strengthen its competitive position and market share in the oilfield services industry in order to achieve growth in revenues, earnings and EBITDA. Key components of the plan included:

     - pursuing expansion opportunities in existing core market areas through acquisitions that result in consolidation cost savings;

     - upgrading and enhancing the capabilities of Pool's existing fleet and certain specialized rig equipment to operate in markets with high levels of activity and strong pricing fundamentals;

     - entering new foreign markets that offer significant development and production activity; and

     - offering additional services and equipment that complemented Pool's businesses in its existing locations.

     During April 1994, Mr. Isenberg telephoned Mr. Jongebloed to inquire whether he had any interest in another dinner meeting to examine alternatives of working together for the mutual benefit of each company's shareholders, but no further discussions took place at that time. On May 26, 1994, Nabors reported that it had acquired 867,500 shares of Pool common stock (then constituting approximately 6.4% of the outstanding shares). On June 8, 1994, Pool announced that it had adopted a shareholder rights agreement. Later in the summer of 1994, Mr. Isenberg and two other representatives of Nabors met with Mr. Jongebloed and Pool's investment advisors to discuss whether Pool had any interest in pursuing a merger, joint venture or other combination. Mr. Jongebloed indicated that Pool was of the opinion that its shareholders would be better served by the implementation of its strategic plan.

     Following the adoption of its strategic plan, Pool implemented a number of initiatives. These included acquiring additional well-servicing operations, principally in California, West Texas, and the Rocky Mountains; acquiring full ownership of the operation in Alaska in which Pool had previously been a minority partner; increasing Pool's participation in foreign markets; and acquiring a company that operates a fleet of offshore support vessels in the Gulf of Mexico. Pool also enhanced its rig fleet primarily through the construction of new rigs and the major upgrading of others.

     In the summer of 1998, Nabors approached an investment banker regarding a possible combination of Pool and Nabors. Nabors was told that Pool's management was not open to pursuing discussions at that time, particularly in view of the then low market price for the Pool common stock.

     On October 12, 1998, Mr. Isenberg sent a letter to the Pool Board in which Nabors presented a merger proposal under which Nabors would acquire all of the outstanding Pool common stock at a price of $12.50 per share. The letter stated that the consideration in the merger would be payable at least 51% in stock in order to preserve tax free treatment and the remainder in cash. The letter also stated that Nabors' proposal was based on public information and if Pool was able to demonstrate additional value, Nabors would consider offering a higher price. The letter noted that Nabors' Board had unanimously approved the merger proposal, that financing would be available to meet all transaction requirements and that Nabors was prepared to immediately commence negotiating a definitive acquisition agreement.

     On October 12, 1998, Mr. Jongebloed shared Nabors' October 12th letter with other members of management, as well as with Pool's legal and financial advisors. A meeting of the Pool Board was held on October 19, 1998 to consider Nabors' October 12th letter. At that meeting, the Pool Board reviewed the letter, heard presentations as to fiduciary responsibilities of the Pool Board in considering acquisition proposals, such as the one set forth in Nabors' letter, and were advised as to the work that would need to be performed by Pool's advisors to assist the Pool Board in its consideration of the proposal made by Nabors and the various alternatives available to Pool.

     At that time, the Pool Board concluded that, given the values inherent in Pool's business and the long-term strategies being implemented to improve shareholder value, the Nabors proposal was not in the best interests of Pool and its shareholders. In particular, the Pool Board determined that Pool's strategic initiatives as well as the long-term interests of Pool and its shareholders would be best served by the continued independence of Pool. Mr. Jongebloed sent a letter dated October 26, 1998 to Mr. Isenberg informing him that it was the unanimous and unequivocal decision of the Pool Board not to pursue discussions regarding Nabors' merger proposal.

     On October 28, 1998, Nabors sent a letter to Pool, in which, among other things, Nabors expressed its surprise and disappointment that the Pool Board had concluded unanimously and unequivocally not to discuss the merger proposal. In the letter, Nabors stated it continued to believe that a combination of Nabors and Pool would maximize the long-term value to be realized by Pool shareholders and, accordingly, submitted a second merger proposal in which Nabors would acquire all of the outstanding shares of Pool common stock for consideration equal to 0.481 shares of Nabors common stock and $6.125 in cash for each outstanding Pool share. Nabors again stated that the proposal was based on public information and, if Pool could demonstrate additional value, Nabors would consider offering a higher price.

     Mr. Isenberg called Mr. Jongebloed on October 29, 1998, but Mr. Jongebloed was unable to return the call that day. The next morning, October 30, 1998, Nabors issued a press release setting forth, among other things, the text of all prior correspondence and announcing the merger proposal set forth in the October 28th letter.

     On October 30, 1998, Pool sent a letter to Nabors stating, among other things, that the decision of the Pool Board not to pursue merger discussions had been unanimous and unequivocal and that Pool was not interested in pursuing such discussions.

     On November 13, 1998, Nabors filed a Schedule 13D with the Securities and Exchange Commission disclosing that Nabors, together with two of its subsidiaries, beneficially owned 10.03% of the then outstanding Pool common stock.

     On November 16, 1998, Pool engaged Morgan Stanley as its financial advisor to assist Pool in the evaluation and further implementation of its growth strategies with the intent of maximizing long-term shareholder value.

     On November 23, 1998, Nabors filed preliminary proxy materials with the Commission relating to its request for a special meeting of Pool shareholders to consider and vote on a non-binding resolution of shareholders recommending that the Pool Board arrange for the sale of Pool and take all necessary steps to effect such sale, including, without limitation, certain specified actions under Pool's rights agreement and Texas law.

     Also on November 23, 1998, Nabors, together with one of its subsidiaries, directed the record holder of their shares to request that Pool provide, among other things, copies of Pool's shareholder lists and other books and records of Pool. On December 10, 1998, counsel for Pool and Nabors agreed that Pool would promptly deliver a list of Pool's shareholders as of the close of business on December 9, 1998 to Nabors pursuant to a mutually acceptable confidentiality and cost reimbursement agreement.

     On November 23, 1998, after Nabors' filing and a concurrent press release, Pool issued a press release acknowledging receipt of Nabors' notice calling for the special meeting. In that press release, Mr. Jongebloed expressed his opinion of the calling of the special meeting in the context of Nabors' specific acquisition proposal that Pool had previously rejected. In the press release, Pool stated it was committed to the implementation of its own growth strategies and the maximization of shareholder value.

     On November 24, 1998, Nabors and a subsidiary filed with the Commission a
Schedule 13D disclosing that they now owned 2,209,500 shares, or 10.5%, of the outstanding Pool common stock.

     On December 2, 1998, the Pool Board fixed December 9, 1998 as the record date for shareholders entitled to vote at the special meeting called by Nabors for January 12, 1999.

     Notice of the January 12, 1999 special meeting was issued at the direction of Nabors and one of its subsidiaries on December 10, 1998. Nabors' definitive proxy soliciting materials were first furnished to Pool's shareholders on or about December 10, 1998.

     The Pool Board distributed its definitive proxy materials in opposition to the Nabors solicitation to Pool's shareholders on December 15, 1998. Both Nabors and Pool then actively solicited proxies in support of their respective positions and filed soliciting materials with the Commission.

     In response to a suggested overture from a representative of Nabors' financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to a director of Pool, representatives of Morgan Stanley contacted representatives of Merrill Lynch during the week of December 28, 1998 and suggested that discussions could commence if Nabors was prepared to embrace an all stock transaction at a higher price. Merrill Lynch initially indicated that Nabors was prepared to do so upon receipt of certain forward-looking information. Morgan Stanley indicated that such information would be forthcoming upon the execution of mutually acceptable confidentiality agreements and an exchange of comparable data. Nabors ultimately concluded that it would commence discussions without the forward-looking data because it did not wish to be bound by the restrictions of the proposed confidentiality agreement and advised Pool of its decision. Discussions concerning the exchange ratio for a merger transaction ensued over the New Year's Day weekend.

     Prior to the opening of the trading markets on January 4, 1999, Pool announced that it had commenced merger discussions with Nabors, but that there was no assurance that a definitive agreement would be reached. Later that day, Nabors acknowledged that discussions between the parties' financial advisors had been held, but that no additional talks were scheduled. In their respective press releases, both Nabors and Pool indicated that they did not intend to comment further on the discussions.

     Representatives of Morgan Stanley contacted representatives of Merrill Lynch after the market closed on January 4, 1999 to further discuss a potential merger transaction, including potential exchange ratios. On January 6, 1999, Nabors sent drafts of the merger documentation to Pool and its legal counsel.

     A special telephonic meeting of the Pool Board was held on January 6, 1999 to discuss possible exchange ratios and other matters. Representatives of Morgan Stanley summarized the status of the negotiations, and the management of Pool and representatives of Morgan Stanley and Pool's legal counsel answered questions from members of the Pool Board. Later that day, two directors of Pool, James L. Payne and John F. Lauletta, discussed certain aspects of a merger transaction by telephone with Eugene M. Isenberg of Nabors.

     On the evening of January 7, 1999, representatives of Nabors and Pool began face-to-face negotiations. The terms of the merger agreement were negotiated from that time until late in the evening on January 10, 1999.

     A special telephonic meeting of the Pool Board was held on January 10, 1999. Legal counsel for Pool described the present status of the negotiations and the proposed definitive merger agreement. Legal counsel also described the treatment of the employees and senior officers of Pool and discussed a number of positive and negative aspects of the proposed merger transaction with Nabors. Representatives of Morgan Stanley then provided their formal analysis regarding the proposed transaction. After discussion, Morgan Stanley gave its oral opinion that the proposed exchange ratio of 1.025 was fair to the shareholders of Pool (other than Nabors and its subsidiaries) from a financial point of view. Morgan Stanley then indicated that it would deliver a formal written opinion to that effect in due course. The Pool Board unanimously determined that the proposed transaction with Nabors was in the best interests of, and fair to, the Pool shareholders and approved the merger agreement and authorized its execution and delivery. The Pool Board also unanimously determined to recommend to the Pool shareholders that they approve the merger agreement.

     Late in the evening on January 10, 1999, Nabors and Pool executed and delivered the merger agreement. Prior to the opening of the trading markets on January 11, 1999, Nabors and Pool jointly issued a press release announcing that the merger agreement had been signed and that the special meeting of Pool shareholders scheduled for January 12, 1999 had been canceled. Also on January 11, 1999, each of Pool and Nabors filed with the Commission a Current Report on Form 8-K setting forth the texts of the press release and the merger agreement.

     On February 19, 1999, Pool and Nabors filed their respective Premerger Notification and Report forms as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. On March 19, 1999, Nabors and Pool each received a second request for information and documentary material from the Department of Justice asking for additional information regarding their respective businesses and customers. On July 2, 1999, Nabors filed its response to the Department of Justice's second request. On July 8, 1999, Pool filed its response. The waiting period expired on July 29, 1999.

     On August 6, 1999, Nabors, Nabors' acquisition subsidiary and Pool amended the merger agreement to provide that shares of Pool common stock held by Nabors and an affiliate of Nabors would remain outstanding as shares in the surviving corporation following the effective time of the merger.

REASONS FOR THE MERGER; RECOMMENDATION OF THE POOL BOARD

     The Pool Board unanimously approved the merger agreement, believes that the merger is in the best interests of, and fair to, the Pool shareholders and unanimously recommends approval of the merger agreement by the holders of Pool common stock at the special meeting.

     In determining to approve the merger, the Pool Board considered the following favorable factors:

     - the conclusion that, after exploring other alternatives, a merger with Nabors on the terms set forth in the merger agreement offered Pool shareholders value superior to the value expected to be generated through the pursuit of Pool's growth strategies;

     - the conclusion that the increased size of the combined company could have certain benefits, including:

      - the potential for an enhanced ability to weather the current downturn in the oil business and related oil service industries;

      - the potential for enhanced purchasing economies;

      - a financial and strategic position to pursue additional consolidation opportunities;

      - an enhanced credit standing;

      - a higher profile with investors; and

      - substantially greater liquidity for shareholders;

     - the conclusion that the combined company will have a strong diversified market presence in the onshore U.S. Lower 48, the offshore Gulf of Mexico, Alaska and selected foreign markets;

     - the strong balance sheet and increased credit strength of the combined company that could generate substantial cash flow once oil prices recover;

     - the expectation that the merger will be a tax-free transaction to Pool and its shareholders;

     - the conversion of Nabors' initial part cash-part stock proposal into an all stock transaction offered the Pool shareholders an opportunity to participate fully in the combined enterprise on an ongoing basis;

     - the oral opinion of Morgan Stanley, subsequently confirmed in writing, that, as of January 10, 1999, the exchange ratio of 1.025 was fair to the Pool shareholders (other than Nabors and its subsidiaries) from a financial point of view; and

     - the fact that the 1.025 exchange ratio represented a significant premium over the average exchange ratio of the Pool shares and the Nabors shares during the three years preceding the date of the merger agreement.

     The Pool Board also considered the following adverse factors associated with the merger:

     - The conclusion that the current market value of the shares of Nabors common stock issuable in the merger for each share of Pool common stock reflects a fraction of the replacement value of Pool's assets. Such risk, however, was mitigated by the fact that the market value of both the Nabors common stock and the Pool common stock are currently depressed and that, following the closing of the merger, the former shareholders of Pool will have an opportunity to participate in any recovery in the prices of stocks of companies in the oilfield services industry through the ownership of a larger combined company.

     - The fact that Pool's senior management and directors will have minimal representation in the combined company. However, the Pool Board also considered that, pursuant to the merger agreement, one of its current directors would be appointed to the board of the combined company immediately following the closing of the merger to serve until the next annual meeting of stockholders of Nabors.

     - The fact that Nabors can terminate the merger agreement if either (a) the federal antitrust authorities require any divestiture of assets by Pool or Nabors as a condition to permitting the waiting period under Hart-Scott-Rodino to expire or (b) arrangements are not made that are satisfactory to Nabors providing for the continuation of both Pool's and Nabors' operations in Saudi Arabia. If either of these conditions cannot be satisfied, Nabors may try to renegotiate the terms of the merger agreement rather than terminate it. The Pool Board is opposed to any renegotiation that would reduce the consideration to be received by the Pool shareholders in the merger. While the

       Pool Board objected to including these conditions in the merger agreement, it ultimately acquiesced.

     In view of the variety of factors considered, the Pool Board did not find it practicable to, and did not, quantify or otherwise attempt to assign specific or relative weights to the factors considered in making its determination. In addition, individual members of the Pool Board may have given different weights to different factors.

OPINION OF POOL'S FINANCIAL ADVISOR

     Morgan Stanley was retained by Pool to act as its financial advisor in connection with the merger. Morgan Stanley is an internationally recognized investment banking firm and was selected by Pool based on Morgan Stanley's qualifications, experience and expertise in the oilfield services industry. On January 10, 1999, Morgan Stanley delivered to the Pool Board an oral opinion, subsequently confirmed in writing, to the effect that, as of January 10, 1999, and based on and subject to certain matters stated therein, the exchange ratio in the merger agreement was fair from a financial point of view to the holders of the Pool common stock, other than Nabors and its subsidiaries.

     THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED JANUARY 10, 1999, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS DOCUMENT AND IS INCORPORATED BY REFERENCE. HOLDERS OF POOL COMMON STOCK SHOULD READ THIS ENTIRE OPINION CAREFULLY. MORGAN STANLEY'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF POOL COMMON STOCK, OTHER THAN NABORS AND ITS SUBSIDIARIES, AND IT DOES NOT ADDRESS ANY OTHER ASPECTS OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE POOL SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF MORGAN STANLEY'S OPINION.

     In arriving at its opinion, Morgan Stanley:

     - reviewed certain publicly available financial statements and other information of Pool;

     - reviewed certain internal financial statements and other financial and operating data concerning Pool prepared by management of Pool;

     - discussed the past and current operations and financial condition and the prospects of Pool with senior executives of Pool;

     - reviewed the reported prices and trading activity for the Pool common stock;

     - compared the financial performance of Pool and the prices and trading activity of the Pool common stock with that of certain other comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - reviewed certain publicly available financial statements and other information of Nabors;

     - reviewed the reported prices and trading activity for the Nabors common stock;

     - compared the financial performance of Nabors and the prices and trading activity of the Nabors common stock with that of certain other comparable publicly-traded companies and their securities;

     - reviewed the pro forma impact of the merger on Nabors' earnings per share, cash flow, capitalization and financial ratios;

     - reviewed the drafts of the merger agreement and certain related documents;

     - participated in discussions and negotiations among representatives of Pool and Nabors and their respective financial and legal advisors; and

     - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon (without independent verification) the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. Morgan Stanley assumed that the merger agreement, when executed and delivered, did not contain terms or conditions that differ materially from the drafts it had received and that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver of any material term or condition thereof. In addition, Morgan Stanley assumed that the merger will be treated as a tax-free reorganization and/or exchange, pursuant to the Internal Revenue Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Pool or Nabors, nor was it furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Pool Board on January 10, 1999 in connection with Morgan Stanley's presentation and opinion to the Pool Board on such date. Certain of these summaries of financial analyses include information presented in tabular format. In order fully to understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. In the summaries below, unless otherwise specifically noted, references to forecasted financial information were derived from research analyst estimates.

     Common Stock Performance. Morgan Stanley's analysis of the Pool common stock and Nabors common stock performance consisted of an historical analysis of the indexed closing prices from May 5, 1994 to January 6, 1999, and compared such performance to that of certain publicly-traded companies including:

     - Key Energy Services, Inc.;

     - Pride International, Inc.; and

     - the S&P Oil Well Equipment and Services Index (consisting of Baker Hughes Incorporated, Halliburton Company, Helmerich & Payne, Inc., Rowan Companies, Inc. and Schlumberger N.V.).

     The following table depicts the percentage increases in the indexed prices of the referenced securities and indices for the periods from May 5, 1994 to the indicated dates:

                                                                 % INCREASE/(DECREASE)
                                                                   SINCE MAY 5, 1994
                                                              ---------------------------
                                                              PERIOD ENDED   PERIOD ENDED
                                                                10/29/98        1/6/99
                                                              ------------   ------------
Pool........................................................      62.9%          86.2%
Nabors......................................................     163.2%         133.0%
Key Energy..................................................      76.1%           1.2%
Pride International.........................................     104.5%          47.7%
S&P Oil Well Equipment & Services Index.....................      84.9%          76.8%

     Comparable Publicly-Traded Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of Pool with that of a group of publicly-traded oil well equipment and servicing companies as set forth in the table below. Such financial information included aggregate value to forecasted 1998 and 1999 EBITDA multiples, price to forecasted 1998 and 1999 earnings per share ("EPS") multiples and price to forecasted 1998 and 1999 cash flow per share ("CFPS") multiples. The following table presents, as of January 6, 1999, the range of multiples for the comparable companies of each of aggregate value to projected 1998 and 1999 EBITDA, price to projected 1998 and 1999 EPS and price to projected 1998 and 1999 CFPS:

                                                                                   AGGREGATE VALUE
                                                   PRICE TO EPS    PRICE TO CFPS      TO EBITDA
                                                   -------------   -------------   ---------------
COMPARABLE COMPANIES                               1998E   1999E   1998E   1999E   1998E    1999E
--------------------                               -----   -----   -----   -----   ------   ------
Patterson Energy, Inc. ..........................  38.2x     NM     4.6x    6.9x    5.2x     10.0x
UTI Energy Corp..................................  13.5    37.8x    4.7     5.7     4.4       5.7
Key Energy.......................................   7.5    14.1     1.8     1.7     9.6       9.5
Parker Drilling Company..........................  13.1    19.8     2.9     3.0     5.9       6.1
Pride International..............................   5.4     8.4     2.7     3.0     5.3       6.2
Bonus Services Corporation.......................  22.1    10.3     4.6     3.7     4.3       3.3
Precision Drilling Corporation...................   7.1     6.2     4.3     4.0     4.1       3.7
Ensign Resource Service Group....................   6.9     8.2     4.9     5.5     3.7       4.2

---------------

NM: Not meaningful.

     No company utilized in Morgan Stanley's publicly-traded comparable company analysis is identical to either Pool or Nabors. Accordingly, an analysis of the above results necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of companies to which they are being compared. Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either Pool or Nabors, such as industry growth, the impact of competition on Pool and Nabors and the industry generally and the absence of any material adverse change in the respective financial conditions and prospects of Pool and Nabors or the industry or in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using publicly-traded comparable company data.

     Historical Exchange Ratio Analysis. Morgan Stanley also reviewed the ratio of Pool common stock to Nabors common stock trading prices and the premium or discount represented by the exchange ratio to such average historical exchange ratios over varying intervals of time over the last five years. Morgan Stanley observed that the average of the ratios of the closing prices of Pool common stock to Nabors common stock for the one year periods during 1994 to 1998 were as follows:

                                                                             PREMIUM/(DISCOUNT)
                                                      AVERAGE IMPLIED        REPRESENTED BY THE
ONE YEAR ENDING                                  HISTORICAL EXCHANGE RATIO     EXCHANGE RATIO
---------------                                  -------------------------   ------------------
December 31, 1994..............................            1.185x                  (13.5%)
December 31, 1995..............................            1.016                     0.9%
December 31, 1996..............................            0.801                    28.0%
December 31, 1997..............................            0.798                    28.4%
December 31, 1998..............................            0.772                    32.8%

     Morgan Stanley further observed the following averages of the ratios of closing stock prices of Nabors common stock and Pool common stock for various periods ended October 29, 1998 (the last trading day prior to Nabors' announcement of its proposal to acquire Pool), and for the year ended on December 31, 1998:

                                                                               PREMIUM
                                                        AVERAGE IMPLIED     REPRESENTED BY
PERIOD ENDED OCTOBER 29, 1998                           EXCHANGE RATIO    THE EXCHANGE RATIO
-----------------------------                           ---------------   ------------------
Prior 180 Days........................................      0.674x              52.0%
Prior 90 Days.........................................      0.556x              84.4%
Prior 60 Days.........................................      0.555x              84.7%
Prior 30 Days.........................................      0.540x              89.8%

     Morgan Stanley also observed that (1) the implied exchange ratio based on the closing price of Pool common stock and Nabors common stock on October 29, 1998, of $11.81 and $17.44, respectively, was approximately 0.677x and (2) the exchange ratio represented a premium of 51.4% to this implied exchange ratio.

     Analysis of Selected Precedent Transactions. Using publicly available information, Morgan Stanley reviewed the following proposed or completed public and private acquisitions in the oil field services industry as listed below:

PUBLIC PRECEDENT TRANSACTIONS
ANNOUNCEMENT PERIOD                       ACQUIROR                       ACQUIREE
-----------------------------             --------                       --------
October 1998.....................  Parker Drilling          Superior Energy Services, Inc.
October 1998.....................  Nabors                   Bayard Drilling Technologies, Inc.
September 1998...................  Schlumberger N.V.        Camco International Inc.
August 1998......................  R&B Falcon Corporation   Cliffs Drilling Company
June 1998........................  Key Energy               Dawson Production Services, Inc.
February 1997....................  Camco International      Production Operators Corp.
April 1996.......................  BJ Services Company      NowscoWell Service Ltd.
June 1998........................  Bonus                    Alberta Gold
January 1998.....................  Dawson                   Petrostar
October 1997.....................  Key Energy               Coleman
September 1997...................  Key Energy               Ram and Rowland
June 1997........................  Key Energy               Well-Co
February 1997....................  Dawson                   Pride International's U.S. Land
                                                            Well Servicing and Workover Fleet
July 1996........................  Dawson                   Taylor
March 1996.......................  Key Energy               Welltech
June 1995........................  Pool                     Golden Pacific

     Morgan Stanley compared certain financial and market statistics of the public precedent transactions and the private precedent transactions. The aggregate value to latest twelve months EBITDA multiple ranged from 4.8 to 14.0 times for the public precedent transactions and 3.9 to 11.5 times for the private precedent transactions. The aggregate value to the estimated one year forward EBITDA multiple ranged from 4.7 to 11.4 times for the public precedent transactions and was not available for the private precedent transactions.

     No transaction utilized in the precedent transaction analysis is identical to the merger in both timing and size, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Pool and other factors that would affect the acquisition value of the companies to which it is being compared. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pool, such as industry growth, the impact of competition on Pool and the industry generally and the absence of any material adverse change in the financial conditions and prospects of Pool or the industry or in the financial markets in general.

     Premium Analysis. Morgan Stanley analyzed the movements in the share prices of Nabors, the S&P Oil Well Services Index and a peer index of companies consisting of Nabors, Key Energy, Pride International, Parker Drilling, UTI Energy and Patterson Energy from October 9, 1998 to January 6, 1999 and from October 29, 1998 to January 6, 1999. Morgan Stanley developed a "normalized" share price for Pool based on the percentage increase or decrease of these three groups of securities for the indicated periods and then compared the $15.82 per share in merger consideration implied by the exchange ratio as of January 6, 1999 to such normalized prices. The actual share prices, normalized prices for Pool common stock and the premiums represented by the merger consideration to such normalized prices are as follows:

                                                                                       PRICE IMPLIED BY THE
                            SHARE PRICE FOR POOL                                        EXCHANGE RATIO AS A
                            --------------------                  "NORMALIZED"        PREMIUM TO "NORMALIZED"
                             10/9/98     1/6/99    % CHANGE   SHARE PRICE FOR POOL          SHARE PRICE
                            ---------   --------   --------   --------------------   -------------------------
Nabors....................   $ 13.25     $15.44      16.5%           $8.23                      92.3%
S&P Oil Well Services
  Index...................    100.00      116.5      16.5%            8.22                      92.5%
Peer Index................    100.00      109.4       9.4%            7.73                     104.7%

                                                                                       PRICE IMPLIED BY THE
                            SHARE PRICE FOR POOL                                        EXCHANGE RATIO AS A
                            --------------------                  "NORMALIZED"        PREMIUM TO "NORMALIZED"
                            10/29/98     1/6/99    % CHANGE   SHARE PRICE FOR POOL          SHARE PRICE
                            ---------   --------   --------   --------------------   -------------------------
Nabors....................   $ 17.44     $15.44     (11.5%)          $10.46                     51.3%
S&P Oil Well Services
  Index...................    100.00      95.60      (4.4%)           11.30                     40.0%
Peer Index................    100.00      81.40     (18.6%)            9.61                     64.7%

     Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the merger on Nabors' earnings per share for the fiscal years ending 1999 through 2001. The analysis was performed utilizing stand-alone earnings estimated for the fiscal years ending 1999 through 2001 for Pool and Nabors. The earnings estimates were based on certain financial projections based on research analyst projected views on Pool and Nabors earnings for those periods, with 1999 having been adjusted to reflect current expectations of the operating environment, taking into account a range of synergies and cost savings which could be derived from the merger based on research analyst estimates. Based on such analysis, on an earnings per share basis, (1) the merger would cause dilution to Nabors' stockholders of 5.9% in 1999, 2.8% in 2000 and 3.5% in 2001, assuming no synergies, and (2) the merger would cause accretion to Nabors' stockholders of 4.6% in 1999, 2.6% in 2000 and 0.9% in 2001, assuming $15 million in synergies.

     Pro Forma Ownership. Morgan Stanley compared the aggregate percentage share ownership of the combined company assuming the merger was completed on January 6, 1999 at the proposed exchange ratio. Based on this analysis, the holders of Pool common stock would own approximately 15.1% of the combined company and the holders of Nabors common stock would own approximately 84.9% of the combined company.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Pool or Nabors.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pool and Nabors. The analyses performed by Morgan Stanley do not necessarily indicate actual value. Actual value may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio, from a financial point of view, to the holders of Pool common stock, other than Nabors and its subsidiaries, and were provided to the Pool Board in connection with the delivery of Morgan Stanley's written opinion dated January 10, 1999. The analyses do not purport to be appraisals or to reflect the prices at which Pool and Nabors might actually be sold. The exchange ratio and the other terms of the merger agreement were determined through arm's-length negotiations between Pool and Nabors and were approved by the Pool Board. In addition, as described above, Morgan Stanley's opinion and presentation to the Pool Board was one of many factors taken into consideration by the Pool Board in making its determination to approve the merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Pool Board or the view of the Nabors Board with respect to the value of Nabors and Pool or of whether the Pool Board or the Nabors Board would have been willing to agree to a different exchange ratio.

     Morgan Stanley is an internationally recognized investment banking advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the securities of Pool and Nabors, for Morgan Stanley's account and for the account of customers. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Pool and Nabors and have received fees for the rendering of these services and may have other business relationships with Pool and Nabors and their affiliates in the future.

     Pursuant to a letter agreement dated November 24, 1998, Pool has agreed to pay Morgan Stanley, upon the closing of the merger, a fee of 0.7% of the aggregate value of the transaction. Of such fee, $250,000 was paid upon execution of the letter. Pool has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Pool has agreed to reimburse and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents, and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against any liabilities and expenses arising out of the engagement and any related transactions, including liabilities under federal securities laws.

EFFECTIVE TIME

     Subject to the terms and conditions of the merger agreement, the closing of the merger will occur on the first business day immediately following the day on which the conditions to closing set forth in the merger agreement are fulfilled or waived, unless Pool and Nabors agree otherwise. It is anticipated that the last of the conditions to the closing to be fulfilled will be either the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the approval of the merger agreement by the Pool shareholders. Promptly after such conditions are fulfilled, articles of merger relating to the merger will be filed with the Texas Secretary of State. The time when the Texas Secretary of State issues a certificate of merger in response to the filing of the articles of merger, or such later time as is specified in the articles of merger, is referred to as the "effective time" of the merger.

EXCHANGE OF CERTIFICATES

     As of the effective time, Nabors will deposit with an exchange agent certificates representing the aggregate whole number of shares of Nabors common stock to be issued in the merger plus the estimated amount of cash to be paid instead of fractional shares of Nabors common stock. As soon as reasonably practicable after the effective time, Nabors will instruct the exchange agent to mail to each holder of record of certificates formerly representing Pool common stock transmittal materials for use in exchanging such Pool certificates for certificates representing shares of Nabors common stock and, if applicable, cash instead of a fractional share of Nabors common stock.

     SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

FEDERAL SECURITIES LAWS CONSEQUENCES

     The shares of Nabors common stock to be issued to the shareholders of Pool in the merger have been registered under the Securities Act of 1933. Accordingly, all such shares of Nabors common stock will be freely transferable under the Securities Act of 1933, except that shares of Nabors common stock received by persons who are deemed to be "affiliates," as such term is defined under the Securities Act of 1933, of

Pool before the merger or who become "affiliates" of Nabors after the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Rule 145 generally provides that "affiliates" of an acquired company may not sell securities of the issuer unless the securities are sold:

     - in accordance with the volume, manner of sale and public information requirements of Rule 144; or

     - without regard to the volume or manner of sale requirements of Rule 144, but subject to its public information requirements, if the persons do not become "affiliates" of Nabors after the merger and have held the shares acquired in the merger for at least one year.

     Rule 144 generally requires that the quantity of shares sold in any three-month period not exceed the greater of 1% of the outstanding shares of the issuer or the average weekly reported volume of trading in such shares for the four weeks preceding the notice of sale. Rule 144 also requires that such sales be made in unsolicited, open market "brokers' transactions." Persons who may be deemed to be "affiliates" of Nabors or Pool generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. The merger agreement requires Pool to use its best efforts to obtain from each of its "affiliates" a written agreement to the effect that such person will not sell, transfer or otherwise dispose of any of the shares of Nabors common stock issued to such person in the merger in violation of the Securities Act of 1933 or the rules and regulations promulgated by the Commission.

AMERICAN STOCK EXCHANGE LISTING OF NABORS COMMON STOCK

     In the merger agreement, Nabors has agreed to use its best efforts to cause the shares of Nabors common stock to be issued in the merger to be approved for listing on the AMEX before the merger. The obligations of Pool, Nabors and Nabors' acquisition subsidiary to close the merger are conditioned upon, among other things, such shares of Nabors common stock being listed on the AMEX.

CERTAIN EFFECTS OF THE MERGER

     If the merger is consummated, Pool will become a wholly-owned subsidiary of Nabors. As a result, public trading of the shares of Pool common stock will cease, the shares of Pool common stock will cease to be listed and traded on the Nasdaq National Market and the registration of the shares of Pool common stock under the Securities Exchange Act of 1934 will be terminated.

     For information concerning the federal income tax consequences of the merger, see "Certain United States Federal Income Tax Consequences of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Pool Board regarding the merger, you should be aware of the interests which certain executive officers and directors of Pool have in the merger that are different from your interests and their interests as shareholders. In this regard, you should consider, among other things, the following:

     Change in Control Agreements. J. T. Jongebloed, Chairman, President and Chief Executive Officer, E. J. Spillard, Senior Vice President, Finance, R. G. Hale, Group Vice President -- International Operations, G. G. Arms, Vice President and General Counsel and Corporate Secretary, L. E. Dupre, Vice President -- Human Resources, and eleven other officers and employees have entered into change in control agreements with Pool. These agreements provide for compensation to these persons in order to ensure that management of Pool remains intact and focused on Pool's business matters while the merger is pending. When the merger occurs, long-term incentive plan awards and stock options become fully vested. Upon termination of employment within three years after the merger, such persons receive, among other things, a cash payment equal to three times base salary at the time of such termination and target bonus for the preceding year plus an additional cash payment sufficient to pay all applicable excise taxes. If all holders of change in control agreements were terminated immediately following the completion of the merger, Messrs. Jongebloed, Spillard, Hale, Arms, Dupre and all others as a group would receive cash payments estimated at $4,233,000, $1,713,000, $2,148,000, $1,053,000,
$1,245,000 and $8,325,000, respectively, assuming a market price of $23.00 per share of Nabors common stock on the day before the merger.

     Options and Incentive Awards. At July 31, 1999, Pool had issued options to purchase an aggregate of 1,421,504 shares of Pool common stock to its officers, directors and employees. As shown in the following table, of this amount, directors and executive officers of Pool held options to purchase a total of 840,754 shares of Pool common stock, of which 546,144 were exercisable as of that date.

                                                                             CURRENT VALUE OF IN-THE-MONEY
                                                                             OPTIONS BASED ON THE $20.8125
                                                    OPTIONS HELD AS OF       CLOSING PRICE OF POOL COMMON
                                                       JULY 31, 1999            STOCK ON JULY 30, 1999
NAME                                             EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----                                             -------------------------   -----------------------------
J.T. Jongebloed................................      249,640 / 141,029          $2,644,460  /1,043,486
R.G. Hale......................................       37,814 /  37,145              343,547 /  266,714
E.J. Spillard..................................      119,154 /  45,866            1,300,723 /  335,607
G.G. Arms......................................       61,618 /  23,234              667,542 /  158,269
L.E. Dupre.....................................       23,918 /  20,336              229,630 /  145,431
W.H. Mobley....................................       20,000 /   4,000             170,125  /   13,750
J.R. Musolino..................................       14,000 /   4,000              93,750  /   13,750
J.L. Payne.....................................       12,000 /   4,000              68,500  /   13,750
D.R. Hendrix...................................            0 /  12,000                    0 /  115,750
J.F. Lauletta..................................        8,000 /   4,000              53,500  /   26,750

     Prior to the closing of the merger, holders of outstanding Pool stock options can elect to receive a cash payment equal to the net value of their options or new Nabors options in exchange for their Pool options. When Pool completes the merger, each outstanding option to purchase Pool common stock that has not been cashed out will be substituted with a Nabors stock option that will be fully vested and will be exercisable for Nabors common stock at option exercise prices and in amounts adjusted to reflect the applicable terms of the merger. The new Nabors option will be exercisable for a term equal to the remaining term of the original Pool option, unless the holder is eligible to retire at the time of the closing of the merger under the terms of Pool's 1993 employee stock incentive plan. In this event, the holder can elect to shorten the term of any substituted Nabors options to five years. All substituted Nabors options can be exercised at any time during their term even though the holder ceases to be a director, officer or employee of Pool. Except as noted in this paragraph, the substituted Nabors options will be subject to the same terms and conditions as set forth in the Nabors 1998 stock option plan and related stock option agreement in effect immediately prior to the merger.

     Long-term incentive plan awards to Messrs. Jongebloed, Hale, Spillard, Arms, Dupre and five other officers and employees of Pool covering 54,726 shares, 16,039 shares, 17,140 shares, 7,857 shares, 6,491 shares, and 28,150 shares, respectively, of Pool common stock will become payable upon the closing of the merger. Additionally, the forfeiture restrictions will be lifted on an aggregate of 88,468 shares of Pool common stock held by directors and executive officers that have been paid previously as incentive awards.

     Indemnification and Insurance. Nabors has agreed that the charter and bylaws of the surviving corporation in the merger will contain the indemnification provisions currently set forth in exhibits to the merger agreement. These provisions will not be amended, repealed or otherwise modified for a period of six years after the merger in any manner that would adversely affect the rights of individuals under such provisions who at any time before the merger were directors or officers of Pool in respect of actions or omissions occurring at or before the merger, including, without limitation, the transactions contemplated by the merger agreement, unless such modification is required by law.

     In addition, for a period of six years after the merger, Nabors has agreed that it and the surviving corporation will jointly and severally indemnify, defend and hold harmless the present and former officers and directors of Pool or any of its subsidiaries against all losses, expenses, claims, damages or amounts paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such person is or was a director or officer of Pool or any of its subsidiaries. This indemnification covers claims arising out of actions or omissions occurring at or before the merger and includes, but is not limited to, the transactions contemplated by the merger agreement. In each case, the indemnification will apply to the full extent permitted under Texas law, and Nabors will pay expenses, including fees and disbursements of counsel, as incurred, in advance of the final disposition of any such action or proceeding to each indemnified party upon receipt from the indemnified party to whom expenses are advanced of an undertaking to repay such advances, as contemplated by Texas law.

     Under the terms of the merger agreement, commencing at the merger, the directors and officers of the surviving corporation will be insured under the policies of directors' and officers' liability insurance currently maintained by Nabors or maintained by Nabors after the merger. In addition, for a period of six years after the merger, Nabors will use commercially reasonable efforts to maintain in effect the current policies of directors' and officers' liability insurance maintained by Pool and its subsidiaries, or equivalent policies, with respect to claims arising from facts or events which occurred before the merger; provided that Nabors will not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid by Pool before the date of the merger agreement, but in such case shall purchase as much coverage as possible for such amount.

REGULATORY MATTERS

     Transactions such as the merger are reviewed by the Antitrust Division of the Department of Justice and by the Federal Trade Commission to ensure compliance with antitrust laws. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its interpretive rules, govern this review. Under the Hart-Scott-Rodino Act, Pool and Nabors may not consummate the merger until they have filed a notice with the Antitrust Division and the FTC and the applicable waiting period expires or is terminated.

     On February 19, 1999, Pool and Nabors filed their respective Premerger Notification and Report Forms as required by the Hart-Scott-Rodino Act. On March 19, 1999, Nabors and Pool each received a second request for information and documentary material from the Department of Justice asking for additional information regarding their respective businesses and customers. On July 2, 1999, Nabors filed its response to the Department of Justice's second request. On July 8, 1999, Pool filed its response. The waiting period expired on July 29, 1999.

     At any time before or after the merger, the Antitrust Division or the FTC could take action to enjoin the merger or to force divestiture of substantial assets of Pool or Nabors or their subsidiaries. Private parties and state attorneys general could also bring an action under the antitrust laws in certain circumstances. Pool and Nabors cannot guarantee that the Antitrust Division, the FTC or others will not challenge the merger and cannot predict the result should such a challenge occur. If the Antitrust Division or the FTC requires the divestiture of assets of Pool or Nabors as a condition to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act, or imposes any other conditions, restrictions or limitations on Nabors' ownership of Pool's or any of its subsidiaries' assets, Nabors is not required to accept any such conditions, restrictions or limitations and the merger agreement can be terminated.

SOURCE AND AMOUNT OF FUNDS

     Nabors intends to pay cash instead of fractional shares with its working capital. The total cash cost to Nabors of the merger will be approximately $10.7 million, exclusive of any repayment of debt and assuming that all options to purchase shares of Pool common stock are converted into shares of Nabors common stock as provided in the merger agreement.

MANAGEMENT OF NABORS FOLLOWING THE MERGER

     Under the merger agreement, at the effective time, the Nabors Board will be expanded to add one additional member, who shall be designated by mutual agreement of Pool and Nabors and who shall be selected from the current independent members of the Pool Board. Although five Pool officers will be offered transitional employment with the surviving corporation, it is not anticipated that any officers of Pool will become officers of Nabors after the merger.

ABSENCE OF RIGHTS OF DISSENTING SHAREHOLDERS

     Under Article 5.11(B) of the Texas Business Corporation Act, shareholders of Pool will not be entitled to exercise any rights to dissent from the merger.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion sets forth certain of the United States federal income tax consequences of the merger to holders of Pool common stock who exchange such stock for Nabors common stock pursuant to the merger. The following discussion addresses only such shareholders who hold their Pool common stock as a capital asset and does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules (including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or a constructive sale or conversion transaction, or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation). The following discussion is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code of 1986, as amended, laws, regulations, rulings and decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local, and other foreign laws are not addressed herein. HOLDERS OF POOL COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

     No ruling has been (or will be) sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger. It is a condition to the consummation of the merger that Pool receive an opinion from its special tax counsel, Bracewell & Patterson, L.L.P., and that Nabors receive an opinion from its special tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, to the effect that, based upon certain facts, representations and assumptions, the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended. The issuance of such opinions is conditioned on, among other things, such tax counsels' receipt of representation letters from each of Nabors, Nabors' acquisition subsidiary and Pool, in each case, in form and substance reasonably satisfactory to each such tax counsel. The following discussion assumes that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     Based on the above assumptions and qualifications, holders of Pool common stock who exchange their Pool common stock for Nabors common stock pursuant to the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, that they receive instead of fractional shares of Nabors common stock. Holders of Pool common stock who receive cash instead of fractional shares of Nabors common stock in the merger generally will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Nabors common stock that is allocable to the fractional share. Such gain or loss generally will constitute capital gain or loss. In the case of an individual shareholder, any such capital gain will be subject to a maximum United States federal income tax rate of 20% if the individual held his or her Pool common stock for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     Each holder's aggregate tax basis in the Nabors common stock received in the merger will be the same as his or her aggregate tax basis in the Pool common stock exchanged therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Nabors common stock received by a Pool shareholder pursuant to the merger agreement will include the holding period of the Pool common stock surrendered in exchange therefor.

ACCOUNTING TREATMENT

     The merger will be treated by Nabors as a "purchase," as that term is used under United States generally accepted accounting principles, for accounting and financial reporting purposes. Under this method of accounting, the purchase price of Pool, including direct costs of the merger, will be allocated to assets and liabilities of Pool based upon their estimated fair values, with the excess purchase consideration, if any, allocated to goodwill. The results of Nabors' operations will include the results of operations of Pool commencing at the time of the merger. The Unaudited Pro Forma Financial Statements appearing elsewhere in this document are based upon certain assumptions and allocate the purchase price to assets and liabilities based upon a preliminary allocation of the purchase price. The unaudited pro forma adjustments and consolidated amounts are included for informational purposes only.

                              THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this document. This summary is qualified in its entirety by reference to the full text of the merger agreement.

THE MERGER

     Upon the terms and conditions of the merger agreement, and in accordance with the Texas Business Corporation Act, at the effective time, Nabors' acquisition subsidiary will be merged with and into Pool and Pool will continue as the surviving corporation in the merger. As a result of the merger, Pool will become a wholly-owned subsidiary of Nabors.

CONVERSION OF SECURITIES

     The Merger Consideration. Upon the consummation of the merger, each issued and outstanding share of Pool common stock will be converted into the right to receive 1.025 shares of Nabors common stock. The share exchange ratio will be adjusted to reflect any changes in Pool common stock or Nabors common stock from any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or if certain events described in the Pool rights agreement occur. Treasury shares held by Pool and its subsidiaries will be canceled in the merger and shares of Pool common stock held by Nabors and an affiliate of Nabors will remain outstanding as shares in the surviving corporation.

     Exchange of Certificates. Promptly after the merger, transmittal forms will be mailed to each holder of record of shares of Pool common stock to be used in forwarding his or her certificates evidencing such shares for surrender and exchange for the merger consideration. After receipt of such transmittal form, each holder of Pool certificates should surrender the holder's Pool share certificates to the exchange agent, and each holder will receive in exchange certificates representing the whole number of shares of Nabors common stock to which such holder is entitled, together with any cash which may be payable instead of a fractional share of Nabors common stock. Such transmittal forms will be accompanied by instructions specifying other details of the exchange.

     SHAREHOLDERS SHOULD NOT SEND IN THEIR SHARE CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

     Fractional Shares. No shares of Pool common stock will be converted into fractional shares of Nabors common stock. Each holder of Pool certificates which would otherwise represent the right to receive a fractional share of Nabors common stock shall, at the time of surrender, be paid by the exchange agent an amount in cash equal to the value of such fractional share based on the average closing price per share of Nabors common stock as reported by the Northeast edition of The Wall Street Journal for the ten consecutive trading days ending on and including the fifth trading day before the closing of the merger. All the fractional shares to which a single holder of Pool common stock would be entitled will be aggregated.

     Rights with Respect to Unexchanged Shares. After the merger, each Pool certificate (other than Pool certificates held by Nabors and an affiliate of Nabors), until properly surrendered and exchanged, will, for all purposes, represent only the right to receive the number of shares of Nabors common stock which the holder of the Pool certificate is entitled to receive, together with any cash payment instead of a fractional share of Nabors common stock. The holder of an unexchanged Pool certificate will not be entitled to receive dividends or other distributions, if any, by Nabors with a record date after the effective time until the certificate is surrendered, at which time such dividends and distributions, together with any cash payment instead of a fractional share of Nabors common stock, will be paid to the holder without interest.

     Dissenting Shares. Under Article 5.11(B) of the Texas Business Corporation Act, shareholders of Pool will not be entitled to exercise any rights to dissent from the merger.

     Stock Options. Each holder of an outstanding Pool stock option will have the right exercisable prior to the closing of the merger to elect one of the following alternatives with respect to his or her options:

(A) by virtue of the merger and without any further action, to have all of his or her Pool stock options converted into options to purchase Nabors common stock:

     - exercisable for that number of whole shares of Nabors common stock equal to (1) the number of shares of Pool common stock covered by the Pool stock option, multiplied by (2) the share exchange ratio, rounded up to the nearest whole number of shares; and

     - with a per share exercise price for the shares of Nabors common stock issuable upon the exercise of each converted stock option determined by dividing (1) the exercise price per share of Pool common stock specified for the Pool stock option under the applicable stock option plan or agreement in effect, by (2) the share exchange ratio, rounding the resulting exercise price up to the nearest whole cent;

(B) to be paid in cash immediately after the effective date of the merger in full cancellation of all of such holder's Pool stock options in an amount equal to the product of:

     - the number of shares of Pool common stock for which the Pool stock options are exercisable, multiplied by

     - the difference between the per share option exercise price and the value of 1.025 shares of Nabors common stock based on the average closing price per share of Nabors common stock as reported by the Northeast edition of The Wall Street Journal for the ten consecutive trading days ending on and including the fifth trading day prior to the closing date, appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or similar transactions;

     or

(C) if the holder of Pool stock options is eligible to retire in accordance with Pool's 1993 employee stock incentive plan as of the closing date, to have all of his or her Pool stock options converted into Nabors stock options on the same basis as (A) above, provided that the Nabors stock options received pursuant to such an election shall have a term equal to the lesser of five years or the remaining term of the Pool stock options as to which this alternative is elected.

     Nabors has agreed to reserve for issuance the number of shares of Nabors common stock that will become issuable upon the exercise of the converted Pool stock options. Nabors has agreed to file a registration statement with the Commission with respect to the shares of Nabors common stock subject to the converted options, and to use its best efforts to keep the registration statement effective for so long as the converted options remain outstanding.

     Where the merger agreement does not state otherwise, the converted Pool stock options will be subject to the terms and conditions of Nabors' 1998 employee stock option plan, and the form of stock option agreement will be Nabors' standard form as is in effect on the date of the merger agreement.

     Incentive Awards. By virtue of the merger and without any further action, each share of Pool common stock to be awarded by Pool pursuant to a long-term incentive plan will be converted into the right to receive the number of whole shares of Nabors common stock equal to the product of (1) the number of shares of Pool common stock covered by an incentive award immediately prior to the effective time, multiplied by (2) the exchange ratio, rounded up to the nearest whole number of shares of Nabors common stock.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties by Nabors, Nabors' acquisition subsidiary and Pool with respect to, among other things:

     - organization, qualification and corporate power;

     - capitalization;

     - corporate authority relative to the merger agreement;

     - Commission reports and financial statements;

     - absence of undisclosed liabilities;

     - absence of violations of law;

     - environmental laws and regulations;

     - employee benefit matters;

     - absence of certain changes or events;

     - litigation;

     - ownership of the other party's stock;

     - tax matters;

     - required vote of shareholders to approve the merger;

     - insurance;

     - intellectual property;

     - material contracts;

     - brokers' fees;

     - property;

     - equipment; and

     - necessary permits.

     In addition, Pool has also made certain representations and warranties with respect to the Pool rights agreement, the opinion of its financial advisor, its vessels and its financial condition. Nabors and Nabors' acquisition subsidiary have also made certain representations and warranties with respect to the ownership of Nabors' acquisition subsidiary and its activities.

     A number of the representations and warranties made by Pool and Nabors in the merger agreement contain qualifications which limit the scope of the representations and warranties to matters which would have a material adverse effect on the applicable company and its subsidiaries, taken as a whole. In general, the merger agreement provides that a material adverse effect will be deemed to have occurred if there is a change or effect which has caused, or may be reasonably likely to cause, actual monetary loss not covered by insurance which exceeds $30.0 million, in the case of Nabors, or $10.0 million, in the case of Pool. Furthermore, effects on general economic conditions or the oil and gas, contract drilling, workover service or oilfield service industries in general will not be considered material adverse effects for purposes of the merger agreement.

COVENANTS

     Covenants of Pool. Pool has agreed that until the merger, except as contemplated in the merger agreement or with the consent of Nabors, it will, among other things:

     - operate its business only in the usual and ordinary course consistent with past practice and in compliance in all material respects with applicable laws and regulations;

     - use its commercially reasonable efforts to preserve substantially intact its business organizations, maintain its rights and franchises, retain the services of its officers and key employees and maintain its material relationships with its customers, suppliers, creditors and joint venture or other business partners;

     - use its commercially reasonable efforts to maintain and keep its properties and assets in good repair and condition in all material respects, allowing for ordinary wear and tear; and

     - use its commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that maintained when the merger agreement was signed.

     In addition, Pool has agreed that, except as contemplated by the merger agreement (including the disclosure schedules delivered by Pool to Nabors) or with the consent of Nabors, it will not take any of the following actions:

     - increase the compensation payable to any director, executive officer or employee, grant or agree to grant any severance or termination pay, other than in accordance with the terms of the severance agreements in effect on the date of the merger agreement, or adopt or amend any employee benefit plan;

     - declare or pay any dividend or other distribution in respect of outstanding shares of capital stock, subject to certain exceptions;

     - redeem, purchase or otherwise acquire its shares or options, warrants or other rights to acquire securities of Pool or any of its subsidiaries, subject to certain exceptions, or effect any recapitalization, or split, combination or reclassification of any of the stock of Pool or any of its subsidiaries;

     - issue any shares or any security that are convertible into or exercisable for Pool's stock or that of any of its subsidiaries, subject to certain exceptions, or amend or otherwise modify the terms of any option, warrant or other security so as to create terms more favorable for the holder, or accelerate the vesting of any Pool stock options;

     - acquire any equity interest in excess of $1.0 million or acquire any assets which are material, except in accordance with ordinary business operations;

     - dispose of any material assets, subject to certain exceptions;

     - amend its Articles of Incorporation or Bylaws;

     - change any of its methods of accounting or tax reporting, subject to certain exceptions;

     - make or rescind any election relating to taxes, or settle or compromise any matter relating to taxes over $500,000;

     - spend more than $2.0 million in the aggregate on the purchase of equipment or supplies, subject to certain exceptions;

     - enter into any contract, agreement or arrangement that would be material to the business, financial condition or results of operations of Pool or its subsidiaries, taken as a whole;

     - pay, discharge or satisfy any claims, liabilities or obligations, subject to certain exceptions;

     - incur or assume any debt, subject to certain exceptions;

     - make any loans, advances or capital contributions to, or investments in, any other person, subject to certain exceptions, or enter into any material commitment or transaction; or

     - take any action that would, or is reasonably likely to, result in any of its representations or warranties being untrue or in any of the conditions to the merger not being satisfied.

     Covenants of Nabors. Nabors has agreed that, until the merger, except as contemplated in the merger agreement or with the consent of Pool, it will not, and will cause Nabors' acquisition subsidiary not to, among other things:

     - amend any of the material terms or provisions of Nabors common stock;

     - knowingly take any action which would result in Nabors common stock not being traded on AMEX;

     - declare or pay any dividends or distributions on outstanding shares of stock; or

     - take any action that would, or is reasonably likely to, result in any of Nabors' or Nabors' acquisition subsidiary's representations or warranties being untrue or in any of the conditions to the merger not being satisfied.

     No Solicitation. The merger agreement prohibits Pool and its subsidiaries, and their respective directors, officers, employees, representatives and agents, from, directly or indirectly:

     - initiating, soliciting or encouraging, including by way of furnishing information or assistance, or taking any other action to facilitate, the types of acquisition proposals described below and referred to in this document as "company acquisition proposals;"

     - entering into discussions or negotiating with any person or entity in furtherance of a company acquisition proposal;

     - entering into an agreement with respect to the types of acquisition transactions described below and referred to in this document as "company acquisition transactions" or agreeing to or endorsing any company acquisition proposal; or

     - authorizing or permitting any of the officers, directors or employees of Pool or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Pool or any of its subsidiaries to take any such action.

     The merger agreement requires Pool to advise Nabors of any company acquisition proposal within two days of receiving such proposal, and to deliver a copy of any written proposal to Nabors.

     However, the merger agreement does not prohibit the Pool Board from:

     - complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to a company acquisition proposal; or

     - furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited, bona fide, written company acquisition proposal obtained before shareholder approval of the merger and recommending the same to Pool's shareholders or otherwise communicating with Pool's shareholders regarding such proposal in a manner permitted by law, if, and only to the extent that:

     - the Pool Board, after consultation with legal counsel, determines in good faith that such action is required for the Pool Board to comply with its fiduciary duties to shareholders imposed by the Texas Business Corporation Act and other applicable Texas law;

      - before furnishing such information to, or entering into discussions or negotiations with, such person or entity, Pool:

        (a) provides two business days' written notice to Nabors of such action; and

        (b) obtains from such person or entity a customary confidentiality agreement; and

      - the Pool Board determines in good faith and after consultation with its financial advisor that, in light of the information furnished to it relating to such company acquisition proposal, the company acquisition transaction contemplated would, if consummated, result in a more favorable transaction than the transaction contemplated by the merger agreement, taking into account such factors as the Pool Board deems relevant, for which financing, to the extent required, is committed or, in the reasonable good faith judgment of the Pool Board, after receiving advice from its financial advisor, is reasonably likely to be obtained from a third party.

     A "company acquisition proposal" is any inquiry or proposal which relates to or contemplates a company acquisition transaction.

     A "company acquisition transaction" means any of the following transactions:

     - any merger, consolidation, share exchange or other business combination involving Pool or any of its subsidiaries, subject to certain exceptions;

     - any sale, exchange, transfer or other disposition to any person other than Nabors or any of its subsidiaries of properties or assets of Pool or any of its subsidiaries which constitute:

      - all or substantially all of the properties and assets of Pool;

      - all or substantially all of the properties and assets of any significant subsidiary, or a material division or other business unit of Pool or any significant subsidiary; or

      - properties and assets which are material to the business or operations of Pool and its subsidiaries, taken as a whole;

     - any tender offer or exchange offer by any person other than Nabors or any of its subsidiaries for 15% or more of the outstanding shares of Pool common stock; or

     - any acquisition of shares of Pool common stock by any person or group other than Nabors or any of its subsidiaries which would require an amendment, waiver, termination or alteration of the Pool rights agreement so that such acquisition would not result in such person becoming an "acquiring person" under the terms of the Pool rights agreement.

     Access and Information. Both Nabors and Pool have agreed, subject to certain limitations, to allow one another reasonable access to information concerning its business, properties, contracts, records and personnel. In addition, Pool has agreed to permit Nabors and its representatives to confirm, on reasonable notice and through agreed-upon methods, with Pool's and its subsidiaries' principal vendors, customers and trade affiliates that the acquisition of Pool by Nabors will be acceptable to, and will not affect Pool's or its subsidiaries' relationships with, such vendors, customers and trade affiliates.

     Confidentiality. Between the date of the merger agreement and the effective time, Pool and Nabors have agreed to maintain in confidence, and to cause their representatives to maintain in confidence, and not to use to the detriment of a party to the merger agreement, any information obtained from a party to the merger agreement or its subsidiaries in connection with the merger agreement or any related transactions, with certain exceptions. Upon any termination of the merger agreement, Pool and Nabors will return or destroy all confidential information provided by the other.

CLOSING CONDITIONS

     Conditions Applicable to All Parties. The following conditions, among others, must be satisfied before the merger, unless waived by the parties to the merger agreement:

     - no stop order or proceeding shall have been initiated which suspends or seeks to suspend the effectiveness of the registration statement of which this document is a part;

     - the merger agreement shall have been approved and adopted by the holders of two-thirds of the outstanding shares of Pool common stock;

     - there shall be no order, injunction, or other legal restraint or prohibition making illegal or prohibiting the consummation of the merger;

     - Pool and Nabors shall have received certain opinions as to tax matters from their counsel;

     - the applicable waiting period under the Hart-Scott-Rodino Act shall have expired or have been terminated; and

     - the shares of Nabors common stock to be issued in the merger shall have been approved for listing on AMEX, subject to notice of issuance.

     Conditions Applicable to Nabors. Nabors' obligations to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of certain additional conditions, including:

     - the accuracy of Pool's representations and warranties, with such exceptions as would not have a material adverse effect on Pool;

     - Pool's performance in all material respects of its obligations under the merger agreement;

     - the effectiveness of certain agreements with affiliates of Pool relating to resales of Nabors common stock as provided by Rule 145 under the Securities Act of 1933;

     - the absence of (a) any required divestiture of assets by Pool or Nabors as a condition to the expiration of the waiting period under the Hart-Scott-Rodino Act that Nabors does not wish to accept or (b) any other conditions, restrictions or limitations imposed by federal antitrust authorities affecting Nabors' ownership of Pool's assets that Nabors does not wish to accept;

     - the lack of, since the date of the merger agreement, an event having a material adverse effect on Pool and of a combination of state of facts, events, changes or effects that has had, or would reasonably be expected to have, a material adverse effect on Pool; and

     - the amendment of, or other arrangement relating to, Pool's Saudi joint venture agreement so that Nabors is reasonably satisfied in its good faith judgment that the merger will not materially adversely affect the operations of Pool Arabia Ltd. or Nadrico Saudi Company Limited and will not result in a change of control of Pool Arabia Ltd.

     Conditions Applicable to Pool. Pool's obligations to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of certain additional conditions, including:

     - the accuracy of Nabors' and Nabors' acquisition subsidiary's representations and warranties, with such exceptions as would not have a material adverse effect on Nabors;

     - Nabors' performance in all material respects of its obligations under the merger agreement; and

     - the lack of, since the date of the merger agreement, an event having a material adverse effect on Nabors and of a combination of state of facts, events, changes or effects that has had, or would reasonably be expected to have, a material adverse effect on Nabors.

TERMINATION

     The merger agreement may be terminated at any time before the merger, only in the following ways:

          (1) by mutual written consent of Nabors and Pool;

          (2) by Nabors, upon a breach by Pool of any of its covenants or agreements, or if any representation or warranty of Pool is untrue, in either case causing certain conditions not to be satisfied, except that Pool shall have an opportunity to cure the breach by exercising its reasonable best efforts;

          (3) by Pool, upon a breach by Nabors of any of its covenants or agreements, or if any representation or warranty of Nabors is untrue, in either case causing certain conditions not to be satisfied, except that Nabors shall have an opportunity to cure the breach by exercising its reasonable best efforts;

          (4) by either Nabors or Pool, if certain final, nonappealable orders, decrees or rulings prevent the consummation of the merger;

          (5) by either Nabors or Pool, if the merger does not occur on or before October 1, 1999, subject to a six-month extension if the applicable waiting period under the Hart-Scott-Rodino Act has not yet expired or been terminated by such date, unless the failure to consummate the merger by such date results from the action or failure to act of the party seeking to terminate the merger agreement;

          (6) by either Nabors or Pool, if Pool holds the special meeting but the merger agreement does not receive the required shareholder approval;

          (7) by Nabors, if:

             (A) the Pool Board withdraws, or materially modifies or materially changes, its recommendation of the merger agreement or the merger in a manner adverse to Nabors or Nabors' acquisition subsidiary, or resolves to do so;

             (B) the Pool Board recommends a company acquisition proposal or, after ten business days following the commencement of any company acquisition proposal that is a tender offer, has not recommended against accepting such company acquisition proposal or has taken no position with respect to such company acquisition proposal; or

             (C) Pool changes the provisions of the Pool rights agreement in such a manner that any person other than Nabors or Nabors' acquisition subsidiary has been permitted to acquire beneficial ownership of, or the right to acquire beneficial ownership of, or any group has been formed that beneficially owns, or has the right to acquire beneficial ownership of, more than 15% of the then outstanding shares of capital stock of Pool, in each case without triggering the Pool rights agreement;

          (8) by Pool, if the Pool Board has withdrawn, or modified or changed in a manner adverse to Nabors or Nabors' acquisition subsidiary its approval or recommendation of the merger agreement or the merger in order to approve and permit Pool to execute a definitive agreement providing for a company acquisition transaction that, if consummated, would result, in the Pool Board's good faith judgment, in a more favorable transaction than the merger with Nabors; provided that Pool must:

             (A) give Nabors five days' advance notice of its intention to terminate and must specify the material terms and conditions of, and the identity of the person making, the company acquisition proposal;

             (B) negotiate in good faith with Nabors to make such adjustments in the terms and conditions of the merger agreement that would enable Pool to proceed with the transactions contemplated by the merger agreement on such adjusted terms; and

             (C) pay to Nabors the sum of $15.0 million, plus all actual documented third party costs referred to below under "-- Fees, Expenses and Other Payments;" or

          (9) by Pool, if Nabors shall have delivered to Pool a notice indicating its decision to not take certain action or actions upon which approval, under the Hart-Scott-Rodino Act, of the merger and the merger agreement are conditioned.

FEES, EXPENSES AND OTHER PAYMENTS

     Nabors and Pool will bear their own costs and expenses in connection with the merger agreement and the related transactions, except as follows:

     - Nabors and Pool will share equally the costs and expenses related to printing, filing and mailing all Commission and other regulatory filings related to these transactions;

     - upon completion of the merger, all costs incurred by Nabors and Pool will be borne by the surviving corporation;

     - Pool must pay Nabors a fee of $15.0 million, plus all actual, documented third party costs incurred by Nabors, if the merger agreement is terminated as described in item (2), (7) or (8) under "-- Termination;"

     - Nabors must pay Pool a fee of $15.0 million, plus all actual, documented third party costs incurred by Pool, if the merger agreement is terminated as described in item (3) under "-- Termination;" and

     - Pool must pay Nabors a fee of $1.0 million, plus all actual, documented third party costs incurred by Nabors, if the merger agreement is terminated as described in item (6) under "-- Termination," provided, however, that if at or prior to the time that the shareholders' meeting has been held there had been announced, whether or not rejected or withdrawn, any company acquisition proposal and within 18 months of such an announcement Pool enters into any agreement with respect to a company acquisition proposal, then Pool shall pay Nabors an additional fee of $14.0 million.

AMENDMENT; WAIVER

     The merger agreement may be amended by Nabors or Pool by action of their respective Boards of Directors at any time before the merger. However, after the approval of the merger agreement by the shareholders of Pool, no amendment may be made which, under the Texas Business Corporation Act, requires the further approval of shareholders.

     At any time before the merger, Nabors and Pool may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party, or waive compliance by the other parties with any of the agreements or conditions, other than those required to be complied with by applicable law.

AMENDMENT OF POOL RIGHTS AGREEMENT

     Under the terms of the Pool rights agreement, upon the occurrence of certain events, including transactions of the type contemplated by the merger agreement, the holder of a Right issued under the Pool rights agreement, other than an "acquiring person" as defined in the Pool rights agreement, is entitled to receive, upon exercise of such Right, a number of shares of Pool common stock having a current market price equal to two times the exercise price of the Right. For additional information regarding the Pool rights agreement, see "Comparison of Securityholder Rights -- Pool Rights Agreement."

     Prior to the execution of the merger agreement, Pool signed an amendment to the Pool rights agreement so that the distribution and exercise of the Rights would not be triggered by Nabors solely as a result of entering into and consummating the transactions contemplated by the merger agreement. Specifically, the amendment to the Pool rights agreement provides, among other things, that:

          (a) the Expiration Date, as defined in the Pool rights agreement, shall occur immediately before the effective time of the merger; and

          (b) the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, will not:

           - result in a Distribution Date, Share Acquisition Date, Triggering Event, Flip-In Event or Flip-Over Event, as such terms are defined in the Pool rights agreement, being deemed to occur;

           - cause Nabors, Nabors' acquisition subsidiary or any of their respective affiliates to be deemed an Acquiring Person, as defined in the Pool rights agreement; or

           - cause the Rights provided for in the Pool rights agreement to be exercisable.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements give effect to the acquisition of all of the outstanding capital stock of Bayard and Pool by Nabors and the completion by Nabors of three separate debt transactions. The pro forma combination of Nabors, Bayard and Pool has been accounted for under the purchase method of accounting.

     The Unaudited Pro Forma Combined Condensed Balance Sheets are derived from the unaudited condensed consolidated balance sheets of Nabors, Bayard and Pool and are presented as if the merger was consummated on the balance sheet date. The Unaudited Pro Forma Combined Condensed Statements of Operations for the three months ended March 31, 1999 and the year ended December 31, 1998 are presented as if the merger was consummated on January 1, 1998. The Pro Forma Combined Condensed Statements of Operations for the year ended December 31, 1998 also give effect to the results of operations for Sea Mar, Inc. as if it was acquired by Pool on January 1, 1998.

     The unaudited pro forma combined condensed financial statements do not purport to indicate what the combined results of operations of Nabors, Bayard and Pool would have been had the merger occurred as of the dates indicated or the results of operations that may be obtained in the future. The Unaudited Pro Forma Combined Condensed Statements of Operations do not reflect the anticipated cost savings resulting from integration of the operations of Nabors, Bayard and Pool. The pro forma adjustments described in the accompanying notes are based on estimates derived from information currently available.

     The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and related notes of Nabors, Bayard and Pool contained in each company's Annual Reports on Form 10-K for the year ended December 31, 1998 and each company's Quarterly Report on Form 10-Q for the three months ended March 31, 1999, all of which are incorporated by reference into this document.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS
                              AS OF MARCH 31, 1999
                                 (IN THOUSANDS)

                                     ASSETS

                                                                                  PRO FORMA
                                                       HISTORICAL         --------------------------                 PRO FORMA
                                                  ---------------------                   NABORS AND   HISTORICAL   -----------
                                                    NABORS      BAYARD    ADJUSTMENTS       BAYARD        POOL      ADJUSTMENTS
                                                  ----------   --------   -----------     ----------   ----------   -----------
Current assets:
  Cash and cash equivalents.....................  $  300,080   $  2,379    $  (5,481)(a)  $  296,978    $ 27,116     $
  Marketable securities.........................      13,782                  (4,599)(a)       9,183
  Accounts receivable, net......................     123,671      6,722                      130,393      69,984
  Inventory and supplies........................      25,972                                  25,972      15,704
  Prepaid expenses and other current assets.....      37,795        549                       38,344      21,175        (1,346)(d)
                                                  ----------   --------    ---------      ----------    --------     ---------
        Total current assets....................     501,300      9,650      (10,080)        500,870     133,979        (1,346)
Property, plant and equipment, net..............   1,099,170    280,422     (153,719)(b)   1,225,873     410,021
Marketable securities...........................      33,833                                  33,833                    (33,833)(c)
Goodwill, net...................................       7,845     11,615       22,407(b)       41,867      60,309        55,271(d)
Other long-term assets..........................      57,948      4,147       (4,071)(b)      58,024      57,898        (4,294)(d)
                                                  ----------   --------    ---------      ----------    --------     ---------
        Total assets............................  $1,700,096   $305,834    $(145,463)     $1,860,467    $662,207     $  15,798
                                                  ----------   --------    ---------      ----------    --------     ---------

                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term obligations......  $    7,002   $  6,070    $              $   13,072    $    625     $
  Short-term borrowings.........................       4,640                                   4,640
  Trade accounts payable and accrued
    liabilities.................................     123,487     14,416        4,000(a)      141,903      78,043        29,000(c)
                                                                                                                        (4,656)(d)
  Income taxes payable..........................      14,068                                  14,068
                                                  ----------   --------    ---------      ----------    --------     ---------
        Total current liabilities...............     149,197     20,486        4,000         173,683      78,668        24,344
Long-term obligations...........................     537,967    110,166       (4,200)(b)     643,933     187,847
Other long-term liabilities.....................      46,750      3,207       10,327(b)       60,284      41,171       (12,897)(d)
                                                                                                                        14,000(d)
Deferred income taxes...........................      80,260      5,999      (64,446)(b)      21,813      60,460        (2,727)(c)
                                                                                                                         1,722(d)
                                                  ----------   --------    ---------      ----------    --------     ---------
        Total liabilities.......................     814,174    139,858      (54,319)        899,713     368,146        24,442
                                                  ----------   --------    ---------      ----------    --------     ---------
Commitments and contingencies
Stockholders' equity:
  Capital stock.................................      10,141        183          617(a)       10,758     234,015         1,961(c)
                                                                                (183)(b)                              (234,015)(d)
  Capital in excess of par value................     394,840    180,753       74,215(a)      469,055                    288,099(c)
                                                                            (180,753)(b)
  Accumulated other comprehensive loss..........      (4,775)                                 (4,775)       (526)          526(d)
                                                                                                                        (4,643)(c)
  Retained earnings (accumulated deficit).......     490,533    (14,960)      14,960(b)      490,533      60,572       (60,572)(d)
  Less treasury stock, at cost..................      (4,817)                                 (4,817)
                                                  ----------   --------    ---------      ----------    --------     ---------
        Total stockholders' equity..............     885,922    165,976      (91,144)        960,754     294,061        (8,644)
                                                  ----------   --------    ---------      ----------    --------     ---------
        Total liabilities and stockholders'
          equity................................  $1,700,096   $305,834    $(145,463)     $1,860,467    $662,207     $  15,798
                                                  ----------   --------    ---------      ----------    --------     ---------


                                                                 PRO FORMA
                                                  ----------------------------------------
                                                   COMBINED    ADJUSTMENTS(E)    COMBINED
                                                  ----------   --------------   ----------
Current assets:
  Cash and cash equivalents.....................  $  324,094     $(149,761)     $  174,333
  Marketable securities.........................       9,183                         9,183
  Accounts receivable, net......................     200,377                       200,377
  Inventory and supplies........................      41,676                        41,676
  Prepaid expenses and other current assets.....      58,173                        58,173
                                                  ----------     ---------      ----------
        Total current assets....................     633,503      (149,761)        483,742
Property, plant and equipment, net..............   1,635,894                     1,635,894
Marketable securities...........................          --                            --
Goodwill, net...................................     157,447                       157,447
Other long-term assets..........................     111,628        (2,614)        109,014
                                                  ----------     ---------      ----------
        Total assets............................  $2,538,472     $(152,375)     $2,386,097
                                                  ----------     ---------      ----------
                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term obligations......  $   13,697     $              $   13,697
  Short-term borrowings.........................       4,640                         4,640
  Trade accounts payable and accrued
    liabilities.................................     244,290        (6,504)        237,786
  Income taxes payable..........................      14,068                        14,068
                                                  ----------     ---------      ----------
        Total current liabilities...............     276,695        (6,504)        270,191
Long-term obligations...........................     831,780      (308,298)        523,482
Other long-term liabilities.....................     102,558       (10,327)         92,231
Deferred income taxes...........................      81,268                        81,268
                                                  ----------     ---------      ----------
        Total liabilities.......................   1,292,301      (325,129)        967,172
                                                  ----------     ---------      ----------
Commitments and contingencies
Stockholders' equity:
  Capital stock.................................      12,719           952          13,671
  Capital in excess of par value................     757,154       171,466         928,620
  Accumulated other comprehensive loss..........      (9,418)                       (9,418)
  Retained earnings (accumulated deficit).......     490,533           336         490,869
  Less treasury stock, at cost..................      (4,817)                       (4,817)
                                                  ----------     ---------      ----------
        Total stockholders' equity..............   1,246,171       172,754       1,418,925
                                                  ----------     ---------      ----------
        Total liabilities and stockholders'
          equity................................  $2,538,472     $(152,375)     $2,386,097
                                                  ----------     ---------      ----------

The accompanying notes are an integral part of these pro forma combined condensed financial statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  PRO FORMA
                                         HISTORICAL        ------------------------                      PRO FORMA
                                     -------------------                 NABORS AND   HISTORICAL   ----------------------
                                      NABORS     BAYARD    ADJUSTMENTS     BAYARD        POOL      ADJUSTMENTS   COMBINED
                                     --------   --------   -----------   ----------   ----------   -----------   --------
Revenues...........................  $149,692   $ 10,976     $            $160,668     $81,027       $          $241,695
Earnings from unconsolidated
  affiliates.......................     3,295         --                     3,295       3,668                     6,963
                                     --------   --------     -------      --------     -------       -------    --------
    Total revenues.................   152,987     10,976          --       163,963      84,695            --     248,658
                                     --------   --------     -------      --------     -------       -------    --------
Operating expenses:
  Direct costs.....................    93,300     12,688                   105,988      56,125                   162,113
  General and administrative
    expenses.......................    16,299      2,341        (560)(f)    18,080      14,135          (481)(f)  31,734
  Depreciation and amortization....    21,422      3,388      (1,709)(g)    23,101      11,326           325(g)   34,752
                                     --------   --------     -------      --------     -------       -------    --------
    Operating expenses.............   131,021     18,417      (2,269)      147,169      81,586          (156)    228,599
                                     --------   --------     -------      --------     -------       -------    --------
Operating income (loss)............    21,966     (7,441)      2,269        16,794       3,109           156      20,059
                                     --------   --------     -------      --------     -------       -------    --------
Other (expense) income:
  Interest expense.................    (5,405)    (3,225)        542(h)     (8,088)     (4,210)          306(h)  (11,992)
  Interest income..................     1,200         40                     1,240                                 1,240
  Other income, net................     1,852     (1,081)                      771         709                     1,480
                                     --------   --------     -------      --------     -------       -------    --------
    Other (expense) income.........    (2,353)    (4,266)        542        (6,077)     (3,501)          306      (9,272)
                                     --------   --------     -------      --------     -------       -------    --------
Income (loss) from continuing
  operations before income taxes
  (benefit)........................    19,613    (11,707)      2,811        10,717        (392)          462      10,787
Income taxes (benefit).............     7,649     (4,449)      1,090(i)      4,290        (927)        1,330(i)    4,693
                                     --------   --------     -------      --------     -------       -------    --------
Net income (loss)..................  $ 11,964   $ (7,258)    $ 1,721      $  6,427     $   535       $  (868)   $  6,094
                                     ========   ========     =======      ========     =======       =======    ========
Earnings per share from continuing
  operations:
  Basic............................  $    .12                             $    .06                              $    .05
                                     --------                             --------                              --------
  Diluted..........................  $    .12                             $    .06                              $    .05
                                     --------                             --------                              --------
Weighted average number of shares
  outstanding:
  Basic............................   100,803                  6,166(j)    106,969                    19,612(j)  126,581
                                     --------                -------      --------                   -------    --------
  Diluted..........................   101,649                  6,166(j)    107,815                    19,859(j)  127,674
                                     --------                -------      --------                   -------    --------


                                           PRO FORMA
                                     ----------------------
                                     ADJUSTMENTS   COMBINED
                                     -----------   --------
Revenues...........................    $           $241,695
Earnings from unconsolidated
  affiliates.......................                   6,963
                                       ------      --------
    Total revenues.................        --       248,658
                                       ------      --------
Operating expenses:
  Direct costs.....................                 162,113
  General and administrative
    expenses.......................                  31,734
  Depreciation and amortization....                  34,752
                                       ------      --------
    Operating expenses.............        --       228,599
                                       ------      --------
Operating income (loss)............        --        20,059
                                       ------      --------
Other (expense) income:
  Interest expense.................     3,543(k)     (8,449)
  Interest income..................                   1,240
  Other income, net................                   1,480
                                       ------      --------
    Other (expense) income.........     3,543        (5,729)
                                       ------      --------
Income (loss) from continuing
  operations before income taxes
  (benefit)........................     3,543        14,330
Income taxes (benefit).............     1,382(i)      6,075
                                       ------      --------
Net income (loss)..................    $2,161      $  8,255
                                       ======      ========
Earnings per share from continuing
  operations:
  Basic............................                $    .06
                                                   --------
  Diluted..........................                $    .06
                                                   --------
Weighted average number of shares
  outstanding:
  Basic............................     9,517(e)    136,098
                                       ------      --------
  Diluted..........................     9,517(e)    137,191
                                       ------      --------

The accompanying notes are an integral part of these pro forma combined condensed financial statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 PRO FORMA
                                       HISTORICAL        -------------------------    PRO FORMA           PRO FORMA
                                   -------------------                  NABORS AND    POOL AND    -------------------------
                                    NABORS     BAYARD    ADJUSTMENTS      BAYARD       SEA MAR    ADJUSTMENTS     COMBINED
                                   --------    -------   -----------    ----------    ---------   -----------    ----------
Revenues.........................  $968,463    $79,072     $            $1,047,535    $469,274      $            $1,516,809
Earnings from unconsolidated
  affiliates.....................      (306)        --                        (306)      4,335                        4,029
                                   --------    -------     -------      ----------    --------      -------      ----------
    Total revenues...............   968,157     79,072          --       1,047,229     473,609           --       1,520,838
                                   --------    -------     -------      ----------    --------      -------      ----------
Operating expenses:
  Direct costs...................   623,844     64,249                     688,093     321,062                    1,009,155
  General and administrative
    expenses.....................    77,026      4,312        (723)(f)      80,615      56,296       (1,064)(f)     135,847
  Depreciation and
    amortization.................    84,949     14,362      (7,517)(g)      91,794      42,134        1,612(g)      135,540
                                   --------    -------     -------      ----------    --------      -------      ----------
    Operating expenses...........   785,819     82,923      (8,240)        860,502     419,492          548       1,280,542
                                   --------    -------     -------      ----------    --------      -------      ----------
Operating income (loss)..........   182,338     (3,851)      8,240         186,727      54,117         (548)        240,296
                                   --------    -------     -------      ----------    --------      -------      ----------
Other income (expense):
  Interest expense...............   (15,463)    (6,371)      1,086(h)      (20,748)    (16,981)       1,064(h)      (36,665)
  Interest income................     1,480      1,404                       2,884       1,012                        3,896
  Other income, net..............    31,626        694                      32,320         654                       32,974
                                   --------    -------     -------      ----------    --------      -------      ----------
    Other income (expense).......    17,643     (4,273)      1,086          14,456     (15,315)       1,064             205
                                   --------    -------     -------      ----------    --------      -------      ----------
Income (loss) from continuing
  operations before income taxes
  (benefit)......................   199,981     (8,124)      9,326         201,183      38,802          516         240,501
Income taxes (benefit)...........    74,993     (2,880)      3,756(i)       75,869      14,802        1,387(i)       92,058
                                   --------    -------     -------      ----------    --------      -------      ----------
Net income (loss) from continuing
  operations.....................  $124,988    $(5,244)    $ 5,570      $  125,314    $ 24,000      $  (871)     $  148,443
                                   ========    =======     =======      ==========    ========      =======      ==========
Earnings per share from
  continuing operations:
  Basic..........................  $   1.24                             $     1.17                               $     1.17
                                   --------                             ----------                               ----------
  Diluted........................  $   1.16(l)                          $     1.10(l)                            $     1.11(l)
                                   --------                             ----------                               ----------
Weighted average number of shares
  outstanding:
  Basic..........................   100,807                  6,166(j)      106,973                   19,612(j)      126,585
                                   --------                -------      ----------                  -------      ----------
  Diluted........................   112,555(l)               6,166(j)      118,721(l)                19,859(j)      138,580(l)
                                   --------                -------      ----------                  -------      ----------


                                          PRO FORMA
                                   ------------------------
                                   ADJUSTMENTS    COMBINED
                                   -----------   ----------
Revenues.........................    $           $1,516,809
Earnings from unconsolidated
  affiliates.....................                     4,029
                                     -------     ----------
    Total revenues...............         --      1,520,838
                                     -------     ----------
Operating expenses:
  Direct costs...................                 1,009,155
  General and administrative
    expenses.....................                   135,847
  Depreciation and
    amortization.................                   135,540
                                     -------     ----------
    Operating expenses...........         --      1,280,542
                                     -------     ----------
Operating income (loss)..........         --        240,296
                                     -------     ----------
Other income (expense):
  Interest expense...............     12,167(k)     (24,498)
  Interest income................                     3,896
  Other income, net..............                    32,974
                                     -------     ----------
    Other income (expense).......     12,167         12,372
                                     -------     ----------
Income (loss) from continuing
  operations before income taxes
  (benefit)......................     12,167        252,668
Income taxes (benefit)...........      4,563(i)      96,621
                                     -------     ----------
Net income (loss) from continuing
  operations.....................    $ 7,604     $  156,047
                                     =======     ==========
Earnings per share from
  continuing operations:
  Basic..........................                $     1.15
                                                 ----------
  Diluted........................                $     1.13
                                                 ----------
Weighted average number of shares
  outstanding:
  Basic..........................      9,517(e)     136,102
                                     -------     ----------
  Diluted........................                   138,580
                                     -------     ----------

The accompanying notes are an integral part of these pro forma combined condensed financial statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                 HISTORICAL                    PRO FORMA
                                        -----------------------------   ------------------------
                                                                                        POOL AND
                                          POOL     SEA MAR   COMBINED   ADJUSTMENTS     SEA MAR
                                        --------   -------   --------   -----------     --------
Revenues..............................  $455,741   $13,533   $469,274     $             $469,274
Earnings from unconsolidated
  affiliates..........................     4,335        --      4,335                      4,335
                                        --------   -------   --------     -------       --------
     Total revenues...................   460,076    13,533    473,609          --        473,609
                                        --------   -------   --------     -------       --------
Operating expenses:
  Direct costs........................   316,558     4,504    321,062                    321,062
  General and administrative
     expenses.........................    55,355       941     56,296                     56,296
  Depreciation and amortization.......    39,766       609     40,375       1,759(m)      42,134
                                        --------   -------   --------     -------       --------
     Operating expenses...............   411,679     6,054    417,733       1,759        419,492
                                        --------   -------   --------     -------       --------
Operating income......................    48,397     7,479     55,876      (1,759)        54,117
                                        --------   -------   --------     -------       --------
Other income (expense):
  Interest expense....................   (14,672)     (323)   (14,995)     (1,986)(n)    (16,981)
  Interest income.....................       954        58      1,012                      1,012
  Other income, net...................       654       904      1,558        (904)(o)        654
                                        --------   -------   --------     -------       --------
     Other income (expense)...........   (13,064)      639    (12,425)     (2,890)       (15,315)
                                        --------   -------   --------     -------       --------
Income from continuing operations
  before income taxes.................    35,333     8,118     43,451      (4,649)        38,802
Income taxes..........................    13,525     2,841     16,366      (1,564)(i)     14,802
                                        --------   -------   --------     -------       --------
Net income from continuing
  operations..........................  $ 21,808   $ 5,277   $ 27,085     $(3,085)      $ 24,000
                                        ========   =======   ========     =======       ========

The accompanying notes are an integral part of these pro forma combined condensed financial statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following is a summary of the significant assumptions and adjustments used in preparing the Unaudited Pro Forma Combined Condensed Balance Sheets as of March 31, 1999 and the Unaudited Pro Forma Combined Condensed Statements of Operations for the three months ended March 31, 1999 and the year ended December 31, 1998.

          (a) To reflect the purchase of Bayard for $5.48 million in cash and the issuance of 6,165,749 shares of Nabors common stock in exchange for 100% of the issued and outstanding shares of Bayard. These amounts represent the conversion of each Bayard share into .3375 shares of Nabors common stock and $.30 in cash. Nabors common stock was valued at $12.0625 per share, which represents the average market price of Nabors common stock for the two day period prior to the agreement as to the final merger terms. A Nabors affiliate owned $4.2 million face amount of the Bayard $100 million, 11%, Senior Notes due 2005 (the "Bayard 11% Notes") prior to the merger. As of March 31, 1999, these notes had a carrying value to Nabors of $4.6 million. Additionally, the purchase price reflects the issuance by Nabors of 298,664 options and 133,988 warrants to purchase Nabors common stock, which were valued at their estimated fair market value using the Black-Scholes option pricing model, in exchange for the outstanding options and warrants of Bayard. The purchase price has been calculated as follows:

                                                              (IN THOUSANDS)
Cash........................................................     $ 5,481
Nabors common stock, valued at $12.0625 per share...........      74,374
Bayard 11% Notes previously owned by Nabors (at cost).......       4,599
Nabors options and warrants.................................         458
Estimated acquisition costs.................................       4,000
                                                                 -------
Purchase price, including acquisition costs.................     $88,912
                                                                 =======

          (b) The purchase price including estimated acquisition costs has been allocated to assets acquired and liabilities assumed based upon their estimated fair values. The preliminary allocation of the purchase price of Bayard is as follows:

                                                       DEBIT (CREDIT)
                                          -----------------------------------------
                                          HISTORICAL   PURCHASE PRICE    PRO FORMA
                                            AMOUNT       ALLOCATION     ADJUSTMENTS
                                          ----------   --------------   -----------
                                                       (IN THOUSANDS)
Current assets..........................  $   9,650      $   9,650       $      --
Property, plant and equipment, net......    280,422        126,703        (153,719)(i)
Goodwill, net...........................     11,615         34,022          22,407(ii)
Other long-term assets..................      4,147             76          (4,071)(iii)
Current liabilities.....................    (20,486)       (20,486)             --
Long-term obligations, excluding current
  maturities............................   (110,166)      (105,966)          4,200(iv)
Other long-term liabilities.............     (3,207)       (13,534)        (10,327)(v)
Deferred income taxes...................     (5,999)        58,447          64,446(vi)
Capital stock...........................       (183)            --             183(vii)
Capital in excess of par value..........   (180,753)            --         180,753(vii)
Accumulated deficit.....................     14,960             --         (14,960)(vii)
                                          ---------      ---------       ---------
                                          $      --      $  88,912       $  88,912
                                          =========      =========       =========

             (i) To reduce the carrying value of property, plant and equipment to fair value pursuant to an appraisal by an independent certified appraiser.

             (ii) The excess of the purchase price over the estimated fair value of the identifiable assets acquired and liabilities assumed has been accounted for as goodwill.

           NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                           STATEMENTS -- (CONTINUED)

             (iii) To eliminate Bayard's deferred financing costs associated with the Bayard 11% Notes.

             (iv) To eliminate the $4.2 million face amount of the Bayard 11% Notes owned by a Nabors affiliate prior to the merger.

             (v) To record debt premium based upon the estimated fair value of the Bayard 11% Notes. The fair value was determined using the quoted market price of the Bayard 11% Notes on the merger closing date.

             (vi) To adjust deferred tax obligations for differences between the financial statement basis (which has been decreased as described in (b)(i) above) and the tax basis (which will not be decreased because of the merger) of the identifiable assets acquired and liabilities assumed.

             (vii) To eliminate the historical stockholders' equity of Bayard.

          (c) To reflect the purchase of Pool by the issuance of 19,612,019 shares of Nabors common stock in exchange for 100% of the issued and outstanding shares of Pool not owned by Nabors prior to the merger and certain Pool shares issuable in connection with a long-term incentive plan. These amounts represent the conversion of each Pool share into 1.025 shares of Nabors common stock. Nabors common stock was valued at $14.3875 per share, which represents the average market price of Nabors common stock for the five day period beginning one day prior to the merger announcement date. The Pool common stock owned by Nabors prior to the merger was valued at historical cost. As of March 31, 1999, these shares had a carrying value to Nabors of $33.83 million, which included unrealized gains of $4.64 million, net of deferred taxes totaling $2.73 million. Additionally, the purchase price reflects the issuance by Nabors of 1,459,478 options to purchase Nabors common stock, which were valued at their estimated fair market value using the Black-Scholes option pricing model, in exchange for the outstanding options of Pool. The preliminary purchase price has been calculated as follows:

                                                              (IN THOUSANDS)
Nabors common stock, valued at $14.3875 per share...........     $282,168
Pool common stock previously owned by Nabors (at cost)......       26,463
Nabors options..............................................        7,892
Estimated acquisition costs (including change of control
  payments, severance and other costs)......................       29,000
                                                                 --------
Purchase price, including acquisition costs.................     $345,523
                                                                 ========

           NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                           STATEMENTS -- (CONTINUED)

          (d) The purchase price including estimated acquisition costs has been allocated to assets acquired and liabilities assumed based upon their estimated fair values. The preliminary allocation of the purchase price of Pool is as follows:

                                                       DEBIT (CREDIT)
                                          -----------------------------------------
                                          HISTORICAL   PURCHASE PRICE    PRO FORMA
                                            AMOUNT       ALLOCATION     ADJUSTMENTS
                                          ----------   --------------   -----------
                                                       (IN THOUSANDS)
Current assets..........................  $ 133,979      $ 132,633       $ (1,346)(i)
Property, plant and equipment, net......    410,021        410,021             --
Goodwill, net...........................     60,309        115,580         55,271(ii)
Other long-term assets..................     57,898         53,604         (4,294)(i)
Current liabilities.....................    (78,668)       (74,012)         4,656(iii)
Long-term obligations, excluding current
  maturities............................   (187,847)      (187,847)            --
Other long-term liabilities.............    (41,171)       (42,274)        12,897(iii)
                                                                          (14,000)(iv)
Deferred income taxes...................    (60,460)       (62,182)        (1,722)(v)
Capital stock...........................   (234,015)            --        234,015(vi)
Accumulated other comprehensive
  income................................        526             --           (526)(vi)
Retained earnings.......................    (60,572)            --         60,572(vi)
                                          ---------      ---------       --------
                                          $      --      $ 345,523       $345,523
                                          =========      =========       ========

             (i) To eliminate Pool's deferred financing costs associated with the Pool $150 million, 8.625%, Senior Subordinated Notes due 2008 (the "Pool 8.625% Notes").

             (ii) The excess of the purchase price over the estimated fair value of the identifiable assets acquired and liabilities assumed has been accounted for as goodwill.

             (iii) To eliminate certain current and long-term deferred gains.

             (iv) To record an additional liability resulting from the current funded status of Pool's pension plans and other post retirement benefit plans, as well as to record additional estimated workers' compensation liabilities.

             (v) To adjust deferred tax obligations for differences between the financial statement basis and the tax basis of the identifiable assets acquired and liabilities assumed.

             (vi) To eliminate the historical stockholders' equity of Pool.

          (e) To reflect three separate debt transactions that are expected to take place subsequent to March 31, 1999 that include: (i) the assumed tender of $100.0 million aggregate principal amount of the Bayard 11% Notes at 111%, excluding the $4.2 million owned by a Nabors affiliate, with the associated debt premium, (ii) the pre-payment of Nabors $40.0 million, 9.18%, Senior Secured Notes, together with accrued interest and the associated pre-payment premium and (iii) the conversion of all of Nabors $172.5 million, 5% Convertible Subordinated Notes due 2006 (the "5% Notes") into 9,517,060 shares of Nabors common stock, plus related fees and deferred financing costs. The cash used in connection with these transactions represents a portion of the remaining net proceeds from the March 9, 1999 issuance of Nabors $325.0 million, 6.8% Notes due 2004.

          (f) To eliminate nonrecurring merger related costs.

          (g) Depreciation and amortization is adjusted to reflect Nabors depreciation policy, as well as to reflect the reduction in the value assigned to property, plant and equipment for Bayard. Depreciation

           NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     and amortization is increased to reflect the amortization of goodwill recorded in both transactions over a thirty-year period.

          (h) Interest expense is adjusted to reflect the amortization of the fair value premium recorded for the Bayard 11% Notes and the elimination of historical amortization of deferred financing costs associated with the Bayard 11% Notes and the Pool 8.625% Notes.

          (i) Income tax expense is adjusted to reflect the tax effect of the pro forma adjustments, as well as to reflect the combined tax position of the pro forma combined companies.

          (j) Assumes that 6,165,749 Nabors shares were exchanged for 100% of the Bayard shares and that 19,612,019 Nabors shares were exchanged for 100% of the Pool shares at the beginning of the periods presented. The diluted amount also includes the dilutive effect of stock options.

          (k) To reduce interest expense to reflect the three debt transactions (as described in (e) above).

          (l) For the calculation of diluted earnings per share, net income is adjusted to add back $5.39 million of after tax interest expense on the 5% Notes.

          (m) Depreciation and amortization is adjusted to reflect Pool's depreciation policy, as well as to reflect the amortization of goodwill and other intangible assets associated with acquisition.

          (n) Interest expense is adjusted to reflect the issuance of the Pool 8.625% Notes, repayment of Sea Mar debt and repayment of the outstanding balance on Pool's revolving credit facility.

          (o) To eliminate historical nonrecurring gains on the sales of fixed assets.

                         PRINCIPAL SHAREHOLDERS OF POOL

     The following table sets forth certain information concerning the number of shares of Pool common stock owned beneficially, as of July 31, 1999 by each person known to Pool to own more than five percent of the outstanding shares of Pool common stock, and as of July 31, 1999 by (i) each director of Pool, (ii) each of the five most highly compensated executive officers of Pool, and (iii) all directors and executive officers of Pool as a group. No shares of any other class of equity securities are outstanding.

                                                                    BENEFICIAL OWNERSHIP
                                                              ---------------------------------
                                                                                   PERCENT
NAME OF BENEFICIAL OWNER                                       SHARES              OF TOTAL
------------------------                                      ---------        ----------------
Nabors Industries, Inc. ....................................  2,209,500(1)           10.4%
Alton Anthony Gonsoulin, Jr. ...............................  2,000,000(2)            9.4%
J. T. Jongebloed............................................    306,390(3)(4)         1.4%
Dennis R. Hendrix...........................................     19,000(3)(5)           *
John F. Lauletta............................................      9,000(3)(5)
William H. Mobley...........................................     25,200(3)(6)           *
Joseph R. Musolino..........................................     19,000(3)(7)           *
James L. Payne..............................................     18,000(3)(8)           *
R. G. Hale..................................................     64,640(3)(9)           *
E. J. Spillard..............................................    142,302(3)(10)
G.G. Arms...................................................     76,504(3)(11)          *
L. E. Dupre.................................................     32,072(3)(12)          *
All directors and executive officers as a group (10
  persons)..................................................    712,108(3)(13)        3.3%

---------------

  *  Less than 1%

 (1) Based upon an amended Schedule 13D filed on November 20, 1998; power to dispose and vote are shared with a wholly-owned subsidiary.

 (2) Based upon an amended Schedule 13D filed on September 18, 1998; 461,539 of such shares are owned by a wholly-owned corporate affiliate; 769,231 of such shares are held in escrow to fund indemnity obligations to Pool through March 31, 2000; the escrowed shares must be voted as directed by the Pool Board through March 31, 2000 unless sooner converted into cash in accordance with the terms of the escrow agreement.

 (3) Sole voting and dispositive power when acquired.

 (4) Includes 249,640 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after July 31, 1999.

 (5) Includes 8,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after July 31, 1999.

 (6) Includes 20,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after July 31, 1999.

 (7) Includes 14,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after July 31, 1999.

 (8) Includes 12,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after July 31, 1999.

 (9) Includes 37,814 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after July 31, 1999.

(10) Includes 119,154 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after July 31, 1999.

(11) Includes 61,618 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after July 31, 1999.

(12) Includes 23,918 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after July 31, 1999.

(13) Includes 554,144 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after July 31, 1999.

                      COMPARISON OF SECURITYHOLDER RIGHTS

     Upon conversion of your shares of Pool common stock into shares of Nabors common stock, shareholders of Pool, a Texas corporation, will become stockholders of Nabors, a Delaware corporation. The following table summarizes the material differences between the rights of holders of shares of Nabors common stock and the holders of shares of Pool common stock. After the merger, Nabors' Restated Certificate of Incorporation and Restated By-Laws will govern the rights of the former shareholders of Pool who receive shares of Nabors common stock.

                                        NABORS                               POOL
                                        ------                               ----
(1)   Amendment of         Any amendment to Nabors' Restated   The affirmative vote of
      Charter and By-Laws  Certificate of Incorporation        two-thirds of the shares entitled
                           would require the affirmative       to vote on an amendment, or, if
                           vote of a majority of the shares    any class of shares is entitled
                           of voting stock.                    to vote separately, the
                           Directors and stockholders          affirmative vote of two-thirds of
                           possess the power to adopt, amend   such class and two-thirds of the
                           or repeal the By-Laws upon the      total shares entitled to vote on
                           affirmative vote of a majority of   the amendment is required to
                           the board or upon the affirmative   amend Pool's Restated Articles of
                           vote of the holders of a majority   Incorporation.
                           of the voting stock.                Pool's By-Laws may be altered,
                                                               amended, or repealed only by a
                                                               majority vote of the Pool Board.
(2)   Number of Directors  The number of directors on the      The number of directors on the
                           Nabors Board shall be no more       Pool Board shall be no more than
                           than 11 nor fewer than five, and    10 nor fewer than two, and the
                           the Nabors Board shall be divided   Pool Board shall be divided as
                           as evenly as possible into three    evenly as possible into three
                           staggered classes, with directors   staggered classes, with directors
                           in each class to be elected every   in each class to be elected every
                           three years.                        three years.
(3)   Removal of           Under the Delaware General          Under the Texas Business
      Directors            Corporation Law, directors          Corporation Act and the Pool
                           sitting on a classified board may   By-Laws, directors sitting on a
                           be removed only with cause and on   classified board may be removed
                           an affirmative vote by the          only with cause and on an
                           holders of a majority of shares     affirmative vote by the holders
                           entitled to vote at an election     of two-thirds of shares entitled
                           of directors.                       to vote at an election of
                                                               directors.
(4)   Newly Created        The Nabors charter provides that    Under Texas law and the Pool
      Directorships and    any vacancy on the Nabors Board     By-Laws, any vacancy occurring on
      Vacancies            resulting from any increase in      the Pool Board shall be filled by
                           the number of directors and any     the affirmative vote of the
                           other vacancy occurring in the      remaining members of the Pool
                           Nabors Board may be filled by the   Board then in office, even though
                           Nabors Board acting by a majority   less than a quorum, provided that
                           of the directors then in office,    any director so elected shall
                           although less than a quorum, for    hold office only for the
                           a term that shall coincide with     remainder of the term of the
                           the term of the class to which      director whose departure caused
                           such director was elected.          the vacancy. Under Texas law and
                                                               the Pool By-Laws, a directorship
                                                               created by reason of an increase
                                                               in the number of directors may be
                                                               filled by the Pool

                                        NABORS                               POOL
                                        ------                               ----
                                                               Board for a term of office
                                                               continuing only until the next
                                                               election of directors (whether at
                                                               an annual or special shareholders
                                                               meeting). Texas law provides that
                                                               the Pool Board may not fill more
                                                               than two such directorships
                                                               during the period between two
                                                               successive annual meetings of
                                                               shareholders.
(5)   Special Meeting of   Must be held upon written demand    May only be called by the board
      Stockholders         of holders of at least 50% of all   of directors, the chairman of the
                           votes entitled to vote on any       board, the president, or by
                           issue to be considered at the       shareholders holding at least 10%
                           proposed special meeting.           of the shares entitled to vote.
(6)   Inspection of Books  Under Delaware law, any             Under Texas law, any stockholder
      and Records          stockholder of a Delaware           who holds at least 5% of all of
                           corporation may examine the list    the outstanding shares of a
                           of stockholders and any             corporation or that has held his
                           stockholder making a written        shares for at least six months
                           demand may inspect any other        will have the right upon written
                           corporate books and records for     demand to examine at any
                           any purpose reasonably related to   reasonable time, for any proper
                           the stockholder's interest as a     purpose, the relevant books and
                           stockholder.                        records of account, minutes and
                                                               share transfer records of the
                                                               corporation.
(7)   Vote Required for a  Delaware law requires approval of   Texas law requires approval of
      Merger               the board of directors and the      the board of directors and the
                           affirmative vote of a majority of   affirmative vote of the holders
                           the outstanding stock entitled to   of at least two- thirds of the
                           vote thereon in order to effect a   shares entitled to vote to
                           merger. The Nabors charter and      approve a merger (unless a
                           bylaws do not contain any           corporation's articles of
                           provisions relating to              incorporation provide for a lower
                           stockholder approval of mergers.    percentage but not less than a
                                                               majority of such shares), or if
                                                               any class of shares is entitled
                                                               to vote as a class on the
                                                               approval of a merger, the
                                                               affirmative vote of the holders
                                                               of at least two-thirds of the
                                                               shares in each such class must
                                                               also be secured. Similar voting
                                                               requirements apply for share
                                                               exchanges or conversions. Pool's
                                                               charter and bylaws do not contain
                                                               any specific provision reducing
                                                               the percentage vote required to
                                                               approve a merger or otherwise
                                                               relating to shareholder approval
                                                               of mergers.
(8)   Vote Required for    Unless the certificate of           Texas law generally required the
      Sales of Assets      incorporation or the board of       affirmative vote of the holders
                           directors requires a greater        of at least two-thirds of the
                           vote, Delaware law generally        shares entitled to vote to
                           requires that the holders of a      approve the sale, lease, exchange
                           majority of the corporation's       or other disposition of all or
                           outstanding stock

                                        NABORS                               POOL
                                        ------                               ----
                           adopt a resolution authorizing      substantially all the
                           the sale, lease or exchange of      corporation's assets if other
                           all or substantially all of the     than in the usual and regular
                           corporation's property or assets.   course of business, or if any
                           The Nabors charter and bylaws do    class of shares is entitled to
                           not contain any provisions          vote as a class on the approval
                           relating to stockholder approval    of a sale, lease, exchange or
                           of mergers.                         other disposition of all or
                                                               substantially all the
                                                               corporation's assets, the vote
                                                               required for approval of such
                                                               transaction is the affirmative
                                                               vote of the holders of at least
                                                               two-thirds of the shares
                                                               otherwise entitled to vote. Texas
                                                               law does not require shareholder
                                                               approval of a sale of assets in
                                                               the usual and regular course of
                                                               business unless otherwise
                                                               specified in the articles of
                                                               incorporation. Under Texas law, a
                                                               sale of assets shall be deemed to
                                                               be in the usual and regular
                                                               course of business if the
                                                               corporation shall, directly or
                                                               indirectly, either continue to
                                                               engage in one or more businesses
                                                               or apply a portion of the
                                                               consideration received in
                                                               connection with the transaction
                                                               to the conduct of a business in
                                                               which it engages following the
                                                               transactions. The Pool charter
                                                               and bylaws do not contain any
                                                               specific provisions relating to
                                                               shareholder approval of such
                                                               transactions.
(9)   Special Provisions   Nabors has elected not to be        Pool is subject to the Texas
      Applicable to        governed by the anti-takeover       Business Combination Law which
      Business             provisions of Section 203 of the    became effective September 1,
      Combination with     Delaware General Corporation Law,   1997. In general, this law
      Substantial          entitled "Business Combinations     provides that an "issuing public
      Stockholders         with Interested Stockholders."      corporation" such as Pool shall
                                                               not, directly or indirectly,
                                                               enter into or engage in a merger,
                                                               consolidation or disposition of
                                                               10% or more of the value of its
                                                               assets or other covered "business
                                                               combination" with an "affiliated
                                                               shareholder" that owns directly
                                                               or indirectly 20% or more of its
                                                               outstanding voting stock, during
                                                               the three-year period immediately
                                                               following the date on which the
                                                               affiliated shareholder first
                                                               became an affiliated shareholder,
                                                               unless (a) before the date such
                                                               person became an affiliated
                                                               shareholder, the board of
                                                               directors of the issuing public
                                                               corporation

                                        NABORS                               POOL
                                        ------                               ----
                                                               approved the business combination
                                                               or the acquisition of shares that
                                                               caused the affiliated shareholder
                                                               to become an affiliated
                                                               shareholder, or (b) not less than
                                                               six months after the date such
                                                               person became an affiliated
                                                               shareholder, the business
                                                               combination was approved by the
                                                               affirmative vote of holders of at
                                                               least two-thirds of the issuing
                                                               public corporation's outstanding
                                                               voting shares not beneficially
                                                               owned by the affiliated
                                                               shareholder or its affiliates at
                                                               a meeting of shareholders and not
                                                               by written consent. The Pool
                                                               Board's approval of the merger
                                                               exempted the pending merger
                                                               transaction with Nabors from this
                                                               law.

(10)  Rights Agreement     Nabors has not adopted a            Pool adopted a shareholder rights
                           stockholder rights plan.            plan in June 1994. Under certain
                                                               circumstances, the Pool rights
                                                               agreement will entitle the holder
                                                               of Rights to purchase either Pool
                                                               common stock or the stock of a
                                                               potential acquiror at a
                                                               substantially reduced price. The
                                                               Pool rights agreement is
                                                               described in more detail below.

(11)  Dissenters' Rights   Section 262 of the applicable       Under Texas law, generally a
                           Delaware law provides               shareholder has (A) a right to
                           stockholders with appraisal         dissent from any plan of merger
                           rights for certain mergers and      or consolidation or disposition
                           consolidations. Appraisal rights    to which such corporation is a
                           are not available to holders of     party if the Texas Business
                           shares listed on a national         Corporation Act requires a
                           securities exchange, quoted on      shareholder vote and (B)
                           Nasdaq National Market System or    appraisal rights upon compliance
                           held of record by more than 2,000   with the statutory procedures.
                           stockholders or to holders of       Under the Texas Business
                           shares of the surviving             Corporation Act, a shareholder of
                           corporation of the merger if the    a corporation does not have the
                           merger did not require the          right to dissent or to assert
                           approval of the stockholders of     appraisal rights if (A) the
                           such corporation, unless in         shares held by such shareholder
                           either case, the holders of such    are part of a class or series of
                           stock are required pursuant to      shares that are listed on a
                           the merger to accept anything       national securities exchange, or
                           other than (A) shares of stock of   held of record by not less than
                           the surviving corporation, (B)      2,000 holders, on the record date
                           shares of stock of another          fixed to determine the
                           corporation which are also listed   shareholders entitled to vote on
                           on a national securities            the plan of merger or
                           exchange, Nasdaq National Market    consolidation or disposition and
                           System or held by more than 2,000   (B) the shareholder is not
                                                               required by

                                        NABORS                               POOL
                                        ------                               ----
                           holders, or (C) cash instead of     the terms of the plan of merger
                           fractional shares of such stock.    or consolidation or disposition
                                                               to accept for his shares any
                                                               consideration other than:
                                                               (x) shares of a corporation that,
                                                               immediately after the effective
                                                               date of the merger, will be part
                                                               of a class the shares of which
                                                               are listed or authorized for
                                                               listing upon official notice of
                                                               issuance, on a national
                                                               securities exchange, or held of
                                                               record by not less than 2,000
                                                               holders;
                                                               or
                                                               (y) cash instead of fractional
                                                               shares that such shareholder is
                                                               otherwise entitled to receive.
(12)  Dividends            Under Delaware law, a corporation   Under Texas law, the board of
                           may, subject to restrictions in     directors of a corporation may
                           its certificate of incorporation,   authorize and the corporation may
                           pay dividends out of surplus or     make distributions; provided,
                           out of net profits for the fiscal   that a distribution may not be
                           year in which the dividend is       made if (A) after giving effect
                           declared and/or for the preceding   to the distribution, the
                           fiscal year. Dividends out of net   corporation would be insolvent or
                           profits may not be paid when the    (B) the distribution exceeds the
                           capital of the corporation          surplus of the corporation.
                           amounts to less than the            However, a corporation may make a
                           aggregate amount of capital         distribution involving a purchase
                           represented by the issued and       or redemption of any of its own
                           outstanding stock of all classes    shares if the purchase or
                           having a preference upon the        redemption is made by the
                           distribution of assets.             corporation to: (A) eliminate
                                                               fractional shares, (B) collect or
                                                               compromise indebtedness owed by
                                                               or to the corporation, (C) pay
                                                               dissenting shareholders entitled
                                                               to payment for their shares under
                                                               applicable Texas law or (D)
                                                               effect the purchase or redemption
                                                               of redeemable shares in
                                                               accordance with applicable Texas
                                                               law.

POOL RIGHTS AGREEMENT

     On June 7, 1994, Pool executed the Pool rights agreement and declared a dividend of one right to purchase preferred stock for each outstanding share of Pool common stock to shareholders of record at the close of business on June 23, 1994. Each right entitles the registered holder to purchase Pool common stock at a 50% discount and rights owned by an acquiring person become void.

     The rights will separate from Pool common stock and a "distribution date" will occur, with certain exceptions, upon the earlier of:

     - ten business days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Pool common stock; or

     - ten business days following the commencement of a tender offer or exchange offer that would result in a person's becoming an acquiring person.

     The rights are not exercisable until the distribution date and will expire at the close of business on June 6, 2004, unless earlier redeemed or exchanged by Pool.

     If a person becomes an acquiring person, each holder of a right, other than the acquiring person, will have the right to receive, upon exercise of such right, a number of shares of Pool common stock having a current market price equal to two times the exercise price of the right. If Pool is acquired in a merger or other business combination transaction, or 50% or more of Pool's assets or earning power is sold or transferred, each holder of a right, other than an acquiring person, shall have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of the right.

     At any time until ten days following the first date of public announcement of a person becoming an acquiring person, Pool may redeem the rights in whole, but not in part, at a price of $0.01 per right, payable, at Pool's option, in cash, shares of Pool common stock or other consideration. Under certain circumstances set forth in the Pool rights agreement, redemption may only be made if a majority of the Pool Board is composed of directors that are independent of any acquiring person. Immediately upon the effectiveness of the action of the Pool Board ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.01 redemption price.

     Effective as of January 10, 1999, Pool amended its rights agreement to except the merger agreement and the merger from the operation of the rights agreement and to provide that the rights will expire immediately prior to the closing of the merger.

                                 LEGAL OPINIONS

     The legality of the Nabors common stock to be issued in connection with the merger will be passed upon by Katherine P. Ellis, Senior Counsel, Nabors Corporate Services, Inc. Certain United States federal income tax consequences of the merger will be passed upon for Nabors by its special tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, and for Pool by its special tax counsel, Bracewell & Patterson, L.L.P. As of July 31, 1999, Ms. Ellis had the right to acquire 23,250 shares of Nabors common stock through the exercise of options of Nabors, none of which are vested currently.

                                    EXPERTS

     The consolidated financial statements of Pool at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998,and the related financial statement schedule incorporated in this document by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been incorporated in reliance upon that report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Nabors at December 31, 1998 and 1997, and for the year ended December 31, 1998, the three months in the period ended December 31, 1997 and for each of the two years in the period ended September 30, 1997 incorporated in this document by reference to the Nabors' Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given on the authority of the firm as experts in auditing and accounting.

     Representatives of Deloitte & Touche LLP are expected to be present at the special meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The financial statements of Bayard as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 incorporated in this document by reference to Nabors' Current Report on Form 8-K filed on March 1, 1999, have been audited by Grant Thornton LLP, independent public accountants, as stated in their report, and have been so incorporated in reliance upon that report of such firm given upon their authority as experts in auditing and accounting. The consolidated financial statements of Bayard as of December 31, 1997 and for the fiscal year then ended, the financial statements of Ward Drilling Company, Inc. as of December 31, 1996 and for the fiscal year then ended and the financial statements of Trend Drilling Company, Inc. as of December 31, 1995 and 1996 and for the three fiscal years ended December 31, 1996, 1995, and 1994, incorporated in this document by reference to Nabors' Current Report on Form 8-K filed on March 1, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given the authority of the firm as experts in accounting and auditing. The financial statements of Bonray Drilling Corporation as of December 31, 1996 and June 30, 1996 and for the six-month period ended December 31, 1996 and years ended June 30, 1996 and 1995 incorporated in this document by reference to Nabors' Current Report on Form 8-K filed on March 1, 1999 have been audited by Ernst & Young LLP, independent auditors, and have been so incorporated in reliance on the report of such firm given upon the authority of such firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

     Pool held its most recent annual meeting of shareholders on May 6, 1999. If the merger is completed, Pool will not convene another annual meeting pursuant to which proxies are solicited from its shareholders. In the event that a 2000 annual meeting of Pool shareholders is held, however, any proposal that a Pool share holder intends to present at the 2000 annual shareholders' meeting must be received by the Corporate Secretary of Pool no later than December 8, 1999 in order to be considered for inclusion in the Pool proxy materials for that meeting.

                                 OTHER MATTERS

     As of the date of this document, the Pool Board knows of no matters that will be presented for consideration at the special meeting other than as described in this document. If any other matters shall properly come before either the special meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the Pool Board.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            OF POOL ENERGY SERVICES CO.
                                                     /s/ GEOFFREY ARMS
                                                       Geoffrey Arms
                                                    Corporate Secretary

August 9, 1999

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            NABORS INDUSTRIES, INC.,

                            STARRY ACQUISITION CORP.

                                      AND

                            POOL ENERGY SERVICES CO.

                          DATED AS OF JANUARY 10, 1999
                                 AS AMENDED ON
                                 AUGUST 6, 1999
                              (COMPOSITE VERSION)

                               TABLE OF CONTENTS

                             ARTICLE I
                            THE MERGER
  1.1 The Merger............................................    A-1
  1.2 Closing/Effective Time................................    A-1
  1.3 Effect of the Merger..................................    A-1
  1.4 Articles of Incorporation; Bylaws.....................    A-2
  1.5 Directors and Officers of Merger Sub..................    A-2
                            ARTICLE II
        CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
  2.1 Conversion of Securities..............................    A-2
  2.2 Exchange of Certificates..............................    A-3
  2.3 Stock Transfer Books..................................    A-5
  2.4 Absence of Dissenters' Rights.........................    A-5
  2.5 Company Stock Options.................................    A-5
                            ARTICLE III
      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
  3.1 Organization, Qualification, Etc......................    A-6
  3.2 Capital Stock.........................................    A-7
  3.3 Corporate Authority Relative to this Agreement; No
      Violation.............................................    A-7
  3.4 Reports and Financial Statements......................    A-8
  3.5 No Undisclosed Liabilities............................    A-9
  3.6 No Violation of Law...................................    A-9
  3.7 Environmental Laws and Regulations....................    A-9
  3.8 No Undisclosed Employee Benefit Plan Liabilities or
      Severance Arrangements................................    A-9
  3.9 Absence of Certain Changes or Events..................    A-9
  3.10 Litigation...........................................   A-10
  3.11 Ownership of Company Common Stock....................   A-10
  3.12 Tax Matters..........................................   A-10
  3.13 Required Vote........................................   A-11
  3.14 Insurance............................................   A-11
  3.15 Intellectual Property................................   A-11
  3.16 Material Contracts...................................   A-11
  3.17 Ownership of Merger Sub; No Prior Activities.........   A-12
  3.18 Brokers..............................................   A-12
  3.19 Property.............................................   A-12
  3.20 Parent Equipment.....................................   A-13
  3.21 Permits..............................................   A-13
                            ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY
  4.1 Organization, Qualification, Etc......................   A-13
  4.2 Capital Stock.........................................   A-13
  4.3 Corporate Authority Relative to this Agreement; No
      Violation.............................................   A-14
  4.4 Reports and Financial Statements......................   A-15
  4.5 No Undisclosed Liabilities............................   A-15
  4.6 No Violation of Law...................................   A-15
  4.7 Environmental Laws and Regulations....................   A-15
  4.8 Employee Benefit Matters..............................   A-16
  4.9 Absence of Certain Changes or Events..................   A-18
  4.10 Litigation...........................................   A-19
  4.11 Company Rights Plan..................................   A-19

  4.12 Lack of Ownership of Parent Common Stock..........................................................       A-19
  4.13 Tax Matters.......................................................................................       A-19
  4.14 Required Vote.....................................................................................       A-20
  4.15 Insurance.........................................................................................       A-20
  4.16 Intellectual Property.............................................................................       A-20
  4.17 Material Contracts................................................................................       A-21
  4.18 Vessels...........................................................................................       A-21
  4.19 Brokers...........................................................................................       A-22
  4.20 Opinion of Financial Advisor......................................................................       A-22
  4.21 Property..........................................................................................       A-22
  4.22 Company Equipment.................................................................................       A-22
  4.23 Permits...........................................................................................       A-22
  4.24 Financial Condition...............................................................................       A-22
                                                ARTICLE V
                                                COVENANTS
  5.1 Affirmative Covenants of the Company...............................................................       A-22
  5.2 Negative Covenants of the Company..................................................................       A-23
  5.3 Negative Covenants of Parent.......................................................................       A-25
  5.4 Access and Information.............................................................................       A-25
  5.5 No Solicitation....................................................................................       A-26
  5.6 Confidentiality....................................................................................       A-27
  5.7 Inspection of Vessels..............................................................................       A-27
  5.8 Company Rights Plan................................................................................       A-28
                                               ARTICLE VI
                                          ADDITIONAL AGREEMENTS
  6.1 Meetings of Shareholders...........................................................................       A-28
  6.2 Registration Statement; Proxy Statement............................................................       A-28
  6.3 Appropriate Action; Consents; Filings..............................................................       A-29
  6.4 Tax Treatment; Affiliates..........................................................................       A-31
  6.5 Public Announcements...............................................................................       A-31
  6.6 AMEX Listing.......................................................................................       A-31
  6.7 Indemnification of Directors and Officers..........................................................       A-31
  6.8 Agreement to Defend................................................................................       A-32
  6.9 Obligations of Merger Sub..........................................................................       A-33
  6.10 Accounting for Merger.............................................................................       A-33
  6.11 Takeover Statutes.................................................................................       A-33
  6.12 Board of Directors of Parent......................................................................       A-33
  6.13 Transition Employment.............................................................................       A-33
  6.14 Additional Agreements.............................................................................       A-33
  6.15 Notification of Certain Matters...................................................................       A-33
  6.16 Post-Closing Employee Benefits....................................................................       A-33
                                               ARTICLE VII
                                           CLOSING CONDITIONS
  7.1 Conditions to Obligations of Each Party Under this Agreement.......................................       A-34
  7.2 Additional Conditions to Obligations of Parent and Merger Sub......................................       A-35
  7.3 Additional Conditions to Obligations of the Company................................................       A-35
                                              ARTICLE VIII
                                    TERMINATION, AMENDMENT AND WAIVER
  8.1 Termination........................................................................................       A-36
  8.2 Effect of Termination..............................................................................       A-37
  8.3 Amendment..........................................................................................       A-37
  8.4 Waiver.............................................................................................       A-37

  8.5 Fees; Expenses and Other Payments..................................................................       A-38
                                               ARTICLE IX
                                           GENERAL PROVISIONS
  9.1 Effectiveness of Representations, Warranties and Agreements........................................       A-38
  9.2 Notices............................................................................................       A-39
  9.3 Certain Definitions................................................................................       A-39
  9.4 Headings...........................................................................................       A-40
  9.5 Severability.......................................................................................       A-40
  9.6 Entire Agreement...................................................................................       A-40
  9.7 Assignment.........................................................................................       A-40
  9.8 Parties in Interest................................................................................       A-40
  9.9 Failure or Indulgence Not Waiver; Remedies Cumulative..............................................       A-40
  9.10 Governing Law.....................................................................................       A-40
  9.11 Jurisdiction......................................................................................       A-41
  9.12 Counterparts......................................................................................       A-41

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER dated as of January 10, 1999, as amended on August 6, 1999, (this "Agreement"), is entered into among NABORS INDUSTRIES, INC., a Delaware corporation ("Parent"), STARRY ACQUISITION CORP., a Texas corporation ("Merger Sub") and a wholly owned subsidiary of Parent, and POOL ENERGY SERVICES CO., a Texas corporation (the "Company").

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Texas Business Corporation Act ("TBCA"), Merger Sub will merge with and into the Company (the "Merger");

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have determined the Merger to be advisable and in the best interests of their respective corporations and shareholders and to be consistent with, and in furtherance of, their respective business strategies and goals, and, by resolutions duly adopted, have approved and adopted this Agreement; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the TBCA, at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Closing/Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1600 Smith Street, Houston, Texas 77002, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII shall be fulfilled or waived in accordance with this Agreement or (b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date". As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing of articles of merger (the "Articles of Merger") with the Secretary of State of the State of Texas, in such form as required by, and executed in accordance with the relevant provisions of, the TBCA. The Merger shall become effective at the time of the issuance of a certificate of merger by the Secretary of State of the State of Texas in response to the filing of the Articles of Merger and in accordance with the TBCA, or at such later time that the parties hereto shall have agreed upon and designated in the Articles of Merger as the effective time of the Merger (the "Effective Time").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all rights, title and interests to all real property and other property of Merger Sub and the Company shall vest in the Surviving Corporation, and all liabilities and obligations of Merger Sub and the Company shall become the liabilities and obligations of the Surviving Corporation.

     1.4 Articles of Incorporation; Bylaws. At the Effective Time, each of the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company shall be amended and restated in its entirety to read as set forth in
Exhibit 1.4A and Exhibit 1.4B, respectively, and as so amended shall be the Restated Articles of Incorporation and Bylaws of the Surviving Corporation until further amended in accordance with applicable law.

     1.5 Directors and Officers of Merger Sub. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Restated Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holders of any securities of the foregoing corporations:

          (a) Each share of common stock, without par value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (excluding any treasury shares held by the Company or any of its Subsidiaries (as defined in Section 9.3(g)), such shares being governed by Section 2.1(d) of this Agreement, and excluding any shares held by Parent or any of its Subsidiaries, such shares being governed by Section 2.1(f) of this Agreement), including the associated Company Rights, if any, outstanding at the Effective Time pursuant to the Company Rights Plan (as such terms are defined in Section 4.2), shall be converted into the right to receive 1.025 fully paid, nonassessable shares of common stock (the "Exchange Ratio"), par value $.10 per share, of Parent ("Parent Common Stock").

          (b) If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or if a "Flip-In Event" or "Flip-Over Event" (each as defined under the Company Rights Plan (as defined in Section 4.2)) shall have occurred under the Company Rights Plan, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or event.

          (c) All such shares of Company Common Stock shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided herein or by law. Such certificates previously evidencing shares of Company Common Stock shall be exchanged for certificates evidencing whole shares of Parent Common Stock upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional shares of Parent Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

          (d) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

          (e) Each share of common stock, par value $.10 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (such number of shares, the "Merger Sub Number") shall be converted into a number of fully paid, nonassessable shares of common stock of the Surviving Corporation as is equal to the result obtained by dividing (i) the aggregate number of shares of Company Common Stock converted into Parent Common Stock pursuant to Section 2.1(a) of this Agreement by (ii) the Merger Sub Number.

          (f) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Parent or any Subsidiary of Parent shall be unaffected by the Merger and shall remain outstanding following the Effective Time as one fully paid, nonassessable share of common stock of the Surviving Corporation.

     2.2  Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with First Chicago Trust Company of New York or such other bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II through the Exchange Agent (i) certificates evidencing such number of whole shares of Parent Common Stock equal to the Exchange Ratio multiplied by the number of shares of Company Common Stock outstanding (other than shares described in Section 2.1(d)) and (ii) additional cash in consideration of fractional shares as provided in Section 2.2(e) (such Parent Common Stock and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock and cash out of the Exchange Fund. Except as contemplated by Sections 2.2(e) and (f), the Exchange Fund shall not be used for any other purpose.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly evidenced by such Certificate in accordance with Section 2.1 and (B) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) (such shares of Parent Common Stock and cash being collectively, the "Merger Consideration"), and the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate evidencing the proper number of shares of Parent Common Stock may be issued in accordance with this Article II to a transferee if the Certificate evidencing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of the persons entitled thereto.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate, at which time, subject to the effect of applicable laws, there shall be issued to the holder (i) certificates evidencing whole shares of Parent Common Stock issued in exchange therefor and the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time then paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions (without interest thereon), with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock. No interest shall be paid on any such amounts.

          (d) No Further Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid in lieu of fractional shares upon conversion of the shares of Company Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (e) No Fractional Shares.

             (i) No certificates or scrip evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

             (ii) Each holder of a Certificate having a fractional interest arising upon the conversion of such Certificate shall, at the time of surrender of the Certificate, be paid by the Exchange Agent an amount in cash equal to the value of such fractional interest based on the average closing price per share of Parent Common Stock as reported by The Wall Street Journal (Northeast edition) for the ten consecutive trading days ending on and including the fifth trading day prior to the Closing Date, appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or other similar transactions. No interest shall be paid on any such amounts. All fractional shares to which a single record holder would be entitled shall be aggregated.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Company Common Stock who have not then complied with this Article II shall thereafter look only to Parent for the Merger Consideration to which they are entitled.

          (g) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any shares of Parent Common Stock or cash in lieu of fractional shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock as provided above, deliverable in respect thereof pursuant to this Agreement.

     2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be canceled and exchanged for the Merger Consideration.

     2.4 Absence of Dissenters' Rights. Pursuant to the provisions of Article 5.11(B) of the TBCA, shareholders of the Company are not entitled to exercise any rights to dissent from the Merger.

     2.5  Company Stock Options.

          (a) Each holder of an outstanding Company Stock Option (as defined in Section 4.2) to purchase shares of Company Common Stock shall have the right exercisable no later than the third business day prior to the Closing Date to elect either (i) by virtue of the Merger and without further action on the part of the Company or the holder of such Company Stock Option to have all (but not part) of such holder's Company Stock Options converted into options to purchase Parent Common Stock ("Parent Stock Option") exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by a Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio rounded up to the nearest whole number of shares of Parent Common Stock, and the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of such Parent Stock Options shall be equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock specified for such Company Stock Option under the applicable Company Stock Option plan or agreement immediately prior to the Effective Time, by (B) the Exchange Ratio (rounding the resulting exercise price up to the nearest whole cent) (the alternative in this clause (i) being the "Roll-Over Alternative"); or (ii) to be paid in cash immediately after the Effective Time in full cancellation of all (but not part) of such holder's Company Stock Options in an amount equal to the product of (x) the number of shares of Company Common Stock for which the Company Stock Options are exercisable multiplied by (y) the difference between the per share option exercise price and the value of 1.025 shares of Parent Common Stock based on the average closing price per share of Parent Common Stock as reported by the Wall Street Journal (northeast edition) for the ten consecutive trading days ending on and including the fifth trading day prior to the Closing Date, appropriately adjusted for any stock splits, reverse-stock splits, stock dividends, recapitalizations or similar transactions (the alternative in this clause (ii) being the "Cash-Out Alternative"). With respect to those holders of Company Stock Options electing the Roll-Over Alternative, the date of grant of the Parent Stock Option shall be the date on which the applicable Company Stock Option originally was granted and the Parent Stock Option received pursuant to the Roll-Over Alternative shall expire on the expiration date of the Company Stock Option which it replaces, shall be fully vested, and may be exercised by the holder thereof at any time on or before its stated expiration date notwithstanding the earlier termination of such holder's employment with the Surviving Corporation or one of its Subsidiaries, or, in the case of non-employee directors' Company Stock Options, the cessation of the holder's service as a director. As to those holders who elect the Roll-Over Alternative, such election shall include as a condition thereto the holder's agreement relieving the Company, Parent and the Surviving Corporation of (A) any and all obligations to pay or to reimburse such holder for any excise tax under Section 4999 of the Code or any gross-up for taxes with respect to such excise tax that arises in connection with, or is otherwise related to, any incremental value for purposes of Section 280G of the Code with respect to the Company Stock Option or the Parent Stock Option for which it is exchanged attributable to the extension of the term during which the Parent Stock Option is exercisable beyond that of the Company Stock Option that it replaces, as contemplated pursuant to the Roll-Over Alternative and (B) all other liabilities, if any, relating to such incremental value. In addition to the Roll-Over Alternative and the Cash-Out Alternative, those holders of Company Options whole are eligible to retire in accordance with the Company's 1993 Employee Stock Incentive Plan and the agreements thereunder as of the Closing Date may also elect in lieu of the Roll-Over Alternative or the Cash-Out Alternative, to have all (but not part) of their

     Company Stock Options converted into Parent Stock Options on the same basis as set forth above with respect to the Roll-Over Alternative (the "Retirement Roll-Over Alternative"), provided, however, the Parent Stock Options received pursuant to such election, shall have a term equal to the lesser of five years or the remaining term of the Company Stock Options as to which the Retirement Roll-Over Alternative is elected. Any holder of a Company Stock Option who does not elect any of the Roll-Over Alternative, the Cash-Out Alternative or the Retirement Roll-Over Alternative shall be deemed to have elected the Cash-Out Alternative.

          (b) By virtue of the Merger and without further action on the part of the Company or the holder of an Incentive Award, such holder's Incentive Award shall be converted into the right to receive the number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by an Incentive Award immediately prior to the Effective Time multiplied by the Exchange Ratio rounded up to the nearest whole number of shares of Parent Common Stock.

          (c) Parent shall reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of Parent Stock Options pursuant to this Section 2.5. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form), or another appropriate form with respect to the shares of Parent Common Stock subject to Parent Stock Options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such options remain outstanding. Except as otherwise expressly provided herein, the Parent Stock Options shall be subject to the terms and conditions of Parent's 1998 Employee Stock Option Plan, and except as otherwise contemplated by Parent and consistent with this Section 2.5(a), the form of stock option agreement shall be Parent's standard form as in effect on the date hereof.

          (d) The Company (i) shall take all necessary action pursuant to the Company's stock option plans or otherwise and (ii) to the extent necessary under the terms of the applicable stock option plans and agreements, shall use its best reasonable efforts to cause the holders of Company Stock Options to execute any documents necessary, in each case, to effectuate the provisions of this Section 2.5.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), each of Parent and Merger Sub jointly and severally represents and warrants to the Company that:

     3.1 Organization, Qualification, Etc. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Parent and Merger Sub has the requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on Parent. As used in this Agreement, any reference to any state of facts, event, change or effect having a "Material Adverse Effect" on or with respect to Parent or the Company, as the case may be, means such state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the applicable entity and its Subsidiaries, taken as a whole, exclusive of such effects on general economic conditions or the oil and gas, contract drilling, workover service or oilfield service industries in general. A Material Adverse Effect shall be deemed to exist if there shall occur any event which causes or may reasonably be expected to cause or result in actual monetary loss not covered by insurance which exceeds $30 million, in the case of Parent, or $10 million, in the case of the Company. The copies of Parent's Restated Certificate of Incorporation and By-laws which have been delivered to the Company are complete and correct and in full force and effect on the date of this Agreement. Each of Parent's Significant Subsidiaries (as defined in Section 9.3(f)) is a corporation duly organized, validly existing and (if applicable) in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is (if applicable) in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or (if applicable) in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. All the outstanding shares of capital stock of, or other ownership interests in, Parent's Significant Subsidiaries are validly issued, fully paid and non-assessable and are owned by Parent, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which Parent is a party under which no event of default has occurred or arisen. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Significant Subsidiary of Parent.

     3.2 Capital Stock. The authorized stock of Parent consists of 200,000,000 shares of common stock, par value $.10 per share ("Parent Common Stock"), 10,000,000 shares of preferred stock, par value $.10 per share ("Parent Preferred Stock"), and 8,000,000 shares of Class B Stock, par value $.10 per share ("Parent Class B Stock"). As of December 31, 1998, 100,808,778 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock or Parent Class B Stock were issued or outstanding. All the outstanding shares of Parent Common Stock have been validly issued and are fully paid and non-assessable. As of December 31, 1998, there were no outstanding subscriptions, convertible or exchangeable securities, options, warrants, calls, rights or other arrangements or commitments obligating Parent to issue, deliver or sell any shares of its capital stock or debt securities, or any securities of any kind convertible into its capital stock, or obligating Parent to grant, extend or enter into any such subscription, option, warrant, call, right or other arrangement or commitment other than: (a) options and other rights to receive or acquire 18,118,266 shares of Parent Common Stock granted on or prior to December 31, 1998 pursuant to employee incentive or benefit plans, programs and arrangements and non-employee director plans; (b) warrants to purchase 200,000 shares of Parent Common Stock issued to the former stockholders of an acquired entity; (c) rights to acquire shares of Parent Common Stock upon conversion of Parent's 5% Convertible Subordinated Notes due May 15, 2006; and
(d) approximately 6,825,000 shares of Parent Common Stock, options and other rights to receive or acquire approximately 486,000 shares of Parent Common Stock and warrants to receive or acquire approximately 142,000 shares of Parent Common Stock, all issuable in connection with the closing of that certain Agreement and Plan of Merger dated October 19, 1998 between Parent, Nabors Acquisition Corp. VII and Bayard Drilling Technologies, Inc. (the "Bayard Merger Agreement"). Except for (i) the issuance of shares of Parent Common Stock pursuant to the options and other rights referred to in clauses 3.2(a), (b), (c) and (d), (ii) any grants of options or other rights to acquire shares of Parent Common Stock made to employees or non-employee directors in the ordinary course of business after December 31, 1998, pursuant to employee incentive or benefit plans, programs or arrangements and non-employee director plans and (iii) potential future issuances of Parent Common Stock, options, warrants or similar rights to acquire Parent Common Stock for not less than fair value, in connection with acquisitions by Parent, since December 31, 1998, no shares of Parent Common Stock, Parent Preferred Stock or Parent Class B Stock have been issued and no options, warrants or other securities convertible into shares of capital stock of Parent have been issued or granted. The shares of Parent Common Stock to be issued as consideration in the Merger are duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. Except as provided in Section 5.5 of the Bayard Merger Agreement, Parent has not granted any registration rights with respect to its securities that are currently exercisable.

     3.3 Corporate Authority Relative to this Agreement; No Violation. Each of Parent and Merger Sub has the corporate power and authority to enter into this Agreement and, subject to the receipt of any
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required Parent Stockholder Authorization (as defined in Section 3.13), to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub, and, subject to the receipt of Parent Stockholder Authorization (if required), no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. The Boards of Directors of Parent and Merger Sub have determined that the transactions contemplated by this Agreement are in the best interests of such entities and their respective stockholders. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding agreement of the Company and subject to the receipt of Parent Stockholder Authorization (if required), this Agreement constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against them in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Neither Parent nor Merger Sub is subject to or obligated under any charter, by-law or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the receipt of Parent Stockholder Authorization (if required), carrying out the transactions contemplated by this Agreement, except for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Other than in connection with or in compliance with the provisions of the TBCA, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), Section 4043 of ERISA (as defined in Section 3.8), the regulations of the American Stock Exchange, Inc. ("AMEX") and the securities or blue sky laws of the various states
(collectively, the "Parent Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or substantially impair or delay the consummation of the transactions contemplated hereby.

     3.4 Reports and Financial Statements. Parent has previously furnished to the Company true and complete copies of: (a) Parent's Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for each of the years ended September 30, 1995 through 1997; (b) Parent's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended December 31, 1997, March 31, 1998, June 30, 1998 and September 30, 1998; (c) each definitive proxy statement filed by Parent with the SEC since September 30, 1995; (d) each final prospectus filed by Parent with the SEC since September 30, 1995, except any final prospectus constituting part of a Form S-8; and (e) all Current Reports on Form 8-K filed by Parent with the SEC since October 1, 1997. As of their respective dates, such reports, proxy statements and prospectuses (collectively, the "Parent SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Report has been revised or superseded by a later filed Parent SEC Report, none of the Parent SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) have been prepared in accordance with and fairly present the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except (i) as otherwise disclosed in the notes thereto, (ii) in the case of unaudited interim

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financial statements, such differences in presentation or omissions as are permitted by Rule 10-01 of Regulation S-X promulgated by the SEC and (iii) the unaudited interim financial statements do not contain all notes required by
GAAP). Since October 1, 1996, Parent has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC, and each such report, registration statement or other filing met the standards set forth in the second sentence of this Section 3.4.

     3.5 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) liabilities or obligations reflected in the Parent SEC Reports filed after September 30, 1997 but prior to the date hereof ("Parent Filed SEC Reports"), (b) liabilities and obligations incurred under this Agreement and fees and expenses related thereto, (c) liabilities and obligations incurred in the ordinary course of business after September 30, 1998 and (d) liabilities or obligations which are not reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

     3.6 No Violation of Law. The businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 3.6 with respect to Environmental Laws (as defined in Section 3.7)) except (a) as described in the Parent Filed SEC Reports and (b) for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     3.7 Environmental Laws and Regulations. Except as described in the Parent Filed SEC Reports, (a) Parent and each of its Subsidiaries are in compliance with all applicable international, federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by Parent and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (b) neither Parent nor any of its Subsidiaries has received written notice of, or, to the knowledge of Parent, is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person asserting an obligation to conduct investigations or clean-up activities under Environmental Laws or alleging liability under or noncompliance with any Environmental Laws (collectively, "Environmental Claims") which would, individually or in the aggregate, have a Material Adverse Effect on Parent; and (c) to the knowledge of Parent, there are no facts, circumstances or conditions in connection with the operation of the businesses of Parent and its Subsidiaries or any currently or formerly owned, leased or operated facilities that are reasonably likely to lead to any such Environmental Claims in the future, except for any such Environmental Claims which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

     3.8 No Undisclosed Employee Benefit Plan Liabilities or Severance Arrangements. Except as described in the Parent Filed SEC Reports, all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by Parent or its Subsidiaries are in compliance with all applicable provisions of ERISA and the Code, and Parent and its Subsidiaries do not have any liabilities or obligations with respect to any such employee benefit plans, whether accrued, contingent or otherwise, except (a) as described in the Parent Filed SEC Reports, and (b) for instances of noncompliance or liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. No employee of Parent will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any employee incentive or benefit plan, program or other arrangement as a result of the transactions contemplated by this Agreement.

     3.9 Absence of Certain Changes or Events. Other than as disclosed in the Parent Filed SEC Reports, since October 1, 1997 the businesses of Parent and its Subsidiaries have been conducted in all

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

material respects in the ordinary course consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have, a Material Adverse Effect on Parent.

     3.10 Litigation. Except as described in the Parent Filed SEC Reports, there are no actions, suits or proceedings pending (or, to Parent's knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. The Parent Disclosure Schedule sets forth a complete list of all pending or threatened actions, suits or proceedings involving amounts in excess of $250,000.

     3.11 Ownership of Company Common Stock. As of the date of this Agreement, Parent and its Subsidiaries own 2,209,500 shares of Company Common Stock or other securities convertible into shares of Company Common Stock.

     3.12  Tax Matters.

          (a) All federal, state, local and foreign Tax Returns (as defined in Section 3.12(c)) required to be filed by or on behalf of Parent, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which Parent or any of its Subsidiaries (i) is a member (a "Current Parent Group") or (ii) has been a member within six years prior to the date hereof but is not currently a member, but only insofar as any such Tax Return relates to a taxable period ending on a date within the last six years (a "Past Parent Group" and, together with Current Parent Groups, a "Parent Affiliated Group") have been timely filed, and all such Tax Returns are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on Parent (it being understood that the representations made in this Section 3.12, to the extent that they relate to Past Parent Groups, or to any Subsidiary of Parent for periods prior to the time such Subsidiary was acquired by Parent, are made to the knowledge of Parent). All Tax Returns include any required disclosure of all positions taken therein that could give rise to a substantial underpayment penalty within Section 6662 of the Code or similar provision of state, local, foreign or other law. All Taxes (as defined in Section 3.12(c)) due and owing by Parent, any Subsidiary of Parent or any Parent Affiliated Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on Parent. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Affiliated Group which would, individually or in the aggregate, have a Material Adverse Effect on Parent. All assessments for Taxes due and owing by Parent, any Subsidiary of Parent or any Parent Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the execution of this Agreement, Parent will provide the Company with written schedules of (i) the taxable years of Parent for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. Parent and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the payment and withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (b) None of Parent nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (c) For purposes of this Agreement: (i) "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross
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     receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added, and (ii) "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     3.13 Required Vote. Assuming that Parent's pending acquisition of Bayard Drilling Technologies, Inc. is consummated prior to the Closing Date, no vote of the stockholders of Parent ("Parent Stockholder Authorization") is required by law, the charter or by-laws of Parent or otherwise in order to consummate the Merger and the transactions contemplated hereby. No other vote of the stockholders of Parent is required by law, the charter or by-laws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

     3.14 Insurance. The Parent Disclosure Schedule sets forth all material policies of insurance or programs of self-insurance by which Parent or any of its Subsidiaries or any of their respective properties or assets are covered against present losses, all of which are now in full force and effect. Parent agrees to maintain such policies (or policies of substantially the same nature) in full force and effect at all times until the Effective Time. The Parent Disclosure Schedule sets forth for the current policy year and each of the preceding five policy years (i) a summary of the loss experience under each policy; (ii) a statement describing each claim under an insurance policy which sets forth the name of the claimant, a description of the policy, and the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims. Neither Parent nor any of its Subsidiaries has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights.

     3.15 Intellectual Property. Parent and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Material Adverse Effect on Parent, and there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. The conduct of Parent's and its Subsidiaries' businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. The systems, processes, and computer software and hardware used, operated, sold or licensed by Parent or its Subsidiaries that is material to its business or its internal operations is capable of providing or is being or will be adapted, or is capable of being replaced, to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such systems, processes, software and hardware records, stores, processes and presents such calendar dates falling on or before December 31, 1999, except as would not have a Material Adverse Effect on Parent. The costs of the adaptations and replacements referred to in the prior sentence will not have a Material Adverse Effect on Parent.

     3.16 Material Contracts. The Parent Disclosure Schedule lists the following contracts and other agreements to which Parent or any of its Subsidiaries is a party (other than intercompany arrangements) as of the date hereof (collectively, the "Parent Contracts"):

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $5,000,000 per annum and a term of more than one year;

          (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services,

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

     the performance of which has a term more than six months, and involves consideration in excess of $5,000,000;

          (c) any partnership or joint venture agreement;

          (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000,000, or under which it has imposed a lien, security interest or other encumbrance on any of its assets, tangible or intangible, to secure such indebtedness or obligations;

          (e) any agreement which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, is conducted;

          (f) any agreement with any of the stockholders of Parent and their affiliates relating to the voting, transfer or disposition of Parent's securities;

          (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement (including any employee benefit plan) for the benefit of its current or former directors, officers and employees;

          (h) any collective bargaining agreement;

          (i) all turnkey and footage drilling contracts and all daywork drilling contracts for amounts in excess of $2,000,000 or that are not terminable or subject to completion within 90 days;

          (j) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Parent; and

          (k) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000,000 other than agreements entered into in the ordinary course.

There is no contract or agreement that is material to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, that is not set forth in the Parent Disclosure Schedule. Neither Parent nor any of its Subsidiaries is in violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause a violation or default under) any Parent Contract, other than such violations or defaults as would not have a Material Adverse Effect on Parent. To the knowledge of Parent, none of the other parties to the Parent Contracts is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause a violation or default under) any Parent Contract, other than such violations or defaults as would not have a Material Adverse Effect on Parent.

     3.17 Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct, wholly owned subsidiary of Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     3.18 Brokers. Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

     3.19 Property. Parent and each of the Subsidiaries, as the case may be, have sufficient title or leaseholds to property to conduct their respective businesses as currently conducted with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect on Parent.

     3.20 Parent Equipment. Parent and its Subsidiaries have such ownership of or such rights by license, lease or other agreement to all equipment used or necessary to conduct their respective businesses as currently conducted (the "Parent Equipment") with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect on Parent. The Parent Equipment that is currently under contract or is being actively marketed by Parent or a Subsidiary is in good operating condition and repair and adequate for the uses to which it is being put.

     3.21 Permits. Parent and each of its Significant Subsidiaries has all permits, licenses, franchises and other governmental authorizations necessary to conduct their respective businesses as currently conducted with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect on Parent. All such permits, licenses, franchises and authorizations are in full force and effect and Parent is not aware of any pending or threatened suspension, cancellation or termination of any such permit, license, franchise or authorization, with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect on Parent.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub that:

     4.1 Organization, Qualification, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The copies of the Company's Articles of Incorporation, as amended, and Bylaws, as amended, which have been delivered to Parent are complete and correct and in full force and effect on the date of this Agreement. Each of the Company's Significant Subsidiaries is duly organized, validly existing and (if applicable) in good standing under the laws of its jurisdiction of incorporation or organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is (if applicable) in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or (if applicable) in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of, or other ownership interests in, the Company's Significant Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all liens, claims, charges or encumbrances, except for restrictions contained in credit agreements and similar instruments to which the Company is a party under which no event of default has occurred or arisen. There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Significant Subsidiary of the Company.

     4.2 Capital Stock. The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 1,000 shares of preferred stock, without par value ("Company Preferred Stock"). As of January 8, 1999, 21,114,655 shares of Company Common Stock were issued and outstanding, no shares of Company Common Stock were held in the Company's treasury and 1,000 shares of Company Preferred Stock were held in the Company's treasury. All of the shares of Company Common Stock and Company Preferred Stock (whether outstanding or in treasury) have been validly issued and are fully paid and nonassessable. As of January 8, 1999, there were no outstanding subscriptions, convertible or exchangeable securities, options, warrants, or other rights, arrangements or commitments obligating the Company to issue, deliver or sell any shares of its capital stock or debt securities, or any securities of any kind convertible into its capital stock, or obligating the Company to grant, extend or enter into any such subscription, option, warrant, or other right, arrangement or commitment, other than: (a) rights ("Company Rights") to acquire shares of the Company Common Stock pursuant to the Rights Agreement, dated as of June 7, 1994, between the Company and The First National Bank of Boston (the "Company Rights Plan") and (b) options to acquire 1,431,754 shares of Company Common Stock granted on or prior to January 8, 1999, (the "Company Stock Options") and incentive awards and other similar rights to receive up to a maximum of 174,954 shares of the Company Common Stock granted on or prior to January 8, 1999 ("Incentive Awards"), pursuant to employee incentive or benefit plans, programs and arrangements and nonemployee director plans. Except for the issuance of shares of the Company Common Stock pursuant to the options, awards and other rights referred to in clauses (a) and (b) of this Section 4.2, since January 8, 1999, no shares of Company Common Stock or Company Preferred Stock have been issued and no options, awards or other securities convertible into shares of capital stock of the Company have been issued, awarded or granted.
Section 4.2 of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Options and Incentive Awards, showing for each holder the number and type of Company Stock Options held, the exercise prices thereof, and the dates of grant, expiration and vesting thereof. The Company has made available to Parent complete and correct copies of all agreements evidencing the Company Stock Options and Incentive Awards. The Company has not granted any registration rights with respect to its securities that are currently exercisable.

     4.3 Corporate Authority Relative to this Agreement; No Violation. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Shareholder Approval (as defined in Section 4.14), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, subject to the receipt of Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby and thereby. The Board of Directors of the Company has taken all appropriate action so that none of the Company, Parent or Merger Sub will be subject to the limitations on "business combinations" set forth in Part Thirteen of the TBCA by virtue of the Company, Parent and Merger Sub entering into this Agreement and consummating the transactions contemplated hereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are advisable and in the best interests of the Company and that it will recommend to the Company's shareholders that they adopt this Agreement. Neither the Company nor any affiliate or associate of the Company has, at any time during the last three years, owned in excess of 15% of the Parent Common Stock. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto and the Company Shareholder Approval is received, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Neither the Company nor any of its Subsidiaries is subject to or obligated under any charter, by-law, joint venture or partnership agreement or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by its executing or, subject to the receipt of Company Shareholder Approval, carrying out the transactions contemplated by this Agreement, except for any breaches or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) cause a change in control to occur under the Shareholders Agreement by and between Pool International Inc. and Arabian Petroleum Services Company ("Petroserv"), dated as of September 20, 1974, as amended to the date of this Agreement or under any other governing documents related thereto (collectively, the "Saudi Joint Venture Agreement"),
(b) result in Petroserv having the right to acquire in excess of 65% of Pool Arabia, Ltd. or (c) result in Petroserv obtaining management control of Pool Arabia, Ltd. Other than in connection with or in compliance with the provisions of the TBCA, the

Securities Act, the Exchange Act, the HSR Act, Section 4043 of ERISA and the securities or blue sky laws of the various states (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with, any governmental body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or substantially impair or delay the consummation of the transactions contemplated hereby.

     4.4 Reports and Financial Statements. The Company has previously furnished to Parent true and complete copies of: (a) the Company's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1995 through 1997; (b) the Company's Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; (c) each definitive proxy statement filed by the Company with the SEC since December 31, 1995; (d) each final prospectus filed by the Company with the SEC since December 31, 1995, except any final prospectus constituting part of a Form S-8; and (e) all Current Reports on Form 8-K filed by the Company with the SEC since January 1, 1998. As of their respective dates, such reports, proxy statements and prospectuses (collectively, "Company SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Report has been revised or superseded by a later filed Company SEC Report, none of Company SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) have been prepared in accordance with and fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except (i) as otherwise disclosed in the notes thereto, (ii) in the case of unaudited interim financial statements, such differences in presentation or omissions as are permitted by Rule 10-01 of Regulation S-X promulgated by the SEC and (iii) the unaudited interim financial statements do not contain all notes required by GAAP). Since January 1, 1996, the Company has timely filed all material reports, registration statements and other filings required to be filed by it with the SEC under the rules and regulations of the SEC, and each such report, registration statement or other filing met the standards set forth in the second sentence of this Section 4.4.

     4.5 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) liabilities or obligations reflected in Company SEC Reports filed after December 31, 1997 but prior to the date hereof ("Company Filed SEC Reports"), (b) liabilities and obligations incurred under this Agreement and fees and expenses related thereto,
(c) liabilities and obligations incurred in the ordinary course of business after September 30, 1998 and (d) liabilities or obligations which are not reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

     4.6 No Violation of Law. The businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental body or authority (provided that no representation or warranty is made in this Section 4.6 with respect to Environmental Laws) except (a) as described in the Company Filed SEC Reports and
(b) for violations or possible violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     4.7 Environmental Laws and Regulations. Except as described in the Company Filed SEC Reports, (a) the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws,
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

which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on the Company;
(b) neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any Environmental Claims which would, individually or in the aggregate, have a Material Adverse Effect on the Company; and (c) to the knowledge of the Company, there are no facts, circumstances or conditions in connection with the operation of the businesses of the Company and its Subsidiaries or any currently or formerly owned, leased or operated facilities that are reasonably likely to lead to any such Environmental Claims in the future, except for any such Environmental Claims which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     4.8  Employee Benefit Matters.

          (a) The Company Disclosure Schedule sets forth a complete and accurate list of:

             (i) each "employee welfare benefit plan" (as such term is defined in Section 3(1) of the ERISA) (the "Company Welfare Plans");

             (ii) each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) (the "Company Pension Plans");

             (iii) all other material employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, vacation policies, supplemental income arrangements and other similar plans, agreements and arrangements (collectively, with the Company Welfare Plans and the Company Pension Plans, the "Company Benefit Plans"), that are in effect on the date of this Agreement, or have been approved before the date of this Agreement but are not yet effective, for the benefit of directors, officers, employees or former employees (or their respective beneficiaries or consultants) of the Company, any of its Subsidiaries incorporated in the United States (the "Company U.S. Subsidiaries") or any corporation, trade, business or entity that is a member of a controlled group, affiliated service group or otherwise under common control with the Company (within the meaning of Section 414(b), (c), (m) or (o) of the Code) and that is incorporated or domiciled in the United States (collectively, the "Company Group"). The Company and U.S. Subsidiaries will provide to Parent, as to each Company Benefit Plan, as applicable, access to a complete and accurate copy of (i) each such plan, agreement or arrangement; (ii) the trust, group annuity contract or other document that provides the funding for such plan; (iii) the most recent annual Form 5500, 990 and 1041 reports; (iv) the most recent actuarial report or valuation statement; (v) the most current summary plan description, handbook or other booklet that describes any Company Benefit Plan, and any summary of material modifications prepared after each such summary plan description; (vi) the most recent Internal Revenue Service ("IRS") determination letter and all rulings or determinations requested from the IRS subsequent to the date of such determination letter; and (vii) all other pending correspondence from the IRS or the Department of Labor received by any member of the Company Group that relates to such plan; and

             (iv) all amendments or modifications to any Company Benefit Plan (including any increase in salary or bonus) authorized or implemented since October 1, 1998 which increase the cost of such Company Benefit Plan to the Company.

          (b) Each Company Welfare Plan and Company Pension Plan (i) is in compliance with ERISA, including, without limitation, all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA and the Code; (ii) has not engaged in any transaction described in Section 406 or 407 of ERISA or Section 4975 of the Code unless it received or is entitled to an exemption under

     Section 408 of ERISA or Section 4975 of the Code, as applicable, or unless such transaction has been corrected and all applicable excise taxes paid or waived; (iii) has no issue, action, suit or claim pending (other than the payment of benefits in the normal course or the qualification of the plan pursuant to an application pending before the IRS) nor any issue resolved adversely to the Company Group that, in either case, may subject the Company Group to the payment of a penalty, interest, tax or other amount; and (iv) can be unilaterally terminated or amended on no more than 90 days' notice. No notice has been received by the Company Group of an increase or proposed increase in any premium relative to any Company Benefit Plan, and no amendment to any Company Benefit Plan within the last 12 months has increased the rate of employer contributions thereunder. (i) The Company Group has substantially performed all obligations, whether arising by operation of law or by contract, required to be performed by it in connection with the Company Benefit Plans, (ii) each Company Benefit Plan has been administered in compliance with its governing documents and applicable law, (iii) no act, omission or transaction has occurred which would result in imposition on any member of the Company Group of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

          (c) Each Company Benefit Plan that is intended to be a voluntary employee benefit association has been submitted to and approved by the IRS as exempt from federal income tax under Section 501(c)(9) of the Code or the applicable submission period relating to any such plan will not have ended prior to the Closing. No Company Benefit Plan will cause the Company Group to have liability for severance pay as a result of this Agreement.

          (d) Each Company Pension Plan that is intended to be qualified under
     Section 401(a) of the Code has been submitted to and approved as qualifying under Section 401(a) of the Code by the IRS or the applicable remedial amendment period relating to such plan will not have ended prior to the Closing. To the knowledge of the Company, no facts have occurred that, if known by the IRS, could cause disqualification of any Company Pension Plan. As to any Company Pension Plan that is intended to be qualified under
     Section 401(a) of the Code, there has been no termination or partial termination of such plan within the meaning of Section 411(d)(3) of the Code. Each Company Pension Plan to which Section 302 of ERISA or Section 412 of the Code is applicable fully complies with the funding requirements of that Section and there is no "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or Section 412 of the Code (whether or not waived) in any such plan. The Company Group has paid all premiums (including, without limitation, interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation (the "PBGC") with respect to each Company Pension Plan for which premiums are required. No Company Pension Plan has been terminated, and there has been no event or condition which presents the material risk of termination, under circumstances that would result in any material liability to the PBGC or the Company Group. There has been no "reportable event" (as defined in Section 4043(c) of ERISA and the regulations under that Section) with respect to any Company Pension Plan subject to Title IV of ERISA. With respect to each Company Pension Plan subject to Title IV of ERISA, (i) no notice of intent to terminate the plan has been given under Section 4041 of ERISA, (ii) no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, (iii) no liability to the PBGC has been incurred and
     (iv) the Company Group has not (A) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (B) withdrawn as a substantial employer so as to become subject to the provisions of
     Section 4063 of ERISA or (C) ceased making contributions on or before the Closing Date to any such plan subject to Section 4064(a) of ERISA to which the Company Group made contributions at any time during the six years prior to the Closing Date. No member of the Company Group contributes to or has an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, from a multiemployer plan (as defined in Section 3(37) of ERISA).

          (e) The Company Disclosure Schedule sets forth the amounts of all severance payments or similar obligations, including but not limited to any increased employee compensation or additional benefits, vested rights or service credits under any Company Benefit Plan (whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered), that will be owed by Company or any of its Subsidiaries to any of their respective employees, officers, directors or consultants, and all increases in severance payments or other benefits to which any of such persons will be entitled, as a result of the Merger or the transactions contemplated by this Agreement. Except as set forth in the Company Disclosure Schedule, no such payments shall be due and payable as a result of the Merger or the transactions contemplated hereby. Company has made available to Parent (i) copies of all employment agreements with officers of Company and its Subsidiaries; (ii) copies of all agreements with consultants obligating Company to make annual cash payments in an amount exceeding $100,000 or with a term greater than one year; (iii) a schedule listing all officers of Company and its Subsidiaries who have executed a non-competition agreement with Company or its Subsidiaries; (iv) copies of all severance agreements, programs and policies of Company with or relating to its employees; and (v) copies of all plans, programs, agreements and other arrangements of Company with or relating to its employees which contain change in control provisions. Except as set forth in the Company Disclosure Schedule, in connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under the Company Benefit Plans or under any other agreement that would be reasonably likely to result in imposition of the sanctions imposed under Section 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

          (f) Since January 1, 1996, neither the Company nor any of its Subsidiaries has been a party to any collective bargaining or other labor contract. Since January 1, 1997, there has not been, there is not presently pending or existing, and to the Company's knowledge there is not threatened, (i) any strike, slowdown, picketing, work stoppage or employee grievance process; (ii) any proceeding against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental authority, organizational activity or other labor or employment dispute against or affecting Company or any of its Subsidiaries or their premises; or (iii) any application for certification of a collective bargaining agent. To the Company's knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Company or any of its Subsidiaries, and no such action is contemplated by Company or any of its Subsidiaries. To the knowledge of Company, Company and each of its Subsidiaries has complied in all material respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. To the knowledge of Company, neither Company nor any of its Subsidiaries is liable for the payment of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

          (g) Except as otherwise required by law, (i) no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any person, and (ii) none of Company or its Subsidiaries is contractually obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment. The Company Group has not made any representations, agreements, covenants or commitments to provide such coverage or benefits.

     4.9 Absence of Certain Changes or Events. Other than as disclosed in the Company Filed SEC Reports, since January 1, 1998 the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would have, a Material Adverse Effect on the Company.

     4.10 Litigation. Except as described in the Company Filed SEC Reports or previously disclosed in writing to Parent, there are no actions, suits or proceedings pending (or, to the Company's knowledge, threatened) against or affecting the Company or its Subsidiaries, or any of their respective properties at law or in equity, or before any federal, state, local or foreign governmental body or authority which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. The Company Disclosure Schedule sets forth a complete list of all pending or threatened actions, suits or proceedings involving amounts in excess of $250,000.

     4.11 Company Rights Plan. Under the terms of the Company Rights Plan, as amended on the date of this Agreement, the execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement in accordance with the terms hereof will not (except to the extent caused by Parent's becoming the beneficial owner of any Company Common Stock other than in accordance with this Agreement) cause (i) Company Rights to become exercisable under the Company Rights Plan or (ii) a "Distribution Date", "Share Acquisition Date", "Triggering Event", "Flip-In Event" or "Flip-Over Event" (as such terms are defined in the Company Rights Plan) to occur upon the consummation of any such transactions. In addition, the Company has taken all actions necessary to cause the Company Rights Plan to be amended so that the Company Rights will expire immediately prior to the Closing Date.

     4.12 Lack of Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock.

     4.13  Tax Matters.

          (a) All federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries (i) is a member (a "Current Company Group") or (ii) has been a member within six years prior to the date hereof but is not currently a member, but only insofar as any such Tax Return relates to a taxable period ending on a date within the last six years (a "Past Company Group" and, together with Current Company Groups, a "Company Affiliated Group") have been timely filed, and all such Tax Returns are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Material Adverse Effect on the Company (it being understood that the representations made in this Section 4.13, to the extent that they relate to Past Company Groups, or to any Subsidiary of the Company for periods prior to the time such Subsidiary was acquired by the Company, are made to the knowledge of the Company). All Tax Returns include any required disclosure of all positions taken therein that could give rise to a substantial underpayment penalty within Section 6662 of the Code or similar provision of state, local, foreign or other law. All Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group have been paid, or adequately reserved for, except to the extent any failure to pay or reserve would not, individually or in the aggregate, have a Material Adverse Effect on the Company. There is no audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group which would, individually or in the aggregate, have a Material Adverse Effect on the Company. All assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Affiliated Group with respect to completed and settled examinations or concluded litigation have been paid. As soon as practicable after the public announcement of the execution of this Agreement, the Company will provide Parent with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, and (ii) with respect to federal income Taxes, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated. The Company and each of its

     Subsidiaries have complied in all material respects with all rules and regulations relating to the payment and withholding of Taxes, except to the extent any such failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is (nor has it ever been) a party to any tax sharing agreement and has not assumed the tax liability of any other person under a contract; has ever filed a consent under Section 341(f) of the Code; is required to make any adjustment under Section 481(a) of the Code for any tax year ending after the Effective Time by reason of a change in method of accounting or otherwise; or is required to make a payment with respect to the remuneration of an employee which would result in non-deductible expense pursuant to Section 162(m) of the Code. Neither the Company nor any Subsidiary is (nor has it ever been) a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

          (b) None of the Company nor any of its Subsidiaries knows of any fact or has taken any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     4.14 Required Vote. The affirmative vote of the holders of at least two-thirds of the outstanding shares of the Company Common Stock (the "Company Shareholder Approval") is required to adopt the Merger Agreement. No other vote of the shareholders of the Company is required by law, the charter or bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

     4.15 Insurance. The Company Disclosure Schedule sets forth all material policies of insurance or programs of self-insurance by which the Company or any of its Subsidiaries or any of their respective properties or assets are covered against present losses, all of which are now in full force and effect. The Company agrees to maintain such policies (or policies of substantially the same nature) in full force and effect at all times until the Effective Time. The Company Disclosure Schedule sets forth for the current policy year and each other policy year since January 1996 (i) a summary of the loss experience under each policy; (ii) a statement describing each claim under an insurance policy; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims. Neither the Company nor any of its Subsidiaries has received any refusal of coverage or any notice of reservation of rights.

     4.16 Intellectual Property. The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Material Adverse Effect on the Company, and there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. The conduct of the Company's and its Subsidiaries' businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. The systems, processes, and computer software and hardware used, operated, sold or licensed by the Company or its Subsidiaries that is material to its business or its internal operations is capable of providing or is being or will be adapted, or is capable of being replaced, to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with substantially the same functionality as such systems, processes, software and hardware records, stores, processes and presents such calendar dates falling on or before December 31, 1999, except as would not have a Material Adverse Effect on the Company. The costs of the adaptations and replacements referred to in the prior sentence will not have a Material Adverse Effect on the Company.

     4.17 Material Contracts. The Company Disclosure Schedule lists the following contracts and other agreements to which the Company or any of its Subsidiaries is a party (other than intercompany arrangements) as of the date hereof (collectively, the "Company Contracts"):

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $500,000 per annum and a term of more than one year;

          (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which has a term more than six months, and involves consideration in excess of $500,000;

          (c) any partnership or joint venture agreement;

          (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $500,000, or under which it has imposed a lien, security interest or other encumbrance on any of its assets, tangible or intangible, to secure such indebtedness or obligations;

          (e) any agreement which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, is conducted;

          (f) any agreement with any of the shareholders of the Company and their affiliates relating to the voting, transfer or disposition of the Company's securities;

          (g) all turnkey and footage drilling contracts and all daywork drilling contracts for amounts in excess of $2,000,000 or that are not terminable or subject to completion within 90 days;

          (h) any agency, representation or similar agreement;

          (i) any agreement for the construction or modification of a drilling rig or vessel where total costs are expected to exceed $500,000;

          (j) any agreement having any "change in control" or similar provision;

          (k) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company; and

          (l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $500,000, other than agreements entered into in the ordinary course.

There is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, that is not set forth in the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is in violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause a violation or default under) any Company Contract, other than such violations or defaults as would not have a Material Adverse Effect on the Company. To the knowledge of the Company, none of the other parties to the Company Contracts is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause a violation or default under) any Company Contract, other than such violations or defaults as would not have a Material Adverse Effect on the Company.

     4.18 Vessels. All vessels owned or chartered by the Company are set out in the Company Disclosure Schedule (the "Vessels"). Except as set out in the Company Disclosure Schedule, each of the Vessels is, and will be at the Effective Time, owned by the Company or one of its Subsidiaries free and clear of all liens, charges and rights of others and duly documented under the laws and flag of the U.S. entitling the Vessels to engage in the coastwise trade in the United States and to operate on a worldwide basis in support of the offshore petroleum industry. Except as set out in the Company Disclosure Schedule, none of the equipment on board any of the Vessels or held for use on any of the Vessels is leased to the Company or one of its Subsidiaries. All logs (deck and engine) shall be onboard the Vessels at the Effective Time.

     4.19 Brokers. Other than Morgan Stanley & Co. Incorporated ("Morgan Stanley"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A copy of the Company's engagement letter with Morgan Stanley has been provided to Parent.

     4.20 Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley (a copy of which has been delivered to Parent) to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

     4.21 Property. The Company and each of the Subsidiaries, as the case may be, have sufficient title or leaseholds to property to conduct their respective businesses as currently conducted with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect on the Company.

     4.22 Company Equipment. The Company and its Subsidiaries have such ownership of or such rights by license, lease or other agreement to all equipment used or necessary to conduct their respective businesses as currently conducted (the "Company Equipment") with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect on the Company. The Company Equipment that is currently under contract or is being actively marketed by the Company or a Subsidiary is in good operating condition and repair and adequate for the uses to which it is being put. None of the Company Equipment that is currently under contract or is being actively marketed by the Company or a Subsidiary is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     4.23 Permits. The Company and each of its Subsidiaries has all permits, licenses, franchises and other governmental authorizations necessary to conduct their respective businesses as currently conducted with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect on the Company. All such permits, licenses, franchises and authorizations are in full force and effect and the Company is not aware of any pending or threatened suspension, cancellation or termination of any such permit, license, franchise or authorization, with only such exceptions as individually or in the aggregate would not have a Material Adverse Effect on the Company.

     4.24 Financial Condition. As of December 31, 1998, the Company had at least $30 million in cash or short-term investments of a duration of not more than seven days and no more than $174 million in funded debt.

                                   ARTICLE V

                                   COVENANTS

     5.1 Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, the Company will and will cause its Subsidiaries to:

          (a) operate its business only in the usual and ordinary course consistent with past practices and in compliance in all material respects with all applicable laws and regulations;

          (b) use its commercially reasonable efforts to preserve substantially intact its business organizations, maintain its rights and franchises, retain the services of its officers and key employees and maintain its material relationships with its customers, suppliers, creditors and joint venture or other business partners;

          (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition in all material respects as at present, ordinary wear and tear excepted; and

          (d) use its commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

provided, however, that, in the event the Company deems it necessary to take certain actions that would otherwise be proscribed by clauses 5.1(a) through
(c), the Company shall consult with Parent and Parent shall consider in good faith the Company's request to take such actions and not unreasonably withhold its consent.

     5.2 Negative Covenants of the Company. Except as expressly contemplated by this Agreement, as set forth in the Company Disclosure Schedule or otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, the Company will not directly or indirectly, and will not permit any of its Subsidiaries to directly or indirectly, do any of the following:

          (a) (i) increase the compensation payable to, or to become payable to, any director, executive officer or employee; (ii) grant any severance or termination pay (other than in accordance with the terms of the severance agreements set forth on the Company Disclosure Schedule, as the same may be amended pursuant to this Agreement) to, or enter into any employment or severance agreement with, any director, officer or employee; or (iii) establish, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts payable under, any employee benefit plan or arrangement except as may be required by applicable law;

          (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

          (c) (i) redeem, purchase or otherwise acquire any shares of its or any of its Subsidiaries' capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its or its Subsidiaries' capital stock including, but not limited to, options, warrants and other rights to acquire securities (other than any such acquisition directly from any wholly owned Subsidiary of the Company in exchange for capital contributions or loans to such Subsidiary), (ii) effect any recapitalization; or (iii) split, combine or reclassify any of its or its respective Subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its respective Subsidiaries' capital stock;

          (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges or other encumbrances) of, any shares of any class of its or its Subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any other shares, or any rights, warrants or options to acquire, any such shares (except for the issuance of shares upon the exercise of Company Stock Options or pursuant to Incentive Awards outstanding on the date of this Agreement in accordance with their terms or issuances by any Subsidiary of the Company to the Company or any other Subsidiary of the Company); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof (including, without limitation, declaring a "change of control" or similar event thereunder); or (iii) take any action to accelerate the vesting of any Company Stock Options;

          (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest valued in excess of $1 million or portion of the assets (for a purchase price in excess of $1 million) of, or by any other manner, any corporation, partnership, association or other business, organization or division (other than a wholly owned Subsidiary) thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice) which are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

          (f) other than (i) dispositions or proposed dispositions set forth on the Company Disclosure Schedule, (ii) as may be necessary or required by law to consummate the transactions contemplated hereby or (iii) dispositions in the ordinary course of business consistent with past practice not to exceed $150,000 individually or $1 million in the aggregate, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of the Company's Significant Subsidiaries;

          (g) propose or adopt any amendments to its Articles of Incorporation, as amended, or to its Bylaws;

          (h) (i) change any of its methods of accounting in effect at December 31, 1997 or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $500,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1997, except, in the case of clause (i) or clause (ii), as may be required by law or GAAP;

          (i) (A) spend or commit to spend more than $2 million in the aggregate on the purchase of new or used equipment, supplies (including drill pipe and other capital expenditures not referred to in (ii) below) (provided that the Company shall inform Parent prior to committing to make capital expenditures in excess of $750,000 in the aggregate), except for (i) capital expenditures heretofore approved by the Company's Board of Directors and described in the Company Disclosure Schedule; and (ii) sustaining capital expenditures for Company Equipment and Vessels in the ordinary course of business consistent with past practice; or (B) except for draw downs on the existing working capital line of credit, incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

          (j) enter into any contract, agreement or other arrangement that would have been required to be disclosed as a Company Contract had such contract, agreement or other arrangement been in effect on the date of this Agreement;

          (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) in the ordinary course of business and consistent with past practice, properly reflected or reserved against in, the consolidated financial statements (or the notes thereto) as of and for the fiscal year ended December 31, 1997 of the Company and its consolidated Subsidiaries,
     (y) incurred since December 31, 1997 in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (z) are legally required to be paid and are also not otherwise payable in accordance with clauses (x) or (y) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $250,000 in value, reasonably in advance of their payment);

          (l) (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice or with respect to Pool International Argentina S. A. not in an amount in excess of $2 million); or (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

          (m) take or agree to take any action that would or is reasonably likely to result in any of the Company's representations and warranties set forth in this Agreement being untrue as of the Closing Date (unless such representations and warranties speak as of an earlier date, in which case as of such date) or in any of the conditions to the Merger not being satisfied; or

          (n) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing;

provided, that, in the event the Company deems it necessary to take certain actions that would otherwise be proscribed by this Section 5.2, the Company shall consult with Parent and Parent shall consider in good faith the Company's request to take such actions.

     5.3 Negative Covenants of Parent. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, from the date of this Agreement until the Effective Time, Parent will not, and will not permit Merger Sub to, do any of the following:

          (a) amend any of the material terms or provisions of the Parent Common Stock;

          (b) knowingly take any action which would result in a failure to maintain the trading of Parent Common Stock on the AMEX;

          (c) declare or pay any dividends or other distribution (whether in cash, stock or other property) on outstanding shares of capital stock;

          (d) take or agree to take any action that would or is reasonably likely to result in any of Parent's or Merger Sub's representations and warranties set forth in this Agreement being untrue as of the Closing Date (unless such representations and warranties speak as of an earlier date, in which case as of such date) or in any of the conditions to the Merger not being satisfied; or

          (e) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     5.4 Access and Information. Subject to confidentiality agreements to which the Company or Parent or any of their respective Subsidiaries is a party, each of the Company and Parent shall, and shall cause its Subsidiaries to, (a) afford to the other party and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") reasonable access at reasonable times upon reasonable prior notice to its officers, employees, agents, properties, offices and other facilities and its Subsidiaries and to the books and records thereof and (b) furnish promptly to the other party and its Representatives such information concerning its business, properties, contracts, records and personnel (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by such other party. In connection with the foregoing, the Company hereby consents to Parent's use of the services and advice of William J Myers from and after the date of this Agreement in conducting its inquiry into the business and affairs of the Company. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Parent and the Company agrees that (i) it will, and will cause its Representatives to, treat any information obtained hereunder in strict accordance with Section 5.6 and (ii) it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section
5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Company shall permit Parent and its representatives to confirm, on reasonable notice and on the basis of agreed methods, with the Company's and Subsidiaries' principal vendors, customers and trade affiliates, that the acquisition by Parent of the Company will be acceptable to such vendors, customers and trade affiliates and that the acquisition will not adversely affect the relationship of such vendors, customers or trade affiliates with the Company or its Subsidiaries. The Company agrees that such access by Parent and its representatives shall include the right to perform a soil and groundwater analysis of any real estate owned or leased by the Company or its Subsidiaries as Parent shall deem necessary or appropriate to determine on-site conditions and the presence or absence of any hazardous materials, provided, however, such analysis shall only be performed after good faith consultation by Parent with the Company and its Representatives. In connection with such environmental investigations, the Company will provide to or make available for inspection by Parent and its Representatives (i) all records relating to the disposal of waste materials generated at any real estate owned or leased by the Company or its Subsidiaries; (ii) all environmental permits and records relating to compliance with such permits; (iii) all records of spills or other releases; (iv) all records relating to employee exposure to workplace chemicals; (v) all chemical inventories and reports of chemical emissions; (viii) all correspondence relating to pending or threatened environmental claims; and (ix) all records obtained from prior owners or operators of the real estate owned or leased by the Company or its Subsidiaries relating to environmental conditions.

     5.5  No Solicitation.

          (a) Except as pursuant this Section 5.5 or otherwise consented to in writing by Parent, from and after the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement in accordance with its terms, the Company will not directly or indirectly, and will not permit any of its Subsidiaries, or its or its Subsidiaries' directors, officers, employees, representatives and agents, to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any Company Acquisition Proposal (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such Company Acquisition Proposal, or enter into an agreement with respect to any Company Acquisition Transaction (as defined below) or agree to or endorse any Company Acquisition Proposal, or authorize or permit any of the officers, directors or employees of the Company or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries to take any such action, and the Company shall notify Parent of all terms of any Company Acquisition Proposal received by the Company or any of its Subsidiaries or by any such officer, director, investment banker, financial advisor or attorney within two business days after receipt thereof, and if such inquiry or proposal is in writing, the Company shall deliver or cause to be delivered to Parent a copy of such inquiry or proposal; provided, however, that nothing contained in this Agreement shall prohibit the Board of Directors of the Company from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Proposal; or
     (ii) at any time prior to the satisfaction of the condition set forth in
     Section 7.1(b), furnishing information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited, bona fide, written Company Acquisition Proposal, recommending the same to the Company's shareholders or otherwise communicating with the Company's shareholders regarding such proposal in a manner permitted by law, if, and only to the extent that (A) the Board of Directors of the Company, after consultation with legal counsel (which may include its regularly engaged legal counsel), determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by the TBCA and other applicable Texas law; (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity the Company (x) provides two business days' written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) obtains from such person or entity a customary confidentiality agreement; and (C) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that, in light of the information furnished to it relating to such Company Acquisition Proposal is a Superior Proposal (as defined below). The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties heretofore conducted which are prohibited pursuant to this Section 5.5(a). The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.6(a) of the obligations undertaken in this Section 5.5(a).

          (b) "Company Acquisition Proposal" means an inquiry or proposal which relates to or contemplates a Company Acquisition Transaction.

          (c) "Company Acquisition Transaction" means any of the following transactions:

             (i) any merger, consolidation, share exchange or other business combination involving the Company or any Subsidiary of the Company (other than any such arrangement between the Company and any of its Subsidiaries or among any of its Subsidiaries);

             (ii) any sale, exchange, transfer or other disposition (whether in the form of an asset sale, merger or otherwise) to any person (other than Parent or any of its Subsidiaries) of properties or assets of the Company or any of its Subsidiaries which constitute (i) all or substantially all of the properties and assets of the Company, (ii) all or substantially all of the properties and assets of any Significant Subsidiary, or a material division or other business unit of the Company or any Significant Subsidiary, or (iii) properties and assets which are material to the business or operations of the Company at its Subsidiaries, taken as a whole;

             (iii) any tender offer or exchange offer by any person (other than the Parent or any of its Subsidiaries) for 15% or more of the outstanding shares of Company Common Stock; or

             (iv) any acquisition of shares of Company Common Stock by any person or group (other than Parent or any of its Subsidiaries) which would require an amendment, waiver, termination or alteration of the Company Rights Plan so that such acquisition would not result in such person becoming an "Acquiring Person" under the terms of the Company Rights Plan.

          (d) "Superior Proposal" means any Company Acquisition Proposal on terms which, if consummated pursuant thereto, the Board of Directors of the Company determines in good faith in the exercise of its fiduciary duties to be more favorable to the Company and its shareholders than the Merger taking into account such factors as the Board deems relevant (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, after receiving advice from its financial advisor, is reasonably capable of being financed by such third party.

     5.6 Confidentiality. Between the date of this Agreement and the Effective Time, the parties hereto will maintain in confidence, and will cause its Representatives to maintain in confidence, and not use to the detriment of a party to this Agreement any information obtained from a party to this Agreement or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby (regardless of whether such information was obtained prior to, on or after the date of this Agreement), unless (a) such information is already known to such receiving party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such receiving party, (b) use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or (c) the furnishing or use of such information is required by legal proceedings or applicable law or requirement of the AMEX. Upon any termination of this Agreement, each party will return or destroy all confidential information provided to it by the other party.

     5.7 Inspection of Vessels. Parent shall have the right to inspect the Vessels at any reasonable time and from time to time prior to the Closing Date, provided that such inspection shall be conducted in a manner that does not unreasonably interfere with the operation of the Vessels. Any such inspection may include the opening up of machinery and equipment and, at Parent's option, may be conducted by drydocking any Vessel (subject to obtaining the consent of the user of such Vessel). The Company shall keep Parent advised of the location and whereabouts of each Vessel to facilitate such an inspection.

     5.8 Company Rights Plan. Except for the amendments contemplated by this Agreement or amendments approved in writing by Parent, the Company will not, following the date of this Agreement, amend the Company Rights Plan in any manner. In addition the Company covenants and agrees that it will not redeem the Company Rights unless such redemption is consented to in writing by Parent prior to such redemption.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1  Meetings of Shareholders.

          (a) The Company shall promptly after the date of this Agreement take all action necessary in accordance with applicable law and its Articles of Incorporation, as amended, and Bylaws, as amended, to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement and the Merger, and the Company shall consult with Parent in connection therewith; provided that the Company shall use its reasonable best efforts to hold the special meeting of shareholders within 40 days after effectiveness of the Registration Statement (as defined in Section 6.2(a)). The Company, through its Board of Directors, shall recommend approval of such matters, subject to the terms and conditions set forth in Section 5.5. The Company, through its Board of Directors, shall vote the 769,231 shares of Company Common Stock subject to that certain Voting Agreement dated as of March 31, 1998, between the Company and Al A. Gonsoulin in favor of this Agreement and the Merger.

          (b) If required, Parent shall promptly after the date of this Agreement take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and Bylaws to convene a special meeting of its stockholders to consider and vote on the Parent Stockholder Authorization; and Parent shall consult with the Company in connection therewith. Parent, through its Board of Directors, shall recommend approval of the Parent Stockholder Authorization.

     6.2  Registration Statement; Proxy Statement

          (a) Parent promptly shall prepare and shall file with the SEC and the AMEX a registration statement on Form S-4 under the Securities Act (the registration statement, together with the amendments thereto, being the "Registration Statement"), containing a proxy statement/prospectus, in connection with the registration of the Parent Common Stock to be issued in the Merger. The Company promptly shall prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the Registration Statement, and a form of proxy with respect to the meeting of the shareholders of the Company in connection with the Merger and the other transactions contemplated by this Agreement (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to such shareholders, being the "Proxy Statement"). Each of Parent and the Company shall use its best efforts to (i) cause the Registration Statement to become effective as promptly as practicable after such filing and (ii) cause the Proxy Statement to be mailed to shareholders of the Company at the earliest practicable date. Parent shall take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its shareholders. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger subject to the terms and conditions set forth in Section 5.5.

          (b) The information supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the Company's shareholders in connection with the special meeting of shareholders to consider the Merger shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the special shareholders' meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its affiliates, or its or their respective officers or directors, occurs or exists which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent and the Company shall cooperate with Parent in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by law, in disseminating the information contained in such amendment or supplement to the shareholders of the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (c) The information supplied by Parent for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by Parent for inclusion in the Proxy Statement to be sent to the Company's shareholders in connection with the special shareholders' meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, at the time of the meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstances relating to Parent or any of its respective affiliates, or to its or their respective officers or directors, occurs or exists which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company and Parent shall cooperate with the Company in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by law, in disseminating the information contained in such amendment or supplement to the shareholders of the Company. All documents that Parent is responsible for filing with the SEC in connection with the transaction contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (d) (i) The Company shall use its reasonable efforts to cause to be delivered to Parent a letter of Deloitte & Touche LLP dated as of a date within five business days before the date on which the Registration Statement shall become effective and addressed to Parent in form and substance reasonably satisfactory to Parent and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement; and (ii) Parent shall use its reasonable efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP dated as of a date within five business days before the date on which the Registration Statement shall become effective and addressed to the Company in form and substance reasonably satisfactory to the Company and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

     6.3  Appropriate Action; Consents; Filings.

          (a) The Company and Parent each shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain the Parent Required Approvals and the Company Required Approvals; and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act (in the case of Parent) and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) the HSR Act and (C) any other applicable law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith; and provided, further, that, unless otherwise agreed by Parent, in its sole discretion, the reasonable efforts of Parent shall not include
     (a) proffering Parent's willingness to accept an order providing for the divestiture of such of the properties, assets, operations or business of the Company or any of its Subsidiaries (or, in lieu thereof, such properties, assets, operations or business of Parent or any of Parent's affiliates) as are necessary to permit the consummation of the transactions contemplated by this Agreement, including an offer to hold separate such properties, assets, operations or businesses pending any such divestiture,
     (b) proffering Parent's willingness to accept any other conditions, restrictions, limitations or agreements affecting the full rights of ownership of the Company's or any of its Subsidiary's assets (or any portion thereof) as may be necessary to permit the consummation of the transactions contemplated by this Agreement or (c) entering into or continuing any litigation relating to this Agreement or the transactions contemplated hereby. The Company and Parent shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement. If (x) necessary approvals under the HSR Act are conditioned solely upon Parent taking one or more actions described in clauses (a), (b) and (c) of this Section 6.3(a), which condition may not be waived, appealed, or modified, (y) Parent has conclusively decided not to take such action or actions, and (z) the Company has fulfilled its obligations under this Section 6.3(a), then Parent shall notify the Company of its intent not to take such action or actions (the "HSR Act Termination Notice"). Delivery by Parent to the Company of the HSR Act Termination Notice shall constitute a failure of the condition contained in Section 7.1(e) of this Agreement.

          (b) (i) Each of the Company and Parent shall give (or shall cause each of their respective Subsidiaries to give) any notices to third parties, and shall use, and cause each of their respective Subsidiaries to use, its reasonable best efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, (C) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated herein or
     (D) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time. Without in any way limiting the foregoing, each of the Company and Parent agrees to use commercially reasonable efforts to maintain the business relationship and goodwill of Petroserv and to obtain an amendment to the Saudi Joint Venture Agreement or other arrangement so that (A) the operation in the Kingdom of Saudi Arabia of Pool Arabia, Ltd. and Nadrico Saudi Company Limited, immediately after the Effective Time, will not be materially adversely affected by the Merger and (B) the change in control provisions thereof will not be triggered as a result of the Merger.

          (ii) In the event that either party shall fail to obtain any third party consent described in Section 6.3(b)(i), such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     6.4  Tax Treatment; Affiliates.

          (a) From and after the date hereof and until the Effective Time, none of Parent, the Company or any of their respective Subsidiaries shall knowingly (i) take any action, or fail to take any reasonable action, as a result of which the Merger would fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action. Each of the parties shall use its reasonable best efforts to obtain the opinion of counsel referred to in Section 7.1(d).

          (b) The Company shall use its best efforts to obtain from any person who may be deemed to have become an affiliate of the Company after the date of this Agreement and on or prior to the Effective Time a written agreement substantially in the form of Exhibit 6.4 as soon as practicable after attaining such status.

          (c) The Company shall deliver to Parent a statement dated no more than 30 days prior to the Effective Time in form and substance as is described in Treas. Reg. Section 1.1445-2(c)(3)(i).

     6.5 Public Announcements. Parent and the Company will agree upon the timing and content of the initial press release to be issued describing the transactions contemplated by this Agreement, and will not make any public announcement thereof prior to reaching such agreement unless required to do so by applicable law or regulation. Thereafter, unless otherwise required by applicable law or stock exchange requirements (and in that event, only if time does not permit), Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or the Stock Option Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

     6.6 AMEX Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the AMEX prior to the Effective Time.

     6.7  Indemnification of Directors and Officers.

          (a) The Articles of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in Exhibit 1.4A and Exhibit 1.4B, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by applicable law. Parent covenants and agrees that, from and after the Effective Time, it will cause the Surviving Corporation to perform its obligations under the Indemnification Agreements between the Company and its directors substantially in the form filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

          (b) For a period of six years following the Effective Time, the Surviving Corporation and Parent (each, an "Indemnifying Party") shall jointly and severally indemnify, defend and hold harmless the present and former officers and directors of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of (with the approval of Parent and the Surviving Corporation (which approval shall not unreasonably be withheld or delayed)), or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent permitted under the TBCA (and shall pay expenses (including fees and disbursements of counsel), as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under the TBCA, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by the TBCA).

          (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to the Surviving Corporation, (ii) the Indemnifying Parties shall jointly and severally pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Indemnifying Parties will use their reasonable best efforts to assist in the vigorous defense of any such matter, provided that no Indemnifying Party shall be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Parties wishing to claim indemnification under this Section 6.7, upon learning of any such Claim, shall notify the Indemnifying Parties (although the failure so to notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any liability which the Indemnifying Parties may have under this Section 6.7 except to the extent such failure prejudices the Indemnifying Parties), and shall, if requested, deliver to the Indemnifying Parties the undertaking contemplated by the TBCA. The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event, such additional counsel as may be required may be retained by the Indemnified Parties.

          (d) Commencing at the Effective Time, the directors and officers of the Surviving Corporation shall be insured under the policies of directors and officers insurance currently or hereafter maintained by Parent. In addition, for a period of six years after the Effective Time, Parent shall use commercially reasonable efforts to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms that are no less advantageous in any material respect to the persons covered thereby) with respect to claims arising from facts or events which occurred before the Effective Time; provided that Parent shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          (e) This Section 6.7 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on Parent, Merger Sub and the Surviving Corporation and their representative successors and assigns. No termination or modification of the obligations of the Indemnifying Parties under this Section 6.7 that adversely affects the rights of any Indemnified Party shall be effective against such Indemnified Party without his or her prior written consent.

          (f) The rights granted to the Indemnified Parties hereunder shall be in addition to, and not in limitation of, any other rights that the Indemnified Parties may have by contract, the TBCA, or otherwise.

          (g) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

     6.8 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

     6.9 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to approve and adopt the Agreement, to perform its obligations hereunder and to consummate the Merger on the terms and conditions set forth in this Agreement.

     6.10 Accounting for Merger. The Merger shall be accounted for under the purchase method.

     6.11 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation (in addition to Part Thirteen of the TBCA) shall become applicable to the transactions contemplated hereby, each of Parent and the Company and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     6.12 Board of Directors of Parent. At the Effective Time, the Board of Directors of Parent shall be expanded to add one additional member to Class I, which member shall be designated by mutual agreement of Parent and the Company from the current independent members of the Company's Board of Directors. If the individual so selected consents to serve as a director, such individual shall be elected as a director of Parent, effective as of the Effective Time, for a term expiring at Parent's next annual meeting of shareholders following the Effective Time at which the term of the class to which such director belongs expires, subject to being renominated as a director at the discretion of Parent's Board of Directors.

     6.13 Transition Employment. The Surviving Corporation shall continue to employ five (the "Transition Employees") of the persons listed on Exhibit 6.13 for a period of between three and nine months after the Effective Time at a salary for each Transition Employee equal to two times his current annual base salary on the date of this Agreement, pro rated for the number of days such person is so employed. Parent shall select the Transition Employees in its sole discretion, and shall notify the Company at least 20 days prior to the Effective Time of the names of the Transition Employees selected by Parent. In the event a person listed on Exhibit 6.13 leaves his employment with the Company prior to the Effective Time or any such Transition Employee notifies Parent and the Company prior to the Effective Time that he is unwilling to continue his employment with the Surviving Corporation, the Company shall have the opportunity to provide the name of a substitute employee having similar credentials and experience for Parent to consider.

     6.14 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Merger and the other transactions contemplated by this Agreement.

     6.15 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (unless such representation or warranty is qualified by materiality in which case notice shall be given if such representation or warranty would become untrue or inaccurate in any respect as so qualified) at or prior to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.16 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.16 Post-Closing Employee Benefits. After the Effective Time, employees of the Surviving Corporation and its Subsidiaries shall be entitled to benefits that are comparable to those in effect from time to time applicable to comparably located and situated employees of Parent and its Subsidiaries and each employee shall be entitled to receive severance on the same basis as currently applies to employees of Parent or its Subsidiaries. For all purposes other than benefit plan accrual, post-retirement medical plans and vacation policies, employees of the Surviving Corporation and its Subsidiaries shall be credited for service with the Company and its Subsidiaries and each employee shall be entitled to receive severance on the same basis as currently applies to employees of Parent or its Subsidiaries. For purposes of this Section 6.16, employees of the Surviving Corporation and its Subsidiaries, (i) shall not include persons (a) subject to a collective bargaining agreement, (b) on long-term disability (which persons shall be terminated prior to the Effective
Time) or (c) on short-term disability in excess of 90 days (which persons shall be terminated prior to the Effective Time) but (ii) shall include any employee on short-term disability for less than 90 days, absent as a result of a workers' compensation claim or on authorized leave (such as maternity, military, family and medical leave or other leave where return to work is subject to statutory requirements). Notwithstanding the foregoing, in no respect shall this Section
6.16 be interpreted to provide for a duplication of benefits.

     6.17 Parent Stockholder Authorization. Each of Parent, Merger Sub and the Company agrees that, in the event the Parent Stockholder Authorization shall be required in connection with the Merger, such parties shall amend this Agreement to provide that (a) obtaining the Parent Stockholder Authorization shall be a condition to each party's obligation to consummate the Merger, (b) either Parent or the Company shall have a right to terminate this Agreement if the required Parent Stockholder Authorization is not obtained at a special meeting of Parent stockholders held for that purpose, (c) Parent shall pay the Company a fee of $1 million, plus all actual, documented Third Party Costs (as defined in Section 8.5(b)), at the time of a termination pursuant to clause (b) of this Section 6.17, in cash by wire transfer to an account designated by the Company and (d) Parent shall have the equivalent obligations with respect to its special meeting of stockholders and the proxy statement related thereto as the Company to the extent relevant.

                                  ARTICLE VII

                               CLOSING CONDITIONS

     7.1 Conditions to Obligations of Each Party Under this Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC.

          (b) Shareholder Approval. The Company Shareholder Approval shall have been obtained and, if required, the Parent Stockholder Authorization shall have been obtained.

          (c) No Order. No governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (d) Tax Opinions. The Company shall have received an opinion of its tax counsel and Parent shall have received an opinion of its tax counsel, each dated as of the Closing Date, substantially to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such tax counsel of customary representation letters from each of the Company, Parent and Merger Sub, in each case, in form and substance reasonably satisfactory to such tax counsel. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          (e) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

          (f) AMEX. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the AMEX, subject to notice of issuance.

     7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent to effect the Merger and the other transactions contemplated in this Agreement, unless otherwise waived in writing, are also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct when made and on and as of the Effective Time as if made on and as of such date, except where failure to be so true and correct would not have a Material Adverse Effect on the Company, and except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except where the failure to be so true and correct would not have a Material Adverse Effect on the Company. Solely for purposes of this Section 7.2(a) and in determining compliance with the conditions set forth herein, any representation and warranty made by the Company in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality or the Material Adverse Effect on the Company were not contained therein. Parent shall have received a certificate of the President of the Company to such effect.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the President or Chief Financial Officer of the Company to such effect.

          (c) Affiliate Agreements. The affiliate agreements to be entered into prior to the Effective Time, as contemplated by Section 6.4, shall be in full force and effect.

          (d) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or combination of state of facts, events, changes or effects that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

          (e) Saudi Joint Venture. The Saudi Joint Venture Agreement shall have been amended or other arrangement shall be made prior to the Effective Time so that, as of and after the Effective Time, Parent shall be reasonably satisfied in its good faith judgment that the operations of Pool Arabia, Ltd. and Nadrico Saudi Company Limited will not be materially adversely affected by the Merger and that the Merger shall not result in a change in control of Pool Arabia, Ltd. under the provisions of the Saudi Joint Venture Agreement.

     7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement, unless otherwise waived in writing, is also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct when made and on and as of the Effective Time as if made on and as of such date, except where the failure to be so true and correct would not have a Material Adverse Effect on Parent, and except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except where the failure to be so true and correct would not have a Material Adverse Effect on Parent. Solely for purposes of this Section 7.3(a) and in determining compliance with the conditions set forth herein, any representation and warranty made by the Parent in this Agreement shall be read and interpreted as if the qualification stated therein with respect to materiality or Material Adverse Effect on Parent were not contained therein. The Company shall have received a certificate of the President of Parent to such effect.

          (b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such party on or prior to the Effective Time. The Company shall have received a certificate of the President of Parent and Merger Sub to that effect.

          (c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or combination of state of facts, events, changes or effects that has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.1  Termination.

          (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company, only in the following ways:

             (i) by mutual written consent of Parent and the Company;

             (ii) by Parent, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall be or shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (a "Terminating Company Breach"), provided that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 8.1(a)(ii);

             (iii) by the Company, upon a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall be or shall have become untrue, in either case such that the conditions set forth in
        Section 7.3(a) or Section 7.3(b) would not be satisfied (a "Terminating Parent Breach"), provided that if such Terminating Parent Breach is curable by Parent or Merger Sub through the exercise of its reasonable best efforts and for so long as Parent or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 8.1(a)(iii);

             (iv) by either Parent or the Company, if there shall be any order, decree or ruling of any United States federal or state court of competent jurisdiction, or any United States federal or state governmental, regulatory or administrative authority, which is final and nonappealable, permanently restraining, enjoining or otherwise preventing the consummation of the Merger;

             (v) By either Parent or the Company, if the Merger shall not have been consummated on or before October 1, 1999, provided, however, that such date shall be extended for up to an additional six months if the applicable waiting period under the HSR Act shall not have expired or been terminated by such date (unless the failure to consummate the Merger by the applicable date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

             (vi) by either Parent or the Company, if the shareholders' meeting provided for in Section 6.1 shall have been held and the Agreement shall fail to receive the requisite shareholder approval required by Section 7.1(b) at such meeting (including any adjournments and postponements thereof);

             (vii) by Parent, if, (A) the Board of Directors of the Company withdraws, or materially modifies or materially changes, its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Sub or shall have resolved to do any of the foregoing;
        (B) the Board of Directors of the Company (i) shall have recommended to the shareholders of the Company a Company Acquisition Proposal or (ii) after the expiration of ten business days following the commencement of any Company Acquisition Proposal that is a tender offer, shall have (1) failed to recommend against accepting such tender offer or (2) taken no position with respect thereto or (iii) resolved to do any of the foregoing; or (C) the Company shall have effected an amendment, waiver, termination or other alteration of the provisions of the Company Rights Plan in such a manner that any person (other than Parent or Merger Sub) shall have been permitted to acquire "beneficial ownership" or the right to acquire beneficial ownership of, or any "group" (as such terms are defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 15% of the then outstanding shares of Company Common Stock, in each case without triggering the Company Rights Plan or shall have resolved to do any of the foregoing;

             (viii) by the Company, if the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement or the Merger in order to approve and permit the Company to execute a definitive agreement providing for a Superior Proposal, and elects to terminate this Agreement effective prior to the satisfaction of the condition set forth in Section 7.1(b); provided that the Company may not effect such termination pursuant to this Section 8.1(a)(viii) unless and until (A) Parent receives at least five business days' prior written notice from the Company of its intention to effect such termination pursuant to this Section 8.1(a)(viii), which notice specifies the material terms and conditions of such Superior Proposal and identifies the person making such Superior Proposal; (B) during such period, the Company shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement that would enable the Company to proceed with the transactions contemplated by this Agreement on such adjusted terms; and provided, further, that any termination of this Agreement pursuant to this Section 8.1(a)(viii) shall not be effective until the Company has made the termination payment required by Section 8.5(b); or

             (ix) by the Company, if Parent shall have delivered to the Company the HSR Act Termination Notice.

          (b) Notwithstanding any of the foregoing, the right of any party hereto to terminate this Agreement pursuant to Section 8.1(a) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     8.2 Effect of Termination. Except as provided in Section 8.5 or Section 9.1, in the event of the termination of this Agreement pursuant to Section 8.1(a), this Agreement shall forthwith become void, there shall be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease.

     8.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of this Agreement and the Merger by the shareholders of the Company, no amendment shall be made which by the TBCA requires the further approval of shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     8.4  Waiver. At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein (other than those required to be complied with by applicable law). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     8.5  Fees; Expenses and Other Payments.

          (a) Except as provided in clauses (b), (c) and (d) of this Section 8.5, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, provided, however, that the allocable share of each of Parent and the Company for all costs and expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement shall be one-half. Notwithstanding anything to the contrary, all of the costs and expenses in connection with this Agreement and the transactions contemplated hereby incurred by the Company and the Parent shall, upon the consummation of the Merger, be borne by the Surviving Corporation.

          (b) If this Agreement is terminated for any reason pursuant to Section 8.1(a)(ii), (vii) or (viii), then the Company shall pay Parent a fee of $15 million, plus all actual, documented third party costs, including, but not limited to, filing fees and costs for attorneys, accountants and other advisors ("Third Party Costs") incurred by Parent, at the time of such termination in cash by wire transfer to an account designated by Parent.

          (c) If this Agreement is terminated by the Company pursuant to Section 8.1(a)(iii), then Parent shall pay the Company a fee of $15 million, plus all actual, documented Third Party Costs, at the time of such termination in cash by wire transfer to an account designated by the Company.

          (d) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(a)(vi), the Company shall pay Parent a fee of $1 million, plus all actual, documented Third Party Costs, at the time of such termination in cash by wire transfer to an account designated by Parent, provided, however, that if at or prior to the time the shareholders' meeting has been held there has been announced (whether or not rejected or withdrawn) any Company Acquisition Proposal and within 18 months thereafter the Company enters into any agreement with respect to any Company Acquisition Proposal, then the Company shall pay Parent an additional fee of $14 million, upon execution of such agreement in cash by wire transfer to an account designated by Parent.

          (e) The parties agree that the amounts provided in clauses (b), (c) and (d) of this Section 8.5 payable upon the occurrence of the events specified therein have been determined by negotiation and reflect their best estimate and judgment of the monetary value of the losses and damages to be incurred in connection with, and time, effort, expense and cost of opportunity associated with, the transactions contemplated in this Agreement, and the parties agree to accept payment of such amount as liquidated damages in full and complete satisfaction of all claims and expenses arising from the occurrence of such events (including, but not limited to, claims for specific performance and not as a penalty payment).

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1  Effectiveness of Representations, Warranties and Agreements.

          (a) Except as set forth in Section 9.1(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

          (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in
     Article I and II, and Sections 6.4(a), 6.7, 6.8, 6.10, 6.13 and 6.16 shall survive the Effective Time and those set forth in Sections 5.6, 8.2, 8.5 and Article IX shall survive the termination of this Agreement.

     9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, sent by expedited courier or messenger service, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

        (a) If to Parent or Merger Sub:

            Nabors Industries, Inc.
            515 West Greens Road, Suite 1200
            Houston, Texas 77067
            Attention: Anthony G. Petrello, President and Chief Operating
            Officer
            Telecopier No.: (281) 775-8188

            with a copy to:

            Nabors Corporate Services, Inc.
            515 West Greens Road, Suite 1200
            Houston, Texas 77067
            Attention: Legal Department
            Telecopier No.: (281) 775-8431

        (b) If to the Company:

            Pool Energy Services Co.
            10375 Richmond Avenue
            Houston, Texas 77042
            Attention: J.T. Jongebloed, Chairman, President and Chief Executive Officer
            Telecopier No.: (713) 954-3037

            with a copy to:

            Bracewell & Patterson, L.L.P.
            2900 South Tower Pennzoil Place
            711 Louisiana Street
            Houston, Texas 77002-2781
            Attention: Edgar J. Marston III
            Telecopier No.: (713) 221-1212

     Notice to a "copy to" address shall be provided as a courtesy, but shall not be deemed to be actual notice received by a party for any purpose. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     9.3  Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

          (b) "business day" means any day other than a day on which banks in the State of Texas are authorized or obligated to be closed.

          (c) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, by contract or credit arrangement or otherwise.

          (d) "knowledge" or "known" shall mean, with respect to any matter in question, if an executive officer of the Company or Parent, as the case may be, has actual knowledge of such matter.

          (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

          (f) "Significant Subsidiary" or "Significant Subsidiaries" means any Subsidiary of the Company or Parent, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

          (g) "Subsidiary" or "Subsidiaries" of the Company, Parent, the Surviving Corporation or any other person, means any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company, Parent, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     9.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.5 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     9.6 Entire Agreement. This Agreement (together with the Exhibits) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     9.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise except Merger Sub may, without the Company's approval, assign its interests to any wholly owned Subsidiary of Parent.

     9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Article II and Sections 6.7, 6.13 and 6.16), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as set forth in Section 8.5(c), all rights and remedies existing under this Agreement are in addition to, and not exclusive of, any rights or remedies otherwise available.

     9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law, except to the extent that the General Corporation Law of the State of Delaware shall be mandatorily applicable to the shares of Parent Common Stock issuable in the Merger.

     9.11 Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Texas, Houston Division, or any court of the State of Texas located in the City of Houston in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.11 and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of Texas other than for such purpose. PARENT, MERGER SUB AND THE COMPANY HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION, SUIT OR PROCEEDING.

     9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                            NABORS INDUSTRIES, INC

                                            By:   /s/ ANTHONY G. PETRELLO
                                              ----------------------------------
                                                     Anthony G. Petrello
                                                President and Chief Operating
                                                            Officer

                                            STARRY ACQUISITION CORP.

                                            By:   /s/ ANTHONY G. PETRELLO
                                              ----------------------------------
                                                     Anthony G. Petrello
                                                          President

                                            POOL ENERGY SERVICES CO.

                                            By:    /s/ J. T. JONGEBLOED
                                              ----------------------------------
                                                       J. T. Jongebloed
                                                   Chairman, President and
                                                   Chief Executive Officer

                                                                      APPENDIX B

January 10, 1999

Board of Directors
Pool Energy Services Co.
10375 Richmond Avenue
Houston, TX 77042

Members of the Board

     We understand that Pool Energy Services Co. (the "Company"), Nabors Industries, Inc. ("Nabors") and Starry Acquisition Corp., a wholly owned subsidiary of Nabors ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger substantially in the form of the draft dated January 10, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, Company will become a wholly owned subsidiary of Nabors and each outstanding share of common stock, no par value per share, of the Company (the "Common Stock"), other than shares held in treasury or held by Nabors or any subsidiary of Nabors, will be converted into the right to receive 1.025 (the "Exchange Ratio") shares of common stock, par value $0.10 per share, of Nabors ("Nabors Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Common Stock, other than Nabors, Acquisition Sub and their subsidiaries.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

          (iii) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

          (iv) reviewed the reported prices and trading activity for the Common Stock; compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (v) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (vi) reviewed certain publicly available financial statements and other information of Nabors;

          (vii) reviewed the reported prices and trading activity for Nabors Common Stock; compared the financial performance of Nabors and the prices and trading activity of the Nabors Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (viii) reviewed the pro forma impact of the Merger on Nabors earnings per share, cash flow, capitalization and financial ratios;

          (ix) reviewed the draft Merger Agreement and certain related documents;

          (x) participated in discussions and negotiations among representatives of the Company and Nabors and their financial and legal advisors; and

          (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have assumed that the Merger Agreement, when executed and delivered, will not contain any terms or conditions that differ materially from the draft which we have reviewed and that the Merger will be consummated in accordance with the terms of Merger Agreement without any waiver of any material term or condition thereof. We have also assumed that the Merger will be treated as a tax-fee reorganization and/or exchange, pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Nabors, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and Nabors, for our own account and for the account of customers. In the past, Morgan Stanley & Co. Incorporated and its affiliates ("Morgan Stanley") have provided financial advisory and financing services for the Company and Nabors and have received fees for the rendering of these services and may have other business relationships with the Company and Nabors and their affiliates in the future.

     It is understood that this letter is for the information of the Board of Directors of the Company, except that this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which Nabors Common Stock will trade following the consummation of the Merger or address the Company's underlying business decision to effect the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company or Nabors should vote at the shareholders' meeting held in connection with the Merger.

     Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of the Common Stock, other than Nabors, Acquisition Sub and their subsidiaries.

                                            Very truly yours,

                                            MORGAN STANLEY & CO. INCORPORATED

                                            By:   /s/ STEPHEN M. TRAUBER
                                              ----------------------------------
                                                      Stephen M. Trauber
                                                      Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits the indemnification of directors, employees and agents of Delaware corporations.

     Consistent therewith, Article Seventh of the Certificate of Incorporation of the Registrant states as follows:

          (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter collectively referred to as a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

          (b) The right to indemnification conferred in this Section shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

          (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          (e) Any repeal or modification of this Section directly or indirectly, such as by adoption of an inconsistent provision of this Certificate of Incorporation, shall not apply to or have any effect on the rights of any officer and director to indemnification and advancement of expenses with respect to any acts or omissions occurring prior to such repeal or modification.

          (f) If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer of the Corporation as to expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) with respect to any proceeding to the full extent permitted by any applicable portion of this Section that shall not have been invalidated and to the full extent permitted by applicable law.

     The Registrant has entered into agreements with each of its directors and officers indemnifying each of them against expenses, settlements, judgments and fines in connection with any threatened, pending or completed action, suit, arbitration or proceeding where the individual's involvement is by reason of the fact that he is or was a director or officer or served at the Registrant's request as a director or officer of another organization, except that indemnification is not provided against judgments or fines in a derivative suit unless permitted by Delaware law.

     The officers and directors of the Registrant are covered by directors and officers insurance aggregating $25,000,000.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1            -- Agreement and Plan of Merger, dated as of January 10,
                            1999, among Nabors Industries, Inc., Starry Acquisition
                            Corp. and Pool Energy Services Co. (incorporated by
                            reference to Exhibit 2.1 of the Form 8-K filed by Nabors
                            Industries, Inc. (Commission File No. 1-9245) with the
                            Securities and Exchange Commission on January 11, 1999).
          2.2*           -- First Amendment to Agreement and Plan of Merger, dated as of August 6, 1999.
          3.1            -- Restated Certificate of Incorporation of Nabors
                            Industries, Inc. (incorporated by reference to Exhibit
                            3.1 of the Quarterly Report on Form 10-Q of Nabors
                            Industries, Inc. (Commission File No. 1-9245) for the
                            quarter ended March 31, 1997).
          3.2            -- Restated By-Laws of Nabors Industries, Inc. (incorporated by reference to Exhibit 3.2 of the Annual Report on Form
                            10-K of Nabors Industries, Inc. (Commission File No.
                            1-9245) for the fiscal year ended September 30, 1997).
          5*             -- Opinion of Katherine P. Ellis, Senior Counsel, Nabors
                            Corporate Services, Inc., regarding the shares to be
                            issued in the merger.
          8.1*           -- Opinion of Bracewell & Patterson, L.L.P. regarding
                            certain federal income tax considerations.
          8.2*           -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                            regarding certain federal income tax considerations.
         23.1*           -- Consent of Deloitte & Touche LLP regarding the financial statements of Pool Energy Services Co.
         23.2*           -- Consent of PricewaterhouseCoopers LLP regarding the
                            financial statements of Nabors Industries, Inc.
         23.3*           -- Consent of Grant Thorton LLP regarding the financial
                            statements of Bayard Drilling Technologies, Inc.
         23.4*           -- Consent of PricewaterhouseCoopers LLP regarding the
                            financial statements of Bayard Drilling Technologies,
                            Inc.
         23.5*           -- Consent of PricewaterhouseCoopers LLP regarding the
                            incorporation by reference of financial statements of
                            Ward Drilling Company, Inc.
         23.6*           -- Consent of PricewaterhouseCoopers LLP regarding the
                            incorporation by reference of the financial statements of
                            Trend Drilling Company, Inc.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         23.7*           -- Consent of Ernst & Young LLP regarding the incorporation by reference of the financial statements of Bonray
                            Drilling Corporation.
         23.8*           -- Consent of Morgan Stanley & Co. Incorporated (included in
                            Annex B to the Proxy Statement/Prospectus included in
                            this Registration Statement).
         23.9*           -- Consent of Katherine P. Ellis, Senior Counsel, Nabors
                            Corporate Services, Inc. (included in Exhibit 5).
         23.10*          -- Consent of Bracewell & Patterson, L.L.P. (included in
                            Exhibit 8.1).
         23.11*          -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                            (included in Exhibit 8.2).
         24*             -- Power of Attorney (included on the signature page of this
                            Registration Statement).
         99.1*           -- Form of proxy card.
         99.2*           -- Opinion of Morgan Stanley & Co. Incorporated as to the
                            fairness of the consideration to be received by the
                            shareholders of Pool Energy Services Co. (attached as
                            Appendix B to the Proxy Statement/Prospectus included in
                            this Registration Statement).

---------------

*  Filed with this Registration Statement.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on the 9th day of August, 1999.

                                            NABORS INDUSTRIES, INC.

                                            By:   /s/ ANTHONY G. PETRELLO
                                              ----------------------------------
                                                     Anthony G. Petrello,
                                                President and Chief Operating
                                                            Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature to this Registration Statement appears below hereby appoints Anthony G. Petrello or Bruce P. Koch as his attorney-in-fact to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement which amendment or amendments or Registration Statement may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----
              /s/ EUGENE M. ISENBERG                   Chairman, Chief Executive         August 9, 1999
---------------------------------------------------      Officer and Director
                Eugene M. Isenberg                       (principal executive
                                                         officer)

              /s/ ANTHONY G. PETRELLO                  President, Chief Operating        August 9, 1999
---------------------------------------------------      Officer and Director
                Anthony G. Petrello

              /s/ RICHARD A. STRATTON                  Vice Chairman and Director        August 9, 1999
---------------------------------------------------
                Richard A. Stratton

                 /s/ BRUCE P. KOCH                     Vice President -- Finance         August 9, 1999
---------------------------------------------------      (principal financial and
                   Bruce P. Koch                         accounting officer)

                /s/ HANS W. SCHMIDT                    Director                          August 9, 1999
---------------------------------------------------
                  Hans W. Schmidt

              /s/ MYRON M. SHEINFELD                   Director                          August 9, 1999
---------------------------------------------------
                Myron M. Sheinfeld

                  /s/ JACK WEXLER                      Director                          August 9, 1999
---------------------------------------------------
                    Jack Wexler

               /s/ MARTIN J. WHITMAN                   Director                          August 9, 1999
---------------------------------------------------
                 Martin J. Whitman

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.1            -- Agreement and Plan of Merger, dated as of January 10,
                            1999, among Nabors Industries, Inc., Starry Acquisition
                            Corp. and Pool Energy Services Co. (incorporated by
                            reference to Exhibit 2.1 of the Form 8-K filed by Nabors
                            Industries, Inc. (Commission File No. 1-9245) with the
                            Securities and Exchange Commission on January 11, 1999).
          2.2*           -- First Amendment to Agreement and Plan of Merger, dated as of August 6, 1999.
          3.1            -- Restated Certificate of Incorporation of Nabors
                            Industries, Inc. (incorporated by reference to Exhibit
                            3.1 of the Quarterly Report on Form 10-Q of Nabors
                            Industries, Inc. (Commission File No. 1-9245) for the
                            quarter ended March 31, 1997).
          3.2            -- Restated By-Laws of Nabors Industries, Inc. (incorporated by reference to Exhibit 3.2 of the Annual Report on Form
                            10-K of Nabors Industries, Inc. (Commission File No.
                            1-9245) for the fiscal year ended September 30, 1997).
          5*             -- Opinion of Katherine P. Ellis, Senior Counsel, Nabors
                            Corporate Services, Inc., regarding the shares to be
                            issued in the merger.
          8.1*           -- Opinion of Bracewell & Patterson, L.L.P. regarding
                            certain federal income tax considerations.
          8.2*           -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                            regarding certain federal income tax considerations.
         23.1*           -- Consent of Deloitte & Touche LLP regarding the financial statements of Pool Energy Services Co.
         23.2*           -- Consent of PricewaterhouseCoopers LLP regarding the
                            financial statements of Nabors Industries, Inc.
         23.3*           -- Consent of Grant Thorton LLP regarding the financial
                            statements of Bayard Drilling Technologies, Inc.
         23.4*           -- Consent of PricewaterhouseCoopers LLP regarding the
                            financial statements of Bayard Drilling Technologies,
                            Inc.
         23.5*           -- Consent of PricewaterhouseCoopers LLP regarding the
                            incorporation by reference of financial statements of
                            Ward Drilling Company, Inc.
         23.6*           -- Consent of PricewaterhouseCoopers LLP regarding the
                            incorporation by reference of the financial statements of
                            Trend Drilling Company, Inc.
         23.7*           -- Consent of Ernst & Young LLP regarding the incorporation by reference of the financial statements of Bonray
                            Drilling Corporation.
         23.8*           -- Consent of Morgan Stanley & Co. Incorporated (included in
                            Annex B to the Proxy Statement/Prospectus included in
                            this Registration Statement).
         23.9*           -- Consent of Katherine P. Ellis, Senior Counsel, Nabors
                            Corporate Services, Inc. (included in Exhibit 5).
         23.10*          -- Consent of Bracewell & Patterson, L.L.P. (included in
                            Exhibit 8.1).
         23.11*          -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                            (included in Exhibit 8.2).
         24*             -- Power of Attorney (included on the signature page of this
                            Registration Statement).
         99.1*           -- Form of proxy card.
         99.2*           -- Opinion of Morgan Stanley & Co. Incorporated as to the
                            fairness of the consideration to be received by the
                            shareholders of Pool Energy Services Co. (attached as
                            Appendix B to the Proxy Statement/Prospectus included in
                            this Registration Statement).

---------------

*  Filed with this Registration Statement.